                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-85985


                              OHSL FINANCIAL CORP.
                              5889 BRIDGETOWN ROAD
                             CINCINNATI, OHIO 45248


Dear OHSL Financial Corp. Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of OHSL to be held at 10:00 a.m. Eastern time on October 25, 1999, at Dante's Restaurant, Rybolt Road, Cincinnati, Ohio.

         At the Special Meeting, you will be asked to vote on the proposed acquisition of OHSL by Provident Financial Group, Inc. If the acquisition is approved by the holders of a majority of OHSL shares and certain other conditions occur, OHSL stockholders will become Provident Financial stockholders.

         The number of shares of Provident Financial common stock to be received by OHSL stockholders in exchange for each outstanding share of OHSL common stock will be determined based on an average Provident Financial share price. The average Provident Financial share price is the 10-day average closing price of Provident Financial common stock ending two days before the closing of the acquisition. Each OHSL stockholder will receive $22.50 worth of Provident Financial common stock if the average Provident Financial share price is between $40.00 and $50.00. If the average Provident Financial share price is below $40.00, each OHSL stockholder will receive 0.5625 shares of Provident Financial common stock for each share of OHSL common stock. If this price is above $50.00, each OHSL stockholder will receive 0.45 shares of Provident Financial common stock for each share of OHSL common stock.

         Your Board of Directors has received an opinion from McDonald Investments Inc., its financial advisor, to the effect that as of such date the Exchange Ratio is fair to OHSL stockholders from a financial point of view.

         Your Board of Directors unanimously approved the acquisition and believes that it is in the best interest of OHSL stockholders. The Board unanimously recommends and advises that you approve the acquisition at the Special Meeting so that the transaction may be completed.

         In the materials accompanying this letter you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus and a proxy card. The Proxy Statement/Prospectus more fully describes the proposed transaction. We encourage you to read these materials carefully.

         Whether or not you plan to attend the Special Meeting, please take the time to vote by completing, signing and returning to us the enclosed proxy card. A postage paid envelope is enclosed for your convenience. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. Even if you plan to attend the Special Meeting, please complete, sign and return your proxy card. By following certain procedures discussed in the accompanying Proxy Statement/Prospectus, you can later revoke your proxy if you wish.

                                                 Sincerely,

                                                 /s/ Norbert G. Brinker
                                                 Norbert G. Brinker
                                                 Chairman of the Board

                              OHSL FINANCIAL CORP.
                              5889 BRIDGETOWN ROAD
                             CINCINNATI, OHIO 45248
                            ------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 25, 1999

         Notice is hereby given that a Special Meeting of Stockholders ("Special Meeting") of OHSL Financial Corp. ("OHSL") will be held on October 25, 1999 at Dante's Restaurant, Rybolt Road, Cincinnati, Ohio. The Special Meeting will start at 10:00 a.m., Eastern time.

         The Special Meeting will be held for the following purposes:

         (1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated August 2, 1999 (the "Merger Agreement"). The Merger Agreement provides for, among other things, the acquisition of OHSL by Provident Financial Group, Inc. through the merger of OHSL Financial Corp. with and into Provident Financial and the merger of Oak Hills Savings and Loan Company with and into The Provident Bank. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement/Prospectus accompanying this Notice.

         (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof (including adjournment of the Special Meeting to allow for additional solicitation of stockholder votes in order to obtain a quorum or to obtain the required vote in favor of the Merger Agreement).

         Only holders of OHSL common stock of record as of the close of business on September 24, 1999 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

         The transaction will not be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the shares of OHSL common stock entitled to vote at the Special Meeting.

         Whether or not you plan to be present at the Special Meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed postage paid envelope. If you plan to attend the Special Meeting, please mark the appropriate space on the enclosed proxy card.

         THE OHSL BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING SO THAT THE TRANSACTION MAY BE COMPLETED.


                                          BY ORDER OF THE BOARD OF DIRECTORS,

Cincinnati, Ohio
September 24, 1999

                                 PROXY STATEMENT
                             FOR SPECIAL MEETING OF
                                 STOCKHOLDERS OF
                              OHSL FINANCIAL CORP.

Subject to certain conditions, Provident Financial Group, Inc. has agreed to acquire OHSL (the "Acquisition") through the mergers of OHSL into Provident Financial and Oak Hills Savings and Loan Company, F.A. into The Provident Bank. Stockholders of OHSL would become stockholders of Provident Financial.

On September 23, 1999, the last reported sales prices on the Nasdaq National Market of OHSL common stock and Provident Financial common stock were $19.00 and $36.938 per share, respectively.

The Acquisition cannot occur unless the holders of a majority of OHSL shares approve it. The OHSL Board of Directors has scheduled a special meeting of OHSL stockholders ("Special Meeting") to vote on the Acquisition as follows:

                                October 25, 1999
                             10:00 a.m. Eastern time


                                   PROSPECTUS
                                       OF
                         PROVIDENT FINANCIAL GROUP, INC.

                                  COMMON STOCK

This Proxy Statement/Prospectus provides you with detailed information about the proposed Acquisition. OHSL has provided the information concerning OHSL and Provident Financial has provided the information concerning Provident Financial. Please see "Where You Can Find More Information" for additional information about OHSL and Provident Financial on file with the Securities and Exchange Commission. This document also incorporates important business and financial information about OHSL and Provident Financial that is not delivered with this document. You may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from OHSL and Provident Financial at the following addresses:

OHSL Financial Corp.                             Provident Financial Group, Inc.
5889 Bridgetown Road                             One East Fourth Street
Cincinnati, Ohio 45248                           Cincinnati, Ohio 45202
Attn: Patrick J. Condren                         Attn: Mark E. Magee
(513) 574-3322                                   (513) 579-2000

If you would like to request documents from OHSL or Provident Financial, please do so by October 15, 1999 to receive them before the OHSL Special Meeting. If you request any such documents, the companies will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.


This Proxy Statement/Prospectus and proxy card are being mailed to stockholders of OHSL beginning about September 27, 1999.

                        --------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE PROVIDENT FINANCIAL COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD BE AWARE THAT THIS IS A COMPLICATED TRANSACTION. WE URGE OHSL STOCKHOLDERS TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE UNDER "RISK FACTORS".

        The date of this Proxy Statement/Prospectus is September 24, 1999

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION ...........................................1

SUMMARY ...............................................................................3
    The Companies .....................................................................3
    Recent Developments ...............................................................3
    Reasons For the Acquisition .......................................................3
    Recommendation to Stockholders ....................................................3
    The Acquisition....................................................................3
    Conditions to Completing the Acquisition ..........................................4
    Termination of the Merger Agreement ...............................................4
    Stock Option Agreement ............................................................4
    Certain Federal Income Tax Considerations .........................................4
    Comparative Stock Prices ..........................................................5
    Accounting Treatment ..............................................................5
    Required Regulatory Approvals .....................................................5
    No Dissenters' Rights .............................................................5
    Interests of Certain Persons ......................................................5
    Vote Required .....................................................................5
    Comparison of Stockholder Rights ..................................................5
    Opinion of Financial Advisor ......................................................5

PROVIDENT FINANCIAL
     SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA ..................................6

OHSL SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA ..................................8

COMPARATIVE PER SHARE DATA ............................................................9

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION .....................................11

FORWARD LOOKING STATEMENTS ...........................................................12

RISK FACTORS .........................................................................13

THE SPECIAL MEETING ..................................................................16
    Introduction .....................................................................16
    Matters to be Considered; Board of Directors Recommendation ......................16
    Record Date and Voting ...........................................................16
    Vote Required ....................................................................17
    Revocability of Proxies ..........................................................17
    Solicitation of Proxies ..........................................................18
    Adjournment of the Special Meeting ...............................................18
    No Dissenters' Rights ............................................................18

THE ACQUISITION ......................................................................18
    Form of the Acquisition ..........................................................18
    Background of the Acquisition ....................................................18
    Reasons for the Acquisition ......................................................21
    Opinion of OHSL's Financial Advisor ..............................................22
    Interests of Certain Persons .....................................................29
    Federal Income Tax Consequences ..................................................29
    Federal Securities Law Consequences ..............................................31
    Certain Effects of the Acquisition ...............................................31
    Conduct of Business if Acquisition Not Consummated ...............................31
    Regulatory Filings and Approvals .................................................31

THE MERGER AGREEMENT .................................................................33
    Terms of the Acquisition .........................................................33
    Exchange of Certificates .........................................................34
    Representations and Warranties ...................................................35
    Conduct of Business Pending the Merger ...........................................36
    Additional Agreements ............................................................38
    Conditions to the Merger .........................................................38

STOCK OPTION AGREEMENT BETWEEN PROVIDENT FINANCIAL AND OHSL ..........................41
    Exercise of Stock Option .........................................................41
    Termination of Stock Option ......................................................41
    Adjustment of Number of Shares Subject to Option .................................42
    Repurchase of Option Shares ......................................................42
    Registration Rights ..............................................................43
    Effect of Stock Option Agreement .................................................43

PROVIDENT FINANCIAL GROUP, INC. ......................................................43
    General ..........................................................................43
    Recent Development ...............................................................43

OHSL FINANCIAL CORP. .................................................................44

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS OF OHSL ................................................44
    Financial Condition ..............................................................44
    Results of Operations ............................................................45
    Comparison of Operating Results for the Six Months
     Ended June 30, 1999 and 1998 ....................................................45
    Comparison of Operating Results for the Years
     Ended December 31, 1998 and 1997 ................................................47
    Comparison of Operating Results for the Years
     Ended December 31, 1997 and 1996 ................................................49
    Liquidity and Capital Resources ..................................................51
    Year 2000 Issues .................................................................52
    Impact of Inflation and Changing Prices ..........................................53
    New Accounting Pronouncements ....................................................53

    Market Risk Disclosures ............................................................54

DESCRIPTION OF PROVIDENT FINANCIAL CAPITAL STOCK .......................................55

COMPARISON OF STOCKHOLDER RIGHTS .......................................................56
    General ............................................................................56
    Classified Board of Directors ......................................................56
    Number of Directors ................................................................57
    Removal of Directors ...............................................................57
    Vacancies ..........................................................................57
    Special Meetings ...................................................................57
    Cumulative Voting ..................................................................57
    Advance Notice Provisions for Stockholder Nominations and
     Stockholder Proposals .............................................................58
    Amendments to Charter Documents ....................................................58
    Mergers, Acquisitions and Other Transactions .......................................59
    Transactions with Interested Stockholders ..........................................59
    Appraisal Rights ...................................................................61
    Liability of Directors and Executive Officers ......................................61

SECURITY OWNERSHIP OF CERTAIN
    BENEFICIAL OWNERS AND MANAGEMENT ...................................................63

LEGAL MATTERS ..........................................................................63

EXPERTS ................................................................................64

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING ..........................................64

WHERE YOU CAN FIND MORE INFORMATION ....................................................64
    OHSL SEC Filings ...................................................................65
    Provident Financial SEC Filings ....................................................65

                             INDEX OF DEFINED TERMS

                                                                      Page No.
                                                                      --------
Acquisition                                                               3

Cash-Out Amount                                                          42

Closing Date                                                             33

Common Exchange Value                                                    33

Comparable Asset Quality                                                 26

Comparable Asset Size                                                    26

Comparable Capitalization                                                26

Comparable Profitability                                                 26

Comparable Regional Deals                                                26

DOJ                                                                      32

Effective Time                                                           33

Exchange Ratio                                                           22

Market/Offer Price                                                       42

Merger Agreement                                                          3

Nasdaq                                                                    5

Oak Hills                                                                 3

Per Share Consideration                                                  22

Record Date                                                              16

Redemption Amount                                                        42

Securities and Exchange Commission                                       64

Special Meeting                                                          16

Stock Option Agreement                                                    3

                   QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q.       WHY DO OHSL AND PROVIDENT FINANCIAL WANT TO MERGE?

A. OHSL believes that stockholder value will be maximized and that its customers will benefit through an affiliation with Provident Financial. Provident Financial wants to better serve its customers in OHSL's service areas and to expand Provident Financial's presence in those markets

Q.       HOW WILL I BENEFIT?

A. The OHSL Board of Directors believes that you will benefit by becoming a stockholder of a bank holding company with a strong financial performance record. The OHSL Board also believes that you will benefit from the opportunity for potential future appreciation of Provident Financial shares.

Q.       WHAT WILL I RECEIVE FOR MY OHSL SHARES?

A. The total number of Provident Financial shares to be issued in the transaction will be determined by dividing $57,162,375 by an average Provident Financial share price determined over a ten day trading period ending two days prior to closing. You will receive a proportionate number of Provident Financial shares to be issued to OHSL stockholders. However, if the average price of Provident Financial shares is greater than $50 you will receive .45 Provident Financial shares for each OHSL share. If the average price of Provident Financial shares is less than $40 you will receive .5625 Provident Financial shares for each OHSL share you own. As of September 23, 1999, the Provident Financial share price was $36.938 which would result in each OHSL share receiving .5625 shares of Provident Financial with an equivalent value of $20.78.

Q:       WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE ACQUISITION?

A: In general, you will not recognize any gain or loss for federal income tax purposes as a result of the Acquisition, except to the extent of any gain with respect to any cash payment you receive instead of any fractional share of Provident Financial common stock.

Q:       WHEN DO YOU EXPECT THE ACQUISITION TO BE COMPLETED?

A: We plan to complete the transaction as soon as possible after the Special Meeting, assuming the required stockholder approval is obtained. The transaction is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions. We expect the transaction to be completed in December, 1999.

Q.       WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A. The Special Meeting will be held at 10:00 a.m. Eastern time on October 25, 1999 at Dante's Restaurant, Rybolt Road, Cincinnati, Ohio.

Q:       WHAT DO I NEED TO DO NOW?

A: Just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the Special Meeting, which will take place on October 25, 1999.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your OHSL shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:       MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in three ways. First, you can send OHSL a written statement that you would like to revoke your proxy. Second, you can send OHSL a new signed and later-dated proxy card. Third, you can attend the Special Meeting and vote in person. However, your attendance alone will not revoke your proxy.

Q.       HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Acquisition.

Q.       WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A.       Not voting will have the same effect as voting against the Acquisition.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. If the Acquisition is completed, OHSL stockholders will receive written instructions for exchanging their stock certificates.

Q.       WHO CAN ANSWER MY QUESTIONS ABOUT THE ACQUISITION?

A.       If you have more questions about the Acquisition, please call Patrick
         J. Condren at OHSL, at (513) 574-3322.

         In addition, the firm of Kissel-Blake will be assisting OHSL in soliciting proxies for the Special Meeting. Any questions you have regarding the Acquisition can also be directed to Kissel-Blake at (800) 498-2628.

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the Acquisition more fully and for a complete description of the legal terms of the Acquisition, you should read carefully this entire document and the documents we have referred to you. See the section of this Proxy Statement/Prospectus entitled "Where You Can Find More Information" appearing on page 64.

         Throughout this Proxy Statement/Prospectus, the term "Acquisition" refers to Provident Financial's acquisition of OHSL through the mergers of OHSL into Provident Financial and Oak Hills Savings and Loan Company, F.A. ("Oak Hills"), OHSL's wholly-owned subsidiary, into The Provident Bank, Provident Financial's wholly-owned subsidiary. The term "Merger Agreement" refers to the Agreement and Plan of Merger dated August 2, 1999, a copy of which is included at the back of this Proxy Statement/Prospectus as Annex A. The term "Stock Option Agreement" refers to the Stock Option Agreement dated as of August 2, 1999, a copy of which is included in this Proxy Statement/Prospectus as Annex B.

                                  THE COMPANIES

OHSL FINANCIAL CORP.
5889 Bridgetown Road
Cincinnati, Ohio 45248
(513)574-3322

OHSL is a savings and loan holding company which owns all of the outstanding stock of Oak Hills Savings and Loan Company, F.A. Oak Hills is a federally chartered thrift institution which serves the financial needs of families and local businesses in its primary market area, southwestern Hamilton County, Ohio, through its main office and five branch offices.

PROVIDENT FINANCIAL GROUP, INC.
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2000

Provident Financial is a Cincinnati-based commercial banking and financial services company with full service banking operations in Ohio, northern Kentucky and southwestern Florida.

                               RECENT DEVELOPMENTS

On August 16, 1999, Provident Financial announced its agreement to acquire Fidelity Financial of Ohio, Inc. Fidelity Financial, with $808.5 million in assets, operates 15 full-service banking offices in the Cincinnati, Ohio area through its subsidiary, Centennial Bank.

                           REASONS FOR THE ACQUISITION

OHSL and Provident Financial have proposed the Acquisition in order to strengthen Provident Financial and to serve the long-term interests of OHSL and its stockholders.

                         RECOMMENDATION TO STOCKHOLDERS

The OHSL Board of Directors unanimously recommends that OHSL stockholders adopt the Merger Agreement at the Special Meeting so that the transaction may be completed.

                                 THE ACQUISITION

In the Acquisition, OHSL will merge into Provident Financial, and Oak Hills will merge into The Provident Bank. The stockholders of OHSL will become stockholders of Provident Financial. For a description of what OHSL stockholders will receive in the Acquisition, see "The Merger Agreement - Terms of the Acquisition" on page 33 of this Proxy Statement/Prospectus. Based on the last reported sales price of Provident Financial common stock ($36.938 per share as of the trading day immediately preceding the date of this Proxy Statement/Prospectus), the total shares of Provident Financial common stock to be issued in the Acquisition to OHSL stockholders would be 1,429,060. The actual number of shares will depend upon the average of the daily closing prices of Provident Financial common stock for the ten trading days ending the second day before the closing of the Acquisition. We encourage you to read the Merger Agreement because it is the legal document that governs the Acquisition.

                    CONDITIONS TO COMPLETING THE ACQUISITION

Completion of the Acquisition depends upon satisfaction of a number of conditions, including the following, among others:

o OHSL's stockholders must adopt the Merger Agreement by a vote of a majority of the outstanding shares; and

o The Federal Reserve Board and Ohio Department of Financial Institutions must approve the Acquisition; and

o Provident Financial's tax counsel must provide a tax opinion that the Acquisition will be a tax-free reorganization to the stockholders of OHSL; and

o The unaudited financial statements of OHSL at closing must reflect stockholders' equity of at least $28,000,000 after disregarding certain costs of the Acquisition and other specified items.

To the extent permitted by law, certain of the closing conditions may be waived by the party entitled to assert them. The OHSL Board of Directors does not currently intend to resolicit stockholder approval for its waiver of any of the conditions mentioned above.

                       TERMINATION OF THE MERGER AGREEMENT

The Merger Agreement may be terminated for a number of reasons including, among others, the following:

o        by mutual agreement of Provident Financial and OHSL;

o by breach of the representations and warranties by any party to the Merger Agreement;

o        if regulatory approval is denied;

o if OHSL stockholder approval is denied or OHSL's Board of Directors withdraws or modifies its recommendation for the Acquisition; or

o if the average daily per share closing price of Provident Financial common stock falls below $36.00 for the ten trading days ending two days before closing.

                             STOCK OPTION AGREEMENT

As an inducement and condition to Provident Financial's entering into the Merger Agreement, OHSL granted Provident Financial an option to purchase 459,450 shares of OHSL common stock at a price of $17.30 per share, on certain terms and conditions. The option is exercisable only upon certain events causing termination of the Merger Agreement or the Board of Directors of OHSL or Oak Hills recommending, approving or entering into a merger or material transfer or sale of assets with a party other than Provident Financial.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

OHSL and Provident Financial have structured the Acquisition to qualify as a tax-free reorganization for federal income tax purposes. Assuming that the Acquisition qualifies as a reorganization, none of Provident Financial, OHSL nor their stockholders will recognize any gain or loss for federal income tax purposes in the Acquisition except for any gain recognized with respect to cash payment received in lieu of a fractional share of Provident Financial common stock. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the Acquisition. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE ACQUISITION TO YOU MAY DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE ACQUISITION TO YOU.

                            COMPARATIVE STOCK PRICES

Provident Financial common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "PFGI". OHSL common stock is traded on Nasdaq under the symbol "OHSL". On August 2, 1999, the last trading day ending prior to the public announcement of the proposed Acquisition, the last reported Nasdaq sales price for OHSL common stock was $15.25 and for Provident Financial common stock was $43.25. On September 23, 1999 the last reported sales price for OHSL common stock was $19.00 and for Provident Financial common stock was $36.938.

Provident Financial will file an application to list on Nasdaq the shares of Provident Financial common stock to be issued in the Acquisition.

                              ACCOUNTING TREATMENT

The Acquisition will be accounted for by Provident Financial under the purchase method of accounting.

                          REQUIRED REGULATORY APPROVALS

Consummation of the Acquisition is subject to approval by the Federal Reserve Board, Office of Thrift Supervision and the Ohio Department of Financial Institutions.

                              NO DISSENTERS' RIGHTS

Under applicable law, OHSL stockholders do not have appraisal rights in connection with the Acquisition.

                          INTERESTS OF CERTAIN PERSONS

Some of OHSL's executive officers have interests in the Acquisition that may conflict with those of OHSL's stockholders. OHSL has entered into employment agreements with its four senior officers that provide for payments to such officers if they are terminated following a change in control of OHSL. These agreements provide for the payments of salaries and other employee benefits.

                                  VOTE REQUIRED

The affirmative vote of holders of at least a majority of the outstanding shares of OHSL common stock is required to approve the Merger Agreement. Directors and executive officers of OHSL are entitled to vote 494,635 shares or approximately 19.8% of the outstanding shares of OHSL common stock.

                        COMPARISON OF STOCKHOLDER RIGHTS

Delaware General Corporation Law and OHSL's Certificate of Incorporation and Bylaws currently govern your rights as a stockholder of OHSL. Provident Financial is an Ohio corporation, and, if the Acquisition is completed, Ohio General Corporation Law and Provident Financial's Articles of Incorporation and Code of Regulations will govern your stockholder rights. Ohio General Corporation Law and Provident Financial's Articles of Incorporation and Code of Regulations differ from Delaware General Corporation Law and OHSL's Certificate of Incorporation and Bylaws in certain respects.

                          OPINION OF FINANCIAL ADVISOR

In deciding to approve the Acquisition, OHSL's Board of Directors considered, among other things, the opinion of its financial advisor, McDonald Investments Inc., that the Exchange Ratio to be received by OHSL stockholders in the Acquisition was fair, from a financial point of view, as of such date. The opinion of McDonald Investments Inc. is attached as Annex C to this Proxy Statement/Prospectus. We encourage you to read this opinion.

                              PROVIDENT FINANCIAL
                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following is a summary of selected financial data for Provident Financial and its subsidiaries for the six month periods ended June 30, 1999 and June 30, 1998 and the five years ended December 31, 1998. This summary should be read in conjunction with the financial statements and their notes which are incorporated by reference to this document.

                                         SIX MONTHS ENDED JUNE 30,                  YEARS ENDED DECEMBER 31,
                                        -------------------------                   ------------------------
                                         1999                  1998                 1998                 1997
                                   ------------------------------------        ----------------------------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Earnings:
 Total Interest Income               $    320,368          $   302,485          $   633,760          $   571,812
 Total Interest Expense                  (168,943)            (166,982)            (347,067)            (309,212)
                                     ------------          -----------          -----------          -----------
  Net Interest Income                     151,425              135,503              286,693              262,600
 Provision for Loan
   and Lease Losses                       (20,950)             (10,000)             (31,200)             (44,750)
 Non-Interest Income                      123,484              106,536              222,987              172,658
 Non-Interest Expense                    (146,959)            (135,535)            (302,406)            (225,978)
                                     ------------          -----------          -----------          -----------
  Income Before Income
    Taxes                                 107,000               96,504              176,074              164,530
 Applicable Income Taxes                  (37,719)             (33,454)             (61,122)             (57,093)
                                     ------------          -----------          -----------          -----------
  Net Income (1)                     $     69,281          $    63,050          $   114,952          $   107,437
                                     ============          ===========          ===========          ===========

Per Common Share Data:
 Basic Earnings (1)                  $       1.62          $      1.46          $      2.66          $      2.59
 Diluted Earnings (1)                        1.56                 1.40                 2.56                 2.45
 Dividends Paid                              0.44                 0.40                 0.80                 0.72
 Book Value                                 16.66                15.91                16.29                14.69

Balances at Period End:
 Total Investment Securities         $  1,628,309          $ 1,550,187          $ 1,514,153          $ 1,381,707
 Total Loans and Leases                 5,841,836            5,588,006            5,623,505            5,051,842
 Total Managed Loans
   and Leases                          10,303,408            7,334,855            8,843,543            6,584,528
 Reserve for Loan and
   Lease Losses                            80,122               75,472               75,907               71,980
 Total Assets                           8,492,353            7,841,942            8,134,987            7,106,859
 Non-Interest Bearing
   Deposits                               862,771              573,458              669,840              605,166
 Interest Bearing Deposits              4,888,578            4,208,391            4,657,481            4,091,132
 Total Deposits                         5,751,349            4,781,849            5,327,321            4,696,298
 Long-Term Liabilities                  1,014,916              766,949            1,033,173              786,974
 Total Stockholders' Equity               717,044              692,153              703,854              626,341

Other Statistical
Information (2):
 Return on Average Assets (1)                1.58%                1.67%                1.45%                1.56%
 Return on Average Equity (1)               19.12%               19.14%               16.61%               19.13%
 Dividend Payout Ratio                      27.31%               27.91%               30.72%               28.15%
 Net Interest Margin                         3.86%                3.93%                3.93%                4.03%
 Net Interest Spread                         3.34%                3.33%                3.36%                3.34%

Capital Ratios at Period End:
 Total Equity to Total Assets                8.44%                8.83%                8.65%                8.81%
 Tier 1 Leverage Ratio                      10.32%                9.85%                9.00%                9.94%
 Tier 1 Capital to Risk-
   Weighted Assets                           9.75%               10.19%                8.55%                9.67%
 Tier 2 Capital to Risk-
   Weighted Assets                           2.12%                3.13%                2.60%                3.44%
 Total Risk-Based Capital
   to Risk-Weighted Assets                  11.87%               13.32%               11.15%               13.11%


                                                      YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------
                                         1996                 1995                 1994
                                    ---------------------------------------------------------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Earnings:
 Total Interest Income               $   520,325          $   462,396          $   345,829
 Total Interest Expense                 (280,257)            (259,747)            (163,871)
                                     -----------          -----------          -----------
  Net Interest Income                    240,068              202,649              181,958
 Provision for Loan
   and Lease Losses                      (47,000)             (14,000)             (12,000)
 Non-Interest Income                     101,437               61,837               38,468
 Non-Interest Expense                   (175,162)            (143,320)            (120,889)
                                     -----------          -----------          -----------
  Income Before Income
    Taxes                                119,343              107,166               87,537
 Applicable Income Taxes                 (41,198)             (35,306)             (29,871)
                                     -----------          -----------          -----------
  Net Income (1)                     $    78,145          $    71,860          $    57,666
                                     ===========          ===========          ===========

Per Common Share Data:
 Basic Earnings (1)                  $      1.96          $      1.98          $      1.56
 Diluted Earnings (1)                       1.87                 1.75                 1.40
 Dividends Paid                             0.54                 0.47                 0.42
 Book Value                                12.54                10.78                 9.16

Balances at Period End:
 Total Investment Securities         $ 1,028,207          $   959,904          $   685,920
 Total Loans and Leases                5,311,448            4,896,076            4,204,538
 Total Managed Loans
   and Leases                          5,568,709            4,896,076            4,204,538
 Reserve for Loan and
   Lease Losses                           66,693               60,235               51,979
 Total Assets                          6,824,388            6,205,351            5,411,491
 Non-Interest Bearing
   Deposits                              554,262              523,631              452,458
 Interest Bearing Deposits             4,042,218            3,654,920            3,616,191
 Total Deposits                        4,596,480            4,178,551            4,068,649
 Long-Term Liabilities                   949,913              820,083              383,433
 Total Stockholders' Equity              513,750              432,537              359,351

Other Statistical
Information (2):
 Return on Average Assets (1)               1.23%                1.29%                1.24%
 Return on Average Equity (1)              17.03%               18.37%               16.64%
 Dividend Payout Ratio                     28.12%               26.17%               30.62%
 Net Interest Margin                        3.96%                3.82%                4.10%
 Net Interest Spread                        3.33%                3.17%                3.57%

Capital Ratios at Period End:
 Total Equity to Total Assets               7.53%                6.97%                6.64%
 Tier 1 Leverage Ratio                      8.97%                7.13%                7.21%
 Tier 1 Capital to Risk-
   Weighted Assets                          9.19%                7.52%                7.86%
 Tier 2 Capital to Risk-
   Weighted Assets                          3.81%                4.25%                4.99%
 Total Risk-Based Capital
   to Risk-Weighted Assets                 13.00%               11.77%               12.85%

                                    SIX MONTHS ENDED JUNE 30,                        YEARS ENDED DECEMBER 31,
                                    -------------------------    ---------------------------------------------------------------
                                      1999          1998          1998          1997         1996           1995          1994
                                    -------------------------    ---------------------------------------------------------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Loan Quality Ratios at
Period End:
 Reserve for Loan and Lease
   Losses to Total Loans
   and Leases                          1.37%         1.35%         1.35%         1.42%         1.26%         1.23%         1.24%
 Reserve for Loan and Lease
   Losses to Nonperforming
   Loans                             140.82%       112.44%       178.30%       153.82%       304.51%       142.57%       714.29%
 Nonperforming Loans to
   Total Loans and Leases              0.97%         1.20%         0.76%         0.93%         0.41%         0.86%         0.17%
 Nonperforming Assets to
   Total Loans, Leases and
   Other Real Estate Owned             1.02%         1.26%         0.81%         1.17%         0.54%         0.98%         0.25%
 Net Charge-Offs to Average
   Net Loans and Leases (2)            0.55%         0.25%         0.48%         0.78%         0.85%         0.13%         0.02%

(1) Selected Financial Data on Operating Income follows: [excludes Special Charges and Exit Costs (12/31/98) and One-Time Deposit Insurance Charge (12/31/96)]

Net Income                       $   69,281     $  63,050    $  129,255    $  107,437     $  83,450     $  71,860     $  57,666
Basic Earnings                         1.62          1.46          2.99          2.59          2.09          1.98          1.56
Diluted Earnings                       1.56          1.40          2.88          2.45          1.99          1.75          1.40
Return on Average
  Assets                               1.58%         1.67%         1.63%         1.56%         1.31%         1.29%         1.24%
Return on Average
   Equity                             19.12%        19.14%        18.67%        19.13%        18.18%        18.37%        16.64%

(2)      June 30, 1999 and 1998 ratios have been annualized where applicable.

              OHSL SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

      The following is a summary of selected financial data for OHSL and its subsidiaries for the six month periods ended June 30, 1999 and June 30, 1998 and the five years ended December 31, 1998. This summary should be read in conjunction with the financial statements and their notes which are incorporated by reference to this document.

                                            SIX MONTHS
                                           ENDED JUNE 30,                            YEARS ENDED DECEMBER 31,
                                 ---------------------------------  ---------------------------------------------------------------
                                          1999         1998         1998          1997          1996          1995          1994
                                 ---------------------------------  ---------------------------------------------------------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total Interest Income                    $9,754       $9,321       $18,714       $17,612       $16,207       $14,681       $12,259
Total Interest Expense                    5,778        5,582        11,241        10,485         9,289         8,262         6,025
                                         ------       ------       -------       -------       -------       -------       -------
Net Interest Income                       3,976        3,739         7,473         7,127         6,918         6,419         6,234
Provision for Loan Losses                    11           17            37            32             9             8            10
                                         ------       ------       -------       -------       -------       -------       -------
Net Interest Income after Provision
for Loan Losses                           3,965        3,722         7,436         7,095         6,909         6,411         6,224

Non-Interest Income                         331          359           745           515           376           434           326
Non-Interest Expense                      2,482        2,308         4,733         4,580         5,401         4,027         4,053
                                         ------       ------       -------       -------       -------       -------       -------

Income Before Tax Provision               1,814        1,773         3,448         3,030         1,884         2,818         2,497

Tax Provision                               617          664         1,287         1,023           650           963           850
                                         ------       ------       -------       -------       -------       -------       -------
Net Income                               $1,197       $1,109       $ 2,161       $ 2,007       $ 1,234       $ 1,855       $ 1,647
                                         ======       ======       =======       =======       =======       =======       =======

Earnings per Share                       $ 0.49       $ 0.46       $  0.89       $  0.84       $  0.51       $  0.76       $  0.65
Diluted Earnings per Share                 0.48         0.45          0.87          0.81          0.49          0.74          0.64
Dividends per Share                        0.25        0.235         0.485          0.44          0.38          0.34          0.31
Dividend Payout Ratio                        51%          51%           54%           52%           75%           45%           48%


                                              JUNE 30,                                             DECEMBER 31,
                               ------------------------------  --------------------------------------------------------------------
                                        1999          1998          1998          1997          1996          1995          1994
                               ------------------------------  --------------------------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS)

Total Assets                           $283,831     $247,853      $267,176      $238,905      $215,668      $204,076      $175,902
Loans Receivable, Net                   170,578      168,950       164,595       171,768       158,021       142,151       137,228
Investments                             102,184       66,032        74,640        44,628        43,131        41,546        26,252
Deposits                                211,007      186,532       206,755       184,690       169,486       159,314       135,587
Stockholders' Equity                     27,681       26,854        27,026        26,032        25,196        25,454        23,691

                           COMPARATIVE PER SHARE DATA

      Set forth below are net income, cash dividends and book value per common share data shown separately for both companies on a historical basis, for Provident Financial on a pro forma basis, for both companies on a pro forma combined basis and on a pro forma combined basis per OHSL equivalent share. The relative exchange ratios for the business combination are as follows:

         o 0.5625 Provident Financial shares for one OHSL share - assumes the average Provident Financial share price is less than $40.00
         o        0.50 Provident Financial shares for one OHSL share - assumes the average Provident Financial share price is $45.00
         o        0.45 Provident Financial shares for one OHSL share - assumes the average Provident Financial share price is greater than $50.00

      The OHSL equivalent share pro forma information shows the effect of the Acquisition from the perspective of an owner of OHSL common stock. The information was computed by multiplying the pro forma combined information by the above respective exchange ratios.

      You should read the respective audited and unaudited consolidated financial statements and related notes of Provident Financial and OHSL incorporated by reference into this Proxy Statement/Prospectus.

                                                   SIX MONTHS ENDED
                                                        JUNE 30,                    Years Ended December 31,
                                                ------------------------- ----------------------------------------------

                                                    1999        1998              1998        1997        1996
                                                ------------------------- ----------------------------------------------
Basic earnings per share:
Provident Financial historical ................   $   1.62    $   1.46          $   2.66    $   2.59    $   1.96
Pro forma (using Provident Financial
historical) assuming the average Provident
Financial share price of:
      Less than $40.00 ........................       1.59        1.44              2.63        2.56        1.92
      $45.00 ..................................       1.60        1.45              2.64        2.57        1.93
      Greater than $50.00 .....................       1.60        1.45              2.64        2.58        1.94


OHSL historical ...............................       0.49        0.46              0.89        0.84        0.51
Pro forma (using Provident Financial
historical) per OHSL equivalent
common share and assuming the average
Provident Financial share price of:
    Less than $40.00 ..........................       0.90        0.81              1.48        1.44        1.08
    $45.00 ....................................       0.80        0.72              1.32        1.28        0.97
    Greater than $50.00 .......................       0.72        0.65              1.19        1.16        0.87

DILUTED EARNINGS PER SHARE:
Provident Financial historical ................       1.56        1.40              2.56        2.45        1.87
Pro forma (using Provident Financial
historical) assuming the average Provident
Financial share price of:
     Less than $40.00 .........................       1.54        1.38              2.53        2.42        1.83
     $45.00 ...................................       1.54        1.39              2.54        2.43        1.84
     Greater than $50.00 ......................       1.55        1.39              2.54        2.44        1.85

                                                     SIX MONTHS ENDED                     YEARS ENDED
                                                         JUNE 30                          DECEMBER 31,
                                                -------------------------   ----------------------------------------

                                                   1999          1998          1998           1997          1996
                                                -------------------------   ----------------------------------------
OHSL historical ........................        $    0.48     $     0.45     $     0.87     $    0.81     $    0.49
Pro forma (using Provident Financial
historical) per OHSL equivalent common
share and assuming the average Provident
Financial share price of:
      Less than $40.00 .................             0.87           0.78           1.42          1.36          1.03
      $45.00 ...........................             0.77           0.69           1.27          1.22          0.92
      Greater than $50.00 ..............             0.70           0.63           1.14          1.10          0.83

DIVIDENDS PER SHARE:
Provident Financial historical .........             0.44           0.40           0.80          0.72          0.54
Pro forma assuming the average Provident
Financial share price of:
      Less than $40.00 .................             0.44           0.40           0.80          0.72          0.54
      $45.00 ...........................             0.44           0.40           0.80          0.72          0.55
      Greater than $50.00 ..............             0.44           0.40           0.81          0.73          0.55

OHSL historical ........................             0.25           0.235          0.485         0.44          0.38
Pro forma (using Provident Financial
historical) per OHSL equivalent common
share and assuming the average Provident
Financial share price of:
      Less than $40.00 .................             0.25           0.23           0.45          0.41          0.31
      $45.00 ...........................             0.22           0.20           0.40          0.36          0.27
      Greater than $50.00 ..............             0.20           0.18           0.36          0.33          0.25

BOOK VALUE PER SHARE:
Provident Financial historical .........            16.66          15.91          16.29         14.69         12.54
Pro forma assuming the average Provident
Financial share price of:
      Less than $40.00 .................            16.76          16.01          16.39         14.82         12.72
      $45.00 ...........................            16.82          16.07          16.45         14.87         12.77
      Greater than $50.00 ..............            16.87          16.12          16.50         14.91         12.81

OHSL historical ........................            11.09          10.75          10.95         10.48         10.04
Pro forma (using Provident Financial
historical) per OHSL equivalent common
share and assuming the average Provident
Financial share price of:
      Less than $40.00 .................             9.43           9.01           9.22          8.34          7.16
      $45.00 ...........................             8.41           8.04           8.22          7.44          6.39
      Greater than $50.00 ..............             7.59           7.25           7.42          6.71          5.76

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

      OHSL common stock is traded on Nasdaq under the symbol "OHSL." Provident Financial common stock is traded on Nasdaq under the symbol "PFGI."

      The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of OHSL common stock and Provident Financial common stock as quoted on Nasdaq, and the dividends per share declared during such quarter.

                                                            OHSL COMMON STOCK                    PROVIDENT FINANCIAL COMMON STOCK
                                              ----------------------------------------------   -------------------------------------
                                                    HIGH          LOW           DIVIDEND        HIGH            LOW       DIVIDEND
                                              ----------------------------------------------   -------------------------------------
1997
  First Quarter...............................     $11.875      $10.500          $.110         $39.38          $33.50      $.16
  Second Quarter..............................      12.625       11.313           .110          47.00           33.50       .16
  Third Quarter...............................      13.000       11.625           .110          52.25           43.13       .20
  Fourth Quarter..............................      14.250       13.000           .110          52.50           43.25       .20
1998
  First Quarter...............................      20.000       13.500           .110          53.00           45.00       .20
  Second Quarter..............................      18.375       15.625           .125          56.00           45.63       .20
  Third Quarter...............................      17.250       12.875           .125          50.50           38.25       .20
  Fourth Quarter..............................      15.625       13.750           .125          44.00           27.06       .20
1999
  First Quarter...............................      15.000       13.750           .125          41.94           35.31       .22
  Second Quarter..............................      15.250       14.000           .125          44.38           35.56       .22
  Third Quarter (through September 23, 1999)..      22.750       14.500           .125          45.88           36.94       .22


      On September 23, 1999 the last reported sales prices for Provident Financial common stock and OHSL common stock on Nasdaq were $36.938 and $19.00, respectively, per share. As of September 24, 1999 there were approximately 650 holders of record of OHSL common stock, which OHSL believes represents approximately 900 beneficial holders.

                           FORWARD LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for certain forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of Provident Financial and OHSL after the Acquisition set forth in "Questions and Answers About the Acquisition," "Summary," "The Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations of OHSL" and those preceded by, followed by or that otherwise include the statements "should," "believe," "expect," "anticipate," "intend," "may," "will," "continue," "estimate" and other expressions that indicate future events and trends. Although OHSL and Provident Financial believe that in making such statements their expectations are based on reasonable assumptions, such statements may be influenced by risks and uncertainties which could cause actual results and trends to be materially different from historical results or those anticipated depending on a variety of factors. These include, without limitation:

         o expected cost savings from the Acquisition may not be fully realized or realized within the expected time frame;

         o revenues following the Acquisition may be lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the Acquisition may be greater than expected;

         o competitive pressures among depository and other financial services companies may increase significantly;

         o costs or difficulties related to the integration of the businesses acquired by Provident Financial are greater than expected;

         o changes in the interest rate environment reduce interest margins, cause an increase in the prepayment rate on mortgages held and securitized and other loans or reduce the demand for new loans;

         o general economic or business conditions, either internationally or nationally or in the states in which the combined company will be doing business, are less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

         o legislation or regulatory requirements or changes adversely affect the businesses in which Provident Financial is engaged;

         o technology-related changes, including "Year 2000" data systems compliance issues, may be harder to make or more expensive than expected; and

         o        changes in the securities markets.

         You should understand that these factors, in addition to those discussed elsewhere in this document and in documents which have been incorporated by reference, could affect the future results of Provident Financial and OHSL, and could cause those results to be materially different from those expressed in their forward-looking statements. Provident Financial and OHSL do not undertake any obligation to update any forward looking statements to reflect events or circumstances arising after the date of this Proxy Statement/Prospectus.

                                  RISK FACTORS

      In considering whether to approve and adopt the Merger Agreement, the stockholders of OHSL should consider, in addition to the other information contained in this Proxy Statement/Prospectus, the following matters. Certain capitalized terms used in this section are defined in other sections of this Proxy Statement/Prospectus.

      The Market Price of Provident Financial Common Stock after the Acquisition is Uncertain. The number of shares of Provident Financial common stock which will be issued to OHSL stockholders in the Acquisition is determined by the "average closing price" of Provident Financial common stock. The market price of Provident Financial common stock on or after consummation of the Acquisition may not approximate the "average closing price" of Provident Financial prior to the Acquisition.

      Provident Financial May be Unable to Maintain Volume of Securitizations. Provident Financial's earnings have benefitted from the securitization and sale of loans and leases. In the first six months of 1999, $1.3 billion of such loans and leases were securitized and sold as compared to $435 million of such loans in the first half of 1998. This activity resulted in gains of $43.9 million in the first six months of 1999 as compared to $18.6 million in the first half of 1998. This securitization activity is subject to a number of risks, including without limitation, increased loan pre-payments should interest rates decrease; the continued availability of markets into which securitized loans and leases may be sold; the ability to securitize loans and leases; the spreads that can be realized on securitizations; and the continued ability to originate and purchase sufficient loans and leases to be sold in securitized transactions in the volumes currently experienced.

      Changing Economic Conditions and Geographic Concentration in One Market May Unfavorably Impact Provident Financial. The operations of Provident Financial and OHSL are concentrated in the midwestern United States. As a result of this geographic concentration, Provident Financial's and OHSL's results depend largely upon economic conditions in this area. A deterioration in economic conditions in these markets could:

      o     increase loan delinquencies;

      o     increase problem assets and foreclosures;

      o     increase claims and lawsuits;

      o     decrease the demand for Provident Financial's products and services;
            and

      o decrease the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.

      Provident Financial May Be Unable to Integrate Successfully Operations or to Achieve Expected Cost Savings. The earnings, financial condition and prospects of Provident Financial after the Acquisition will depend in part on Provident Financial's ability to integrate successfully the operations of the acquired institution and to continue to implement its own business plan. Among the issues which Provident Financial could face are:

      o unexpected problems with risks, operations, personnel, technology or credit;

      o     loss of customers and employees of the acquired institution;

      o difficulty in working with the acquired institution's employees and customers;

      o the assimilation of new operations, sites and personnel could divert resources from regular banking operations;

      o operations acquired by Provident Financial may not generate enough revenue to offset acquisition costs; and

      o instituting and maintaining uniform standards, controls, procedures and policies.

      Further, although Provident Financial's Board of Directors anticipates cost savings as a result of the Acquisition to be meaningful, Provident Financial may be unable to fully realize any of the potential cost savings expected. Finally, any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

      A Downturn in the Real Estate Market Could Negatively Impact Provident Financial's Business. As of June 30, 1999, approximately 24% of Provident Financial's loan portfolio and 95% of OHSL's loan portfolio consisted of loans secured by various types of real estate. Most of Provident Financial's and OHSL's real property collateral is located in their market areas. If real estate values decline significantly, especially in Ohio, higher vacancies and other factors could harm the financial condition of borrowers (and the collateral for loans would provide less security) and Provident Financial would be more likely to suffer losses on defaulted loans.

      Changing Interest Rates May Reduce Provident Financial's Net Interest Income. Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for Provident Financial's and OHSL's products and services. Provident Financial and OHSL are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given Provident Financial's and OHSL's current volume and mix of interest-bearing liabilities and interest-earning assets, Provident Financial's and OHSL's interest rate spread could be expected to decrease during times of rising interest rates and, conversely, to increase during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on Provident Financial's results of operations.

      Competition. The markets in which Provident Financial and OHSL operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which Provident Financial and OHSL operate. In addition, consolidation and acquisition in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither Provident Financial nor OHSL can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on the combined entity.

      Uncertain Legislative and Regulatory Environment. The banking and financial services businesses in which Provident Financial and OHSL engage are highly regulated. The laws and regulations affecting such businesses may be changed dramatically in the near future. Such changes could affect the ability of banks to engage in nationwide branch banking and the ability of bank holding companies to engage in non-banking businesses, such as securities underwriting and insurance, in which they have been allowed to engage only on a limited basis. Such changes may also affect the capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. Neither Provident Financial or OHSL can predict what changes will occur or the effect that any such changes would have on the ability of the combined entity to compete effectively or to take advantage of new opportunities after the Acquisition.

      Uncertain Economic Environment. Until recently, banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Recent economic changes present additional risks for all banks and financial service companies.

      Business Combinations. Provident Financial seeks additional expansion opportunities and accordingly may enter into business combinations with banking and non-banking entities involving the issuance of its shares or payment of cash consideration which may not require a vote of holders of Provident Financial common stock.

      Rapid Technological Changes. Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It will also enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of competitiveness.

      Year 2000 Issues May Cause Computer Related Disruptions. Provident Financial and OHSL rely heavily on computer and software programs to accurately process and keep track of customer financial records and transactions. Year 2000 related failure of this hardware or software, especially if for an extended period of time, could affect adversely their respective results of operations, liquidity and financial condition.

      Additionally, Year 2000 problems may negatively affect Provident Financial's credit customers and vendors which, in turn, could negatively impact Provident Financial. While Provident Financial has taken a number of steps to mitigate these risks, no assurance can be given that Year 2000 problems will not be experienced by Provident Financial's credit customers and vendors nor that such problems will not negatively impact Provident Financial.

                               THE SPECIAL MEETING

INTRODUCTION

      This Proxy Statement/Prospectus is being furnished to the stockholders of OHSL in connection with the solicitation of proxies by the Board of Directors of OHSL for use at the special meeting of OHSL stockholders ("Special Meeting") to be held on October 25, 1999 at 10:00 a.m., local time, at Dante's Restaurant, Rybolt Road, Cincinnati, Ohio, and at any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus mailed to stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the OHSL Board of Directors for use at the Special Meeting.

MATTERS TO BE CONSIDERED; BOARD OF DIRECTORS RECOMMENDATION

      At the Special Meeting, OHSL stockholders will be asked to (i) adopt the Merger Agreement and the transactions contemplated thereby, and (ii) vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof (including, without limitation, adjournment or postponement of the Special Meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement). The Board of Directors knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement/Prospectus.

      The OHSL Board of Directors has determined that the Acquisition and the Merger Agreement are advisable and in the best interests of OHSL stockholders and has unanimously approved the Acquisition and the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. See "The Acquisition - Background of the Acquisition" and "- Reasons for the Acquisition."

      STOCKHOLDERS ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE AND VOTING

      Only the holders of record of OHSL common stock as of the close of business on September 24, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 2,503,470 shares of OHSL common stock outstanding and entitled to vote, held by approximately 650 stockholders of record and beneficially by approximately 900 stockholders. Directors and executive officers of OHSL and its affiliates (as a group) were entitled to vote 494,635 shares of OHSL common stock, or approximately 19.8% of the outstanding votes entitled to be cast at the Special Meeting. Holders of record of OHSL common stock as of the close of business on the Record Date are entitled to one vote per share on any matter voted on at the Special Meeting.

      The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of OHSL common stock as of the Record Date is necessary to constitute a quorum at the Special Meeting. Broker non-votes and abstentions count for the purpose of determining a quorum at the Special Meeting.

      STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO STOCKHOLDERS BY THE PROVIDENT BANK, CINCINNATI, OHIO IN ITS CAPACITY AS THE EXCHANGE AGENT, PROMPTLY AFTER THE EFFECTIVE TIME.

VOTE REQUIRED

      The affirmative vote of the holders of at least a majority of the outstanding shares of OHSL common stock entitled to vote on the matters to be acted upon is required to adopt the Merger Agreement. THE FAILURE TO SUBMIT A PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ABSTENTIONS AND BROKER NON-VOTES ALSO HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. BROKERS WHO HOLD SHARES OF OHSL COMMON STOCK AS NOMINEES WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE SHARES WITH RESPECT TO THE MERGER AGREEMENT ABSENT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, BY NOT GIVING SUCH INSTRUCTIONS YOU WILL IN EFFECT BE VOTING AGAINST THE ACQUISITION.

      The proxy holders named in the enclosed proxy card will vote all shares of the OHSL common stock represented by proxy cards that are properly signed and returned by stockholders in accordance with the instructions contained therein. You may specify your voting choices by marking the appropriate boxes on the proxy card.

      IF YOU PROPERLY SIGN AND RETURN THE PROXY CARD SENT TO YOU BY OHSL, BUT DO NOT SPECIFY YOUR VOTING CHOICES, YOUR SHARES WILL BE VOTED "FOR" ALL PROPOSALS AND THE ADOPTION OF THE MERGER AGREEMENT AS RECOMMENDED BY THE BOARD OF DIRECTORS.

      The OHSL Board of Directors is not aware of any matters other than those set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the Merger Agreement will not be used to vote "for" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement.

REVOCABILITY OF PROXIES

      A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to OHSL Financial Corp., 5889 Bridgetown Road, Cincinnati, Ohio 45248, attention: Marilyn R. Wieland, a written notice of revocation prior to the Special Meeting, (ii) delivering, prior to the Special Meeting, a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. The presence of a stockholder at the Special Meeting will not in and of itself automatically revoke such stockholder's proxy.

SOLICITATION OF PROXIES

      All expenses of OHSL's solicitation of proxies, including the cost of mailing this Proxy Statement/Prospectus to you, will be paid by OHSL. In addition to solicitation by use of the mails, proxies may be solicited from stockholders by directors, officers and employees in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for their reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and OHSL will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such solicitation.

      OHSL has retained Kissel-Blake, a proxy solicitation firm, to assist OHSL in soliciting OHSL stockholders. OHSL will pay Kissel-Blake a fee of $4,500, plus out-of-pocket expenses, in connection with its proxy solicitation services.

ADJOURNMENT OF THE SPECIAL MEETING

      A vote in person by a stockholder for adjournment of the Special Meeting, or for the last proposal on the proxy card authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to other business properly coming before the Special Meeting, would allow such named proxies in their discretion to vote to adjourn the Special Meeting. An adjournment would allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement.

NO DISSENTERS' RIGHTS

      Pursuant to Delaware General Corporation Law Section 262(b)(1), holders of OHSL common stock are not entitled to appraisal rights in connection with the Acquisition.

                                 THE ACQUISITION

FORM OF THE ACQUISITION

      If the Acquisition is consummated, OHSL will be acquired by Provident Financial through the merger of OHSL into Provident Financial and the merger of Oak Hills into The Provident Bank.

BACKGROUND OF THE ACQUISITION

      At a special meeting of the Board of Directors of OHSL held on August 2, 1999, the OHSL Board of Directors determined that the Acquisition was advisable to and in the best interests of the OHSL stockholders. The Board approved the Merger Agreement and the transactions contemplated thereby and recommended to the OHSL stockholders that they vote for the adoption of the Merger Agreement. The following discussion sets forth certain information relating to the background of the discussions and meetings leading up to the Acquisition.

      OHSL was converted from a mutual to a stock company in 1993. Since that time the OHSL Board of Directors has been aware of its responsibility to preserve and enhance stockholder value. In January 1997, as the Board observed the acquisition of thrifts becoming more widespread in the market place, Director Hucke presented the Board with a formal recommendation that the Board seriously consider offering OHSL for sale. Although the Board decided not to offer OHSL for sale at that time, this presentation caused the Board to hold several more presentations during 1997 with legal counsel and select investment banking firms to keep the Board updated on the current status of acquisitions in the thrift industry. In addition, OHSL, during the period from January 1997 to February 1999, received unsolicited expressions of interest resulting in informal meetings with three institutions. The Board, however, decided at that particular time that the best interests of the stockholders would be served by OHSL remaining an independent thrift.

      The Board continued to allocate time at its monthly meetings to review its options, and at a meeting held in February 1999, the Board appointed an ad hoc committee of the Board of Directors consisting of three directors to research and evaluate any benefits from the sale of OHSL.

      In March 1999, the ad hoc committee met with OHSL corporate counsel, and representatives of McDonald Investments Inc. ("McDonald"). McDonald was invited to attend this meeting to advise the committee on the strategic opportunities that may exist for OHSL stockholders if the Board were to pursue a sale of OHSL. At the meeting McDonald presented to the ad hoc committee an overview of McDonald's investment banking experience and qualifications, especially in advising on bank and thrift mergers, and a market overview of bank and thrift acquisition trends. McDonald also presented a detailed analysis of OHSL's comparative valuation to its peer group; its stock market performance during the last twelve months; a selected list of potential merger partners; a merger pricing dilution analysis and a graph of OHSL's stand-alone estimated stock price appreciation potential compared to its possible growth if a sale occurred at an acquisition premium.

      At a meeting of the OHSL Board of Directors in April 1999, each member of the ad hoc committee gave a separate presentation on the reasons why the OHSL Board should adopt a resolution to further investigate opportunities to sell or merge OHSL. These reasons included:

      o The difficulty that OHSL expected in maintaining profit margins in its traditional mortgage and deposit gathering business;

      o The prudence of relying on a significant increasing number of real estate development loans and loans on developments and projects outside OHSL's field of experience and expertise;

      o The need to broaden OHSL's product line so as to diversify its revenue stream and reduce its dependence on real estate development lending;

      o The long term uncertainty of the thrift industry along with the increasing lack of liquidity of OHSL's stock;

      o The concern that the prices being received for sales of financial institutions in OHSL's market could decline over future years especially with announced changes in accounting methods currently used in acquisitions;

      o     OHSL's need for commitment of significant resources to technology;
            and

      o The highly competitive market and rapidly changing bank and thrift industry.

      In May 1999 the OHSL Board of Directors met with representatives of McDonald to receive their presentation to represent OHSL in the possible sale of OHSL. McDonald presented the OHSL Board of Directors with essentially the same information previously submitted to the ad hoc committee but also presented a draft of an engagement letter and an analysis of potential merger partners McDonald would propose to approach offering OHSL for sale. After extensive consideration the OHSL Board of Directors voted to engage McDonald to provide general financial advisory services to OHSL including the evaluation of a sale or merger transaction involving OHSL. The Board selected McDonald as the result of its expertise and its experience with midwest bank and thrift mergers.

      After this meeting McDonald commenced the preparation of a Confidential Descriptive Memorandum designed to describe OHSL to potential acquirors. This memorandum was approved by the Board on June 1, 1999 and was circulated on and after June 3, 1999 by McDonald to six potential acquirors identified by McDonald and approved by the OHSL Board. This resulted in the execution of confidentiality agreements with five of the six prospects. Over the following few weeks, the ad hoc committee was in frequent contact with McDonald to discuss the progress of its efforts to select a merger partner for OHSL.

      On June 22, 1999 the Board, its legal counsel and McDonald met to review the non-binding indications of interest McDonald had received as the result of circulating the memorandum dated June 3, 1999 which included a non-binding indication of interest for a merger with OHSL prepared by Provident Financial. The OHSL Board of Directors discussed the terms of the proposal from Provident Financial and authorized McDonald to invite Provident Financial to conduct a due diligence investigation.

      On June 15, 1999, the Board met with two members of the senior management of Provident Financial and representatives of McDonald. The parties did not discuss the specific terms and conditions of Provident Financial's non-binding offer. Rather, they discussed Provident Financial's current financial and business profile and its future strategic plan to enhance its shareholder value.

      On July 22, 1999 the Board met to receive an update from McDonald as to its negotiations with prospective acquirors of OHSL. Also present at this meeting was OHSL's legal counsel. Based on the information that was presented at this meeting by McDonald, which included a more definitive offer from Provident Financial, and after additional clarification of Provident Financial's offer and telephone negotiations with Provident Financial, the OHSL Board concluded that the offer from Provident Financial was the best alternative for enhancing the value of OHSL common stock. Accordingly, the Board voted to engage in negotiations of a definitive nature with Provident Financial.

      From July 22, 1999 to August 2, 1999 McDonald, the OHSL Board and OHSL's legal counsel engaged in negotiations with Provident Financial related to a definitive agreement. On August 2, 1999 the Board held a meeting at which it approved the Merger Agreement and authorized OHSL to execute and deliver it to Provident Financial. Separately, the Board of Directors of Oak Hills (which consists of the same directors as OHSL) also adopted and approved the Merger Agreement and authorized its execution.

REASONS FOR THE ACQUISITION

      At a meeting on August 2, 1999, the OHSL Board of Directors unanimously approved the Merger Agreement and the Acquisition and recommended approval of the Merger Agreement and Acquisition by the stockholders of OHSL. In reaching its determination, the Board of Directors consulted with McDonald and considered the following important factors that supported the Board's recommendation:

      o the long-term interests of OHSL and its stockholders, as well as the interests of OHSL employees, customers, and the communities in which OHSL operates;

      o the financial condition, operations and future prospects of OHSL as a stand-alone thrift, and the anticipated effect on stockholder value;

      o information concerning the business, earnings, operations, financial condition and future prospects of Provident Financial;

      o the substantially greater liquidity that would be available to OHSL stockholders in owning the shares of a large commercial bank instead of those of a thinly traded thrift holding company;

      o the opportunity for Provident Financial to benefit from cost savings and other benefits of size and operating efficiencies;

      o Provident Financial's ability to benefit, over the long term, from increased financial strength as a result of the Acquisition, and more alternatives in the financial markets as compared to OHSL on a stand-alone basis;

      o the prospects for growth in stockholder value for OHSL stockholders and for expanded products and services for OHSL customers;

      o the terms of the agreements, including the conditions that the Acquisition will be a tax-free reorganization for federal income tax purposes; and

      o the ability to complete the Acquisition, including, in particular, obtaining regulatory approvals.

      The Board of Directors of OHSL also considered a variety of risks and other potentially negative factors in deliberations concerning the Acquisition. In particular, the Board of Directors considered:

      o the risks associated with the pricing formula in the Acquisition, including the possibility that the value of Provident Financial common stock that the OHSL stockholders receive in the Acquisition could vary depending on Provident Financial's market price at the effective time of the Acquisition;

      o the risks associated with combining the operations of OHSL with Provident Financial's existing operations including difficulty in combining corporate, accounting, financial information and other information systems.

      The OHSL Board of Directors did not receive a quantitative analysis of the factors listed above. However, the OHSL Board of Directors concluded that the anticipated benefits of the Acquisition outweighed the possible detriments.

      This discussion is not intended to be exhaustive but includes the material information and factors considered by the OHSL Board of Directors in its consideration of the Acquisition. In view of the wide variety of factors considered, the OHSL Board of Directors did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the OHSL Board of Directors may have given different weights to different factors.

OPINION OF OHSL'S FINANCIAL ADVISOR

      Acquisition - General. Pursuant to an engagement letter dated May 11, 1999 between OHSL and McDonald Investments Inc., OHSL retained McDonald to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, McDonald agreed, if requested by OHSL, to render an opinion with respect to the fairness, from a financial point of view, to the holders of OHSL common stock, of the Exchange Ratio as set forth in the Merger Agreement. McDonald's use of the term "Exchange Ratio" refers to the "Per Share Consideration" discussed under "The Merger Agreement - Terms of the Acquisition" on page 33. McDonald is a nationally recognized specialist in the financial services industry, in general, and in midwestern United States banks and thrifts in particular. McDonald is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. OHSL selected McDonald as its financial advisor based upon McDonald's qualifications, expertise and reputation in such capacity.

      On August 2, 1999, McDonald delivered its oral opinion that the Exchange Ratio was fair to OHSL stockholders, from a financial point of view, as of the date of such opinion. McDonald also delivered to the OHSL Board of Directors a written opinion dated as of August 3, 1999, confirming its oral opinion as of such date. McDonald updated its August 3, 1999 opinion as of September 3, 1999. No limitations were imposed by OHSL on McDonald with respect to the investigations made or the procedures followed in rendering its opinion.

      THE FULL TEXT OF MCDONALD'S WRITTEN OPINION TO THE OHSL BOARD OF DIRECTORS, DATED AUGUST 3, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY MCDONALD, IS ATTACHED AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF MCDONALD'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MCDONALD'S OPINION IS ADDRESSED TO THE OHSL BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF OHSL AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE OHSL SPECIAL MEETING DESCRIBED IN THIS DOCUMENT.

      McDonald, in connection with rendering its opinion:

      o reviewed OHSL's Annual Reports to Stockholders and Annual Reports on Form 10-K for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, including the audited financial statements contained therein; OHSL's Quarterly Report on Form 10-Q for the three month period ended March 31, 1999; and OHSL's quarter ended June 30, 1999 earnings release dated July 14, 1999;

      o reviewed Provident Financial's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, including the audited financial statements contained therein; Provident Financial's Quarterly Report on Form 10-Q for the three month period ended March 31, 1999; and Provident Financial's quarter ended June 30, 1999 earnings release dated July 21, 1999;

      o reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of OHSL and Provident Financial provided to it or publicly available;

      o participated in meetings and telephone conferences with members of senior management of OHSL and Provident Financial concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters McDonald believed relevant to its inquiry;

      o reviewed certain stock market information for the OHSL common stock and Provident Financial common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

      o compared the results of operations and financial condition of OHSL and Provident Financial with those of certain companies which we deemed to be relevant for purposes of this opinion;

      o reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which were deemed to be relevant for purposes of this opinion;

      o reviewed the Merger Agreement dated August 2, 1999 and its schedules and exhibits and certain related documents; and

      o performed such other reviews and analyses as McDonald has deemed appropriate.

      The oral and written opinions provided by McDonald to OHSL were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

      In connection with its review and arriving at its opinion, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by OHSL and Provident Financial to McDonald for purposes of rendering its opinion. McDonald did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for OHSL and Provident Financial with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, McDonald assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of OHSL and Provident Financial as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald could formulate its opinion. Neither OHSL nor Provident Financial publicly discloses such internal management projections of the type utilized by McDonald in connection with McDonald's role as financial advisor to OHSL with respect to the review of the Acquisition. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing OHSL and Provident Financial. Accordingly, actual results could vary significantly from those set forth in the respective projections.

      McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumed that such allowances for OHSL and Provident Financial are adequate to cover such losses. In addition, McDonald does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of OHSL or Provident Financial, nor was McDonald provided with such appraisals. Furthermore, McDonald assumed that the Acquisition will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver of any material terms or conditions by OHSL, and that obtaining the necessary regulatory approvals for the Acquisition will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for OHSL, McDonald adjusted the data to reflect full dilution, i.e., the effect of the exercise of outstanding options and/or warrants utilizing the treasury stock method. In particular, McDonald assumed that the Acquisition will be recorded as a "purchase" in accordance with generally accepted accounting principles.

      In connection with rendering its opinion to the OHSL's Board of Directors, McDonald performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald were assigned a greater significance by McDonald than any other in deriving its opinion.

      Comparable Company Analysis: McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for Provident Financial with corresponding information for eight publicly traded banks with assets between $5 billion and $15 billion, (the "Provident Financial Peer Group"). The Provident Financial Peer Group is listed below:

1.    Associated Banc-Corp*                                 Green Bay, WI
2.    Commerce Bancshares Inc.*                             Kansas City, MO
3.    Community First Bankshares                            Fargo, ND
4.    First Midwest Bancorp Inc.*                           Itasca, IL
5.    FirstMerit Corp.                                      Akron, OH

6.    Old National Bancorp*                                 Evansville, IN
7.    TCF Financial Corp.                                   Minneapolis, MN
8.    UMB Financial Corp.                                   Kansas City, MO


*Financial data as of March 31, 1999

      The table below represents a summary analysis of the Provident Financial Peer Group based on market prices as of July 30, 1999 and the latest publicly available financial data as of or for the last twelve months ended June 30, 1999:

                                               Mean           Median       Provident Financial
                                               ----           ------       -------------------
Price to last twelve months earnings           16.8x            16.7x                 15.0x
Price to 1999 estimated earnings               15.2x            15.5x                 13.7x
Price to 2000 estimated earnings               13.8x            13.9x                 12.0x
Price to book value                           248.4%           263.6%                259.7%
Price to tangible book value                  291.8%           291.7%                272.8%
Dividend yield                                 2.37%            2.49%                 2.05%
Return on average assets                       1.27%            1.34%                 1.44%
Return on average equity                      14.75%           14.93%                16.88%
Leverage ratio                                 7.39%            7.70%                 8.06%
Efficiency ratio                               58.1%            56.7%                 54.6%


      McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for OHSL with corresponding information for 11 publicly traded midwestern thrifts with assets between $125 million and $450 million and a return on average assets between 0.50% and 1.00%, (the "OHSL Peer Group"). The OHSL Peer Group is listed below:

1.    Ameriana Bancorp*                           New Castle, IN
2.    Classic Bancshares Inc.                     Ashland, KY
3.    FFW Corp.                                   Wabash, IN
4.    First Federal Bancorp, Inc.                 Zanesville, OH
5.    First Franklin Corp.                        Cincinnati, OH
6.    Home Bancorp*                               Fort Wayne, IN
7.    LSB Financial Corp.                         Lafayette, IN
8.    MFB Corp.                                   Mishawaka, IN
9.    Milton Federal Financial Corp.              West Milton, OH
10.   Potters Financial Corp.                     East Liverpool, OH
11.   River Valley Bancorp*                       Madison, IN


*Financial data as of March 31, 1999

      The following table below represents a summary analysis of the OHSL Peer Group based on market prices as of July 30, 1999 and the latest publicly available financial data as of or for the last twelve months ended June 30, 1999:

                                              Mean         Median        OHSL
                                              ----         ------        ----
Price to last twelve months earnings          15.7x         14.8x        16.6x
Price to 1999 estimated earnings              15.7x         15.9x        15.0x
Price to book value                            115%          108%         134%

Price to tangible book value                   120%          121%         134%
Dividend yield                                2.47%         2.31%        3.31%
Return on average assets                      0.76%         0.73%        0.85%
Return on average equity                      7.74%         7.40%        8.25%
Leverage ratio                                9.26%         8.50%        9.75%
Efficiency ratio                              63.5%         64.6%        58.2%


      Comparable Transaction Analysis: McDonald reviewed and compared actual information for groups of comparable pending (through July 30, 1999) and completed transactions (since August 1, 1998) it deemed pertinent to an analysis of the Acquisition. The acquisition price was compared to the median ratios of
(i) price to last twelve months earnings, (ii) price to book value, (iii) price to tangible book value, and (iv) price to assets for each of the following five pending and recently completed transaction comparable groups:

      o all thrift acquisitions with the selling thrift headquartered in Illinois, Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia ("Comparable Regional Deals");
      o all thrift acquisitions with the selling thrift having assets between $125 million and $450 million ("Comparable Asset Size");
      o all thrift acquisitions with the selling thrift having an equity to asset ratio between 7.0% and 12.0% ("Comparable Capitalization");
      o all thrift acquisitions with the selling thrift having a return on average assets between 0.60% and 1.20% ("Comparable Profitability");
      o all thrift acquisitions with the selling thrift having a nonperforming assets to assets ratio of less than 0.25% ("Comparable Asset Quality").

      The following table represents a summary analysis of the comparable transactions analyzed by McDonald based on the announced transaction values:

                                                                           Median Price to
                                                        -----------------------------------------------------
                                                           Book         Tang.           LTM
                                           Number         Value          Book           EPS          Assets
                                           ------         -----          ----           ---          ------

COMPARABLE REGIONAL DEALS
  Pending..........................              5           188%          195%          27.5x        16.5%
  Completed........................             18           217%          222%          26.2x        24.8%
COMPARABLE ASSET SIZE
  Pending..........................              8           142%          142%          16.2x        17.4%
  Completed........................             24           214%          221%          27.0x        21.2%
COMPARABLE CAPITALIZATION
  Pending..........................              9           204%          224%          27.5x        17.0%
  Completed........................             31           234%          248%          25.1x        21.7%
COMPARABLE PROFITABILITY
  Pending..........................             18           162%          162%          19.8x        19.3%
  Completed........................             41           227%          227%          26.6x        21.5%
COMPARABLE ASSET QUALITY
  Pending..........................              6           191%          195%          22.8x        16.7%
  Completed........................             21           213%          220%          24.5x        25.3%

OHSL (1) ..........................                          207%          210%          25.4x        20.1%
-------------------------------------------------------------------------------------------------------------

(1)  OHSL pricing data based on Per Share Consideration of $22.50.


         Based on the above information, McDonald concluded that this analysis showed an imputed reference range of $18.25 to $22.25 per OHSL share.

         Contribution Analysis: McDonald analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that OHSL stockholders would hold approximately 2.9% of the pro forma diluted shares. OHSL's approximate contributions are listed below by category:

                                             OHSL
                                         ------------

Assets                                       3.2%
Loans                                        2.8%
Deposits                                     3.5%
Equity                                       3.8%
Tangible equity                              3.8%
Last twelve months earnings                  1.7%
1999 estimated earnings                      1.8%
2000 estimated earnings                      1.7%


         Accretion/Dilution Analysis: On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma company provided to McDonald by management, as well as estimated one-time costs related to the transaction, McDonald compared pro forma equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections for OHSL and Provident Financial.

      The accretion/dilution analysis demonstrated, among other things, that the Acquisition would result in:

      o 75.2% accretion to earnings for OHSL stockholders in 2000, the assumed first full year of combined operations, and increasing over the period of the analysis;
      o 1.2% dilution to earnings for Provident Financial stockholders in 2000 and beyond on the basis of cost savings alone;
      o 2.9% lower cash dividends for OHSL stockholders, assuming the Provident Financial Board of Directors maintained its current dividend policy;
      o     no change in cash dividends for Provident Financial stockholders;
      o 10.5% and 13.1% dilution to book value and tangible book value for OHSL stockholders initially with meaningful accretion being realized by the end of the analysis period; and
      o 0.2% and 3.0% dilution to book value and tangible book value for Provident Financial stockholders over the period of the analysis.

         The above analysis did not include potential yield enhancements from moving OHSL's loans and investments into higher yielding loans or the leveraging of OHSL's excess capital. For the six months ended June 30, 1999, OHSL's net interest margin was 2.96% versus 3.86% for Provident Financial and at June 30, 1999 OHSL's ratio of equity to assets was 9.52% versus 8.44% for Provident Financial. In considering these additional revenue sources, the Acquisition would be accretive to Provident Financial earnings per share in 2000 and beyond.

         Discounted Cash Flow Analysis: McDonald performed a discounted cash flow analysis with regard to OHSL on a stand-alone basis. This analysis utilized a range of discount rates of 12% to 17% and a range of earnings terminal multiples of 18.0x to 28.0x. The analysis resulted in a range of present values of $12.89 to $23.34 for OHSL on a stand-alone basis. As indicated above, this analysis was based on OHSL's and Provident Financial's senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

         Other Analyses: McDonald also reviewed certain other information including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

         NO COMPANY USED AS A COMPARISON IN THE ABOVE ANALYSES IS IDENTICAL TO OHSL, PROVIDENT FINANCIAL OR THE COMBINED ENTITY AND NO OTHER TRANSACTION IS IDENTICAL TO THE ACQUISITION. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING IS NOT PURELY MATHEMATICAL; RATHER, SUCH ANALYSES INVOLVE COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING DIFFERENCES IN FINANCIAL MARKET AND OPERATING CHARACTERISTICS OF THE COMPANIES AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VOLUME OF THE COMPANIES TO WHICH OHSL, PROVIDENT FINANCIAL AND THE COMBINED ENTITY ARE BEING COMPARED.

         IN CONNECTION WITH DELIVERY OF ITS OPINION DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, MCDONALD PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH SUCH ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. MCDONALD DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN UPDATING THE OPINION.

         For its financial advisory services provided to OHSL, McDonald has been paid fees of $50,000 to date and will be paid a fee of approximately $607,000 at the time of closing of the Acquisition. In addition, OHSL has agreed to reimburse McDonald for all reasonable out-of-pocket expenses incurred by McDonald on OHSL's behalf, as well as to indemnify McDonald against certain liabilities, including any liabilities which may arise under the federal securities laws.

         McDonald is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, OHSL and/or Provident Financial. As a market maker, McDonald may also have purchased and sold the securities of OHSL and/or Provident Financial for McDonald's own account and for the accounts of its customers. In the past, McDonald has also provided certain investment banking services for Provident Financial and has received customary compensation for such services.

INTERESTS OF CERTAIN PERSONS

         OHSL has entered into employment agreements with its four senior officers. These agreements provide for, among other things, the payment to each senior officer of a specified amount in the event of involuntary termination under certain prescribed conditions. In addition, the covered officer may also invoke the payment of such amounts in the event of a voluntary termination following a change in control of OHSL.

         These agreements were entered into in June 1999, and expire in April 2000 and are to be extended under certain conditions. These agreements call for the payment of two and one-half years of salary to OHSL's President, Kenneth L. Hanauer, and for the payment of two years of salary to the other named senior officers. Such payments, if made, would be as follows: Mr. Hanauer, $375,000; Mr. Condren, $160,000; Ms. Wieland, $158,000; and Mr. Todd, $163,000.

         These agreements also contain provisions concerning health care and other employee benefits for the named senior officer, as well as provisions for the non-solicitation of OHSL's customers for a specified time period by the departing officer.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of the material federal income tax consequences of the Acquisition to holders of OHSL common stock. The discussion is based on the Internal Revenue Code, proposed, temporary and final Treasury regulations promulgated thereunder, published administrative rulings and pronouncements and judicial decisions in effect as of the date of this Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect.

         This discussion is for general information only and does not address every aspect of the federal income tax laws that may be relevant to certain OHSL stockholders in light of their personal investment circumstances, nor does it address the effects of any state, local or foreign tax laws on the Acquisition. The tax treatment for an OHSL stockholder may vary depending upon the stockholder's particular situation, and certain stockholders (including, for example, insurance companies, tax-exempt organizations, financial institutions and broker-dealers, and individuals who received OHSL common stock pursuant to the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed below. In addition, the discussion relates to persons who hold OHSL common stock as capital assets.

         Consummation of the Acquisition is conditioned upon the receipt by Provident Financial of an opinion from Keating, Muething & Klekamp, P.L.L., its counsel, to the effect that the Acquisition will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. This opinion will be based on facts existing at the time the Acquisition becomes effective and on certain representations as to factual matters made by Provident Financial and OHSL. If the representations are incorrect in any material respects, it could jeopardize the conclusions reached in the opinion. Neither Provident Financial nor OHSL is aware of any facts or circumstances which would cause any of its representations made to counsel to be untrue or incorrect in any material respect. An opinion of counsel is not binding on the Internal Revenue Service or the courts. Further, no ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the Acquisition. As a result, the Internal Revenue Service may disagree with the federal income tax consequences discussed below.

         Based on the opinion discussed above, the material federal income tax consequences that will result from the Acquisition are:

         1. An OHSL stockholder will not recognize any income, gain or loss as a result of the receipt of Provident Financial common stock pursuant to the Acquisition, except for cash received in lieu of a fractional share of Provident Financial common stock.

         2. The tax basis of an OHSL stockholder in the Provident Financial common stock received pursuant to the Acquisition, including any fractional share interest in Provident Financial common stock for which cash is received, will equal the OHSL stockholder's tax basis in the OHSL common stock exchanged.

         3. The holding period of an OHSL stockholder for the Provident Financial common stock received pursuant to the Acquisition will include the holding period of the OHSL common stock surrendered.

         4. An OHSL stockholder who receives cash in lieu of a fractional share interest in Provident Financial common stock pursuant to the Acquisition will be treated as if the fractional shares were actually issued by Provident Financial as part of the exchange and then redeemed by Provident Financial for cash. These cash payments will be treated as having been received in exchange for the redeemed fractional share interests under section 302(a) of the Code. The receipt of such cash payments will generally result in capital gain or loss in an amount equal to the difference between the amount of cash received and the basis of the fractional Provident Financial common stock.

         5. No income, gain or loss will be recognized by OHSL, Provident Financial or its subsidiaries as a result of the Acquisition.

         The foregoing discussion is only a summary and is not a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval of the Merger Agreement. You are urged to consult your own tax advisor in determining the federal, state, local and foreign income tax consequences, and any other tax consequences, of the Acquisition to you.

FEDERAL SECURITIES LAW CONSEQUENCES

         All shares of Provident Financial common stock received by OHSL stockholders in the Acquisition will be freely transferable. However, shares of Provident Financial common stock received by any person who is deemed to be an "affiliate" (as such term is defined under the Securities Act of 1933) of OHSL prior to the Acquisition or of Provident Financial after the Acquisition may be resold by them only in compliance with the volume and manner-of-sale requirements of Rules 144 and 145 under the Securities Act. Affiliates of Provident Financial will be governed by additional provisions of Rule 144. Affiliates of Provident Financial or OHSL generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

CERTAIN EFFECTS OF THE ACQUISITION

         OHSL will be merged with and into Provident Financial, and stockholders of OHSL will become stockholders of Provident Financial. As of the effective time of the Acquisition, OHSL common stock will no longer be traded on Nasdaq, and the registration of OHSL common stock under the Securities Exchange Act of 1934 will be terminated.

CONDUCT OF BUSINESS IF ACQUISITION NOT CONSUMMATED

         If the Acquisition is not consummated, OHSL will continue its current operations. However, for reasons discussed under the caption, "The Acquisition--Background of the Acquisition," OHSL may continue to explore strategic alternatives, including a business combination or sale of OHSL.

REGULATORY FILINGS AND APPROVALS

         Provident Financial and OHSL have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the Acquisition, which include approval from the Board of Governors of the Federal Reserve System and the Ohio Department of Financial Institutions, and have completed the filing of these applications and notifications prior to the date of this Proxy Statement/Prospectus. The Acquisition cannot proceed in the absence of these regulatory approvals. There can be no assurance that these regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. Provident Financial and OHSL are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the Acquisition other than those described below.

         Federal Reserve Board. The Acquisition is subject to approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956 and the Federal Reserve Act. Provident Financial has filed the required application and notifications with the Federal Reserve Board for approval of the Acquisition. Assuming Federal Reserve Board approval, the Acquisition may not be consummated until 30 days after such approval, during which time the United States Department of Justice ("DOJ") may challenge the Acquisition on antitrust grounds. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than 15 days. The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks. It will also consider the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account the performance record of each of Provident Financial and OHSL in meeting the credit needs of the entire community The Federal Reserve Board will furnish notice and a copy of the application for approval of the Acquisition to the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board must hold a public hearing if it receives a written recommendation of disapproval of the application from any of these agencies within the 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Provident Financial for approval of the Acquisition, and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that such a hearing or meeting would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of our application.

         If the DOJ were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the Acquisition unless a court specifically orders otherwise. In reviewing the Acquisition, the DOJ could analyze the Acquisition's effect on competition differently than the Federal Reserve Board. It is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the Acquisition's competitive effects. In particular, the DOJ may focus on the impact of the Acquisition on competition for loans and other financial services to small and middle market businesses. Failure of the DOJ to object to the Acquisition may not prevent private persons or state attorneys general from filing antitrust actions.

         Provident Financial's right to exercise its option under the Stock Option Agreement also requires the prior approval of the Federal Reserve Board, to the extent that the exercise of their options under such Stock Option Agreement would cause Provident Financial to own more than 5% of the outstanding shares of OHSL. In considering whether to approve Provident Financial's right to exercise the option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Acquisition.

         State and Other Regulatory Authorities. A notification and application have been filed with the Office of Thrift Supervision and the Ohio Department of Financial Institutions, respectively. In addition, the Acquisition may be reviewed by the attorneys general in the states where Provident Financial owns banking subsidiaries. Such authorities may be empowered under the applicable state laws and regulations to investigate and/or disapprove the Acquisition under the circumstances and based upon the review procedures set forth in applicable state laws and regulations.

                              THE MERGER AGREEMENT

         The description of the Merger Agreement set forth below is not complete. For full information, you should read the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A.

TERMS OF THE ACQUISITION

         The Acquisition. The Merger Agreement contemplates the acquisition of OHSL by Provident Financial through the merger of OHSL with and into Provident Financial and the merger of Oak Hills, a wholly-owned subsidiary of OHSL, with and into The Provident Bank, a wholly-owned subsidiary of Provident Financial. Provident Financial and The Provident Bank will be surviving these mergers and the separate existences of OHSL and Oak Hills will cease.

         Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties will complete the Acquisition by filing all required Certificates of Merger with the Secretary of States of Delaware and Ohio (the time of such filing being "Effective Time").

         Conversion of OHSL Common Stock in the Acquisition. At the Effective Time, each outstanding share of OHSL common stock will be converted into the right to receive the Per Share Consideration (defined below).

         Calculation of Per Share Consideration.

         o The total number of shares of Provident Financial common stock to be issued in the Acquisition is determined by dividing $57,162,375 by the Common Exchange Value.

         o The "Common Exchange Value" is the average of the closing sale prices per share for Provident Financial common stock as reported on Nasdaq during the ten consecutive trading-day period ending on the second trading-day immediately before the date of the closing ("Closing Date").

         o "Per Share Consideration" is determined by taking the total number of shares of Provident Financial common stock to be issued in the Acquisition divided by the number of outstanding shares of OHSL common stock plus the number of shares of OHSL common stock to be issued pursuant to options to acquire OHSL common stock outstanding as of the Effective Time rounded to four decimals. If the "Common Exchange Value" is below $40.00, each OHSL stockholder will receive, as the Per Share Consideration, 0.5625 shares of Provident Financial common stock for each share of OHSL common stock. If the "Common Exchange

                  Value" is above $50.00, each OHSL stockholder will receive, as the Per Share Consideration, 0.45 shares of Provident Financial common stock for each share of OHSL common stock.

         Illustrations of calculating of the Per Share Consideration are provided below:

-------------------------------------------------------------
       If the Common                  The Per Share
     Exchange Value is:             Consideration is:
-------------------------------------------------------------
           $50.00                      0.45 shares
-------------------------------------------------------------
           $45.00                      0.50 shares
-------------------------------------------------------------
           $40.00                     0.5625 shares
-------------------------------------------------------------

         Treatment of Stock Options. At the Effective Time, each outstanding stock option to purchase OHSL common stock will be converted into an option to purchase, at the exercise price per share of OHSL common stock in effect immediately before the Effective Time, such number of shares of Provident Financial common stock into which the number of shares of OHSL common stock subject to such option immediately prior to the Effective Time would be exchangeable at the Common Exchange Value. The total number of shares of Provident Financial common stock and the aggregate exercise price shall, in each case, be adjusted so that the number of option shares is a whole number.

         Fractional Shares. No fractional shares of Provident Financial common stock will be issued. Provident Financial shall, in lieu of issuing fractional shares, pay holders of fractional shares cash in an amount equal to the Common Exchange Value.

EXCHANGE OF CERTIFICATES

         Exchange Agent. The Provident Bank will act as exchange agent for the exchange of stock certificates pursuant to the Acquisition.

         Exchange Procedures. As soon as reasonably practicable after the Effective Time, Provident Financial will instruct The Provident Bank in its capacity as Exchange Agent to mail to each record holder of OHSL common stock at the Effective Time a letter of transmittal and instructions for exchanging certificates representing OHSL common stock for certificates evidencing Provident Financial common stock. You will have to follow the instructions and surrender your certificates for OHSL common stock, together with the properly executed letter of transmittal, and any other required documents, to the Exchange Agent. You then will be entitled to receive (i) certificates for that number of whole shares of Provident Financial common stock which you have the right to receive in the Acquisition, (ii) any dividends or other distributions on the Provident Financial common stock declared or made after the Effective Time to which you may be entitled, and (iii) cash for any fractional share of Provident Financial common stock. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of OHSL common stock will be deemed, for all corporate purposes other than the payment of dividends, and subject to the payment of cash in lieu of fractional shares, to evidence the ownership of the number of whole shares of Provident Financial common stock into which such shares of OHSL common stock are to be converted.

         Distributions With Respect to Unexchanged Shares. If any dividends or other distributions are declared or made after the Effective Time on Provident Financial common stock, you will not receive them until you surrender your OHSL stock certificates. When you do surrender your certificates, Provident Financial will pay you, without interest, any dividends or other distributions previously paid to holders of Provident Financial common stock with a record date after the Effective Time.

         Transfers of Ownership. If you want any certificate for shares of Provident Financial common stock to be issued in a name other than that in which the OHSL certificate surrendered in exchange is registered, your OHSL certificate must be properly endorsed and otherwise in proper form for transfer. You also must pay to Provident Financial or its agent any resulting transfer or other tax, or establish to the satisfaction of Provident Financial that such tax has been paid or is not payable.

         Escheat and Withholding. Neither Provident Financial nor OHSL will be liable to you for any shares of Provident Financial common stock which were delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Provident Financial or the Exchange Agent will deduct from the shares of Provident Financial common stock paid to you any amounts that Provident Financial or the Exchange Agent is required to withhold under any provision of federal, state, local or foreign tax law.

         Lost, Stolen or Destroyed Certificates. The Exchange Agent will issue Provident Financial common stock in exchange for a lost, stolen or destroyed OHSL stock certificate upon receipt of an affidavit of that fact by the owner of the certificate. However, Provident Financial will require you to deliver a reasonable indemnity bond against any claim that may be made against Provident Financial or the Exchange Agent with respect to a certificate alleged to have been lost, stolen or destroyed.

         DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO OHSL STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME EXPLAINING HOW TO EXCHANGE OHSL CERTIFICATES FOR PROVIDENT FINANCIAL CERTIFICATES. YOU SHOULD NOT SEND IN YOUR OHSL SHARE CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

REPRESENTATIONS AND WARRANTIES

         In the Merger Agreement, each of Provident Financial, The Provident Bank, Oak Hills and OHSL provide customary representations and warranties relating to, among other things:

         o        Incorporation, good standing and corporate power;
         o        Capitalization;
         o        Subsidiaries;
         o        Absence of defaults;
         o        Financial information;
         o        Financial statements;
         o        Corporate authority;
         o        Litigation;
         o        Compliance with laws and regulations;
         o        Brokers and finders;
         o        Absence of material changes;
         o        SEC and banking regulatory reports;

         o        Other regulatory matters;
         o        Tax matters; and
         o        Undisclosed liabilities.

         In the Merger Agreement, OHSL and Oak Hills also make additional representations and warranties relating to, among other things:

         o        Non-banking activities of OHSL and its subsidiaries;
         o        Fiduciary responsibilities;
         o        Fair lending and Community Reinvestment Act;
         o        Employment agreements;
         o        Employee matters and employee benefit plans;
         o        Title to real property;
         o        Insurance;
         o        Intellectual property rights;
         o        Environmental matters;
         o        Year 2000 readiness;
         o        Certain operational matters;
         o        Material contracts; and
         o        State takeover laws.

CONDUCT OF BUSINESS PENDING THE MERGER

         Before the Effective Time, OHSL and its subsidiaries will conduct their business in the ordinary and usual course, consistent with past practice, and will seek to preserve intact its business organization and goodwill and keep in full force and effect all of its material rights. Specifically, the Merger Agreement provides that OHSL and its subsidiaries will not, unless in some cases consistent with past practice:

         1. Declare or pay any dividend or make any other distribution to stockholders;

         2. Issue any capital stock or any options, warrants, or other rights to subscribe for or purchase capital stock or any securities convertible into or exchangeable for capital stock;

         3. Redeem, purchase or otherwise acquire any capital stock or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change;

         4. Change the Certificate of Incorporation, Bylaws or other charter or governing documents;

         5.       Increase the compensation payable to employees;

         6. Except as required by law or as required by existing contractual obligations, adopt or make any material change in any existing employee plan;

         7. Borrow or agree to borrow any material amount of funds or guarantee or agree to guarantee any material obligations of others;

         8. Make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit;

         9. Purchase or otherwise acquire any investment security for its own account;

         10. Materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit;

         11. Enter into any agreement, contract or commitment of a material nature;

         12. Place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature;

         13. Cancel or accelerate any material indebtedness, or any claims which it may possess or waive any material rights with respect thereto;

         14. Sell, assign, transfer, convey, license, subcontract, cancel, amend or alter any loan servicing rights;

         15. Except as stated, sell any material real or personal property and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

         16. With respect to the branch operations of Oak Hills, take any action to close any existing branch or open or acquire new branches;

         17. Except as stated, foreclose upon or otherwise take title to or possession of or control of any real property without performing an environmental audit;

         18. Commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a material adverse effect on their financial condition, the results of operations, the business or assets;

         19. Purchase any real or personal property or make any other capital expenditure in excess of $25,000;

         20. Take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Acquisition as a "reorganization" within the meaning of
                  Section 368(a) of the Internal Revenue Code; or

         21. Take any action which would materially and adversely effect or delay the ability of the parties to obtain approvals required to consummate the Acquisition.

         No Solicitation. The Merger Agreement provides that OHSL and Oak Hills shall not, directly or indirectly, solicit, initiate or encourage or hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets or securities of OHSL, Oak Hills or CFSC, Inc.

ADDITIONAL AGREEMENTS

         Confidentiality. Each party will be afforded reasonable access to the other parties' properties, books, contracts, commitments and records and will furnish promptly to the other all information concerning its business, properties and personnel as the other may reasonably request. Each party has agreed to keep such information confidential.

         Employee Benefits. Provident Financial agrees to provide certain employees of OHSL the opportunity to participate in Provident Financial employee benefit plans, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, severance plans (unless such person is an executive and party to an employment agreement in which case such executive will receive the benefits set forth in such agreement) or other employee benefit or fringe benefit programs that may be in effect generally for employees of Provident Financial's subsidiaries if such employee would otherwise satisfy the eligibility requirements of such plans.

         Regulatory Filings/Cooperation. Provident Financial will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the OTS, the FDIC, the Ohio Division of Financial Institutions, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in the Merger Agreement.

         Advisory Board. Provident Financial will use its best efforts to establish an advisory board comprised of the six non-employee members of the OHSL Board of Directors which will serve as an adjunct to Provident Financial's Board of Directors. Members of the advisory board will be paid $900 per month and will serve in such capacity for at least two years after the closing of the Acquisition.

         Treatment of Options. Options to purchase OHSL common stock become rights to purchase shares of Provident Financial common stock as discussed under "Terms of the Acquisition - Treatment of Stock Options" above.

         Director and Officer Insurance. Provident Financial will provide director and officer liability insurance to the former directors and executive officers of OHSL and Oak Hills for three years after consummation of the Acquisition. Such insurance shall be comparable to that in effect for such persons prior to the Acquisition.

         Employment Agreements. Provident Financial will honor the terms of employment agreements with the four executive officers of OHSL and Oak Hills.

CONDITIONS TO THE MERGER

         Conditions to Obligations of Provident Financial and The Provident Bank. The obligations of Provident Financial and The Provident Bank to effect the Acquisition is subject to the satisfaction or waiver of the following conditions:

         1. The representations and warranties made by OHSL and Oak Hills in the Merger Agreement shall be true and correct;

         2. OHSL and Oak Hills shall have complied in all material respects with their obligations under the Merger Agreement;

         3. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding by any person seeking any of the foregoing be pending;

         4. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal;

         5. All necessary regulatory approvals, consents, authorizations and other approvals shall have been obtained and all waiting periods required by law shall have expired, and no regulatory authority shall have imposed any condition, requirement or restriction which the Board of Directors of Provident Financial reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement to Provident Financial and its stockholders as to render inadvisable the consummation of the Acquisition;

         6. Receipt of all documents required by the Merger Agreement from OHSL and its subsidiaries and their officers, directors and employees;

         7. Receipt of an opinion of its counsel, Keating, Muething & Klekamp, P.L.L. regarding the tax effects of the Acquisition;

         8. Receipt of the unaudited financial statements from OHSL and its subsidiaries as of September 30, 1999, and for the quarter ended September 30, 1999;

         9. The unaudited financial statements, disregarding certain expenses related to the Acquisition and other specified items, shall reflect stockholders' equity, as of the Closing Date, of not less than $28,000,000;

         10. Provident Financial shall have entered into non-solicitation agreements with each of four senior officers of OHSL and Oak Hills;

         11. Receipt of written confirmation that OHSL's and Oak Hills' agreements after the Acquisition will permit continuation of activities as presently conducted and the operation of branches and ATMs of The Provident Bank on all leased premises at which an Oak Hills branch is currently operated; and

         12. Provident Financial shall have had an opportunity to have experts review the computer systems, software and other operations of OHSL and Oak Hills, and Provident Financial shall have received satisfactory confirmation from such experts that OHSL and Oak Hills are Year 2000 compliant.

         Conditions to Obligations of OHSL and Oak Hills. The obligations of OHSL and Oak Hills to effect the Acquisition shall be subject to the satisfaction (or waiver) by OHSL and Oak Hills prior to or on the Closing Date of the following conditions:

         1. The representations and warranties made by Provident Financial and The Provident Bank in the Merger Agreement shall be true and correct;

         2. Provident Financial and The Provident Bank shall have performed and complied in all material respects with all of its obligations required to be performed under the Merger Agreement;

         3. No injunction preventing the consummation of the Acquisition shall be in effect, nor shall any action be taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal;

         4. All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of the Merger Agreement by the stockholders of the parties hereto shall have been obtained and all waiting periods required by law shall have expired;

         5. Provident Financial shall have registered its common stock to be issued to the OHSL stockholders with the SEC pursuant to the Securities Act and with all applicable state securities authorities; the Registration Statement covering such common stock shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued; and the Provident Financial common stock shall have been authorized for trading on Nasdaq upon official notice of issuance;

         6. Receipt of all documents required by the Merger Agreement to be received from Provident Financial or The Provident Bank;

         7. Since the date of the Merger Agreement, there shall not have been any change in the financial condition, results of operations or business of Provident Financial, The Provident Bank and their subsidiaries that would have a material adverse effect on Provident Financial, The Provident Bank or their subsidiaries; and

         8. Receipt of the opinion of Provident Financial's counsel, addressed to OHSL, regarding certain tax implications of the Acquisition.

         Termination. The Merger Agreement may be terminated:

         i.       by mutual agreement of Provident Financial and OHSL;

         ii. by breach of the representations and warranties by any party to the Merger Agreement;

         iii.     upon failure of conditions;

         iv. if regulatory approval is denied or the imposition of a burdensome condition;

         v. if OHSL stockholders fail to approve the Acquisition or if OHSL's Board of Directors withdraws or modifies its recommendation for the Acquisition;

         vi. if OHSL or Oak Hills becomes subject to an enforcement action which might have a materially adverse effect on OHSL or Oak Hills;

         vii.     if the Closing Date is later than April 30, 2000;

         viii. if the average daily closing price of Provident Financial common stock for the ten trading days ending two days prior to closing falls below $36.60 per share; or

         ix. if an unsolicited offer to consummate a competing transaction is received by the Board of Directors of OHSL at price per share (or equivalent) higher than $22.50 and OHSL proceeds to close the competing transaction on the terms of the unsolicited offer.

           STOCK OPTION AGREEMENT BETWEEN PROVIDENT FINANCIAL AND OHSL

         At the same time as the Merger Agreement was executed and delivered, OHSL and Provident Financial entered into a stock option agreement, under which OHSL granted Provident Financial an option to purchase up to 459,450 shares of OHSL common stock representing approximately 18.6% of the outstanding shares of OHSL common stock at a per share price of $17.30. The option will become exercisable only upon the occurrence of certain events described below.

EXERCISE OF STOCK OPTION

         Provident Financial may elect to exercise the option in whole or in part only upon certain events causing the termination of the Merger Agreement or after the Board of Directors of OHSL or Oak Hills has approved, recommended or entered into any merger, consolidation or similar agreement with parties other than Provident Financial and The Provident Bank or agreed to sell over fifty percent of OHSL's or Oak Hills' assets to such other parties.

TERMINATION OF STOCK OPTION

         The option will terminate and be of no further force or effect upon the earliest to occur of:

         o        Consummation of the Acquisition;

         o        Termination of the Merger Agreement by mutual consent;

         o Termination of the Merger Agreement as a result of a failure to obtain required regulatory approvals;

         o Termination of the Merger Agreement by Provident Financial as a result of a burdensome condition imposed by a regulatory agency;

         o One year after the termination of the Merger Agreement if the stockholders of OHSL do not approve the Merger Agreement, the OHSL Board of Directors has not withdrawn or modified in any adverse manner its recommendation to OHSL's stockholders regarding approval of the Merger Agreement and OHSL has not entered into a merger, sale or similar agreement with another party relating to Oak Hills;

         o The date of termination of the Merger Agreement due to a regulatory enforcement action or twelve months after the date of such termination if the regulatory enforcement action resulted from the action or inaction of OHSL or Oak Hills;

         o One year after the termination of the Merger Agreement if the Acquisition is not consummated by April 30, 2000;

         o Eighteen months after termination of the Merger Agreement by OHSL as a result of consummating a competing transaction; or

         o        August 2, 2002.

ADJUSTMENT OF NUMBER OF SHARES SUBJECT TO OPTION

         The number and type of securities subject to the option and the purchase price of shares will be adjusted for any stock split, reverse split, dividend, exchange of shares or similar transaction relating to the OHSL common stock, so that Provident Financial will receive upon exercise of the option the same number and type of securities as if the option had been exercised immediately before the change in OHSL common stock.

REPURCHASE OF OPTION SHARES

         During the time that the option is exercisable, Provident Financial can require that OHSL either repurchase the option in consideration of payment of the "Cash-Out Amount" or repurchase the option shares in consideration of the "Redemption Amount."

         o The "Cash-Out Amount" means the amount, calculated as of the date of Provident Financial's notice requesting repurchase, equal to the number of shares then subject to this option multiplied by the difference between the "Market/Offer Price" of the OHSL common stock and the exercise price of the option.

         o The "Redemption Amount" means an amount, calculated as of the date of Provident Financial's notice, equal to the number of shares of OHSL common stock acquired upon the exercise of the option multiplied by the "Market/Offer Price" of the OHSL common stock.

         o        "Market/Offer Price" means, as of any date, the highest of:
                  (i) the average of the daily closing sales price for a share of OHSL common stock on Nasdaq during the ten trading days prior to the fifth trading day immediately preceding the date,
                  (ii) $22.50 per share; or (iii) the highest price per share offered by any third party as of such date pursuant to any tender or exchange offer or other public offer for OHSL common stock.

REGISTRATION RIGHTS

         Provident Financial has certain rights to require registration under the securities laws of any shares of OHSL common stock purchased pursuant to the Stock Option Agreement if necessary to enable Provident Financial to sell such shares.

EFFECT OF STOCK OPTION AGREEMENT

         The Stock Option Agreement is intended to increase the likelihood that the Acquisition will be completed on the terms set forth in the Merger Agreement. As a result, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or before the Effective Time be interested in acquiring all of or a significant interest in OHSL from considering or proposing such an acquisition, even if they were prepared to offer consideration per share for OHSL common stock higher than the consideration set forth in the Merger Agreement.

                         PROVIDENT FINANCIAL GROUP, INC.

GENERAL

         Provident Financial is a Cincinnati-based commercial banking and financial services company with full service banking operations in Ohio, northern Kentucky and southwestern Florida. At June 30, 1999, Provident had total assets of $8.5 billion, loans and leases of $5.8 billion, deposits of $5.8 billion and stockholders' equity of $717 million. Provident also services an additional $4.5 billion of loans and leases.

         Provident Financial has expanded its franchise in recent years through internal growth and acquisitions. Business units that have been expanded to operate at a national level include Provident Capital Corp (a middle-market structured finance products division), Provident Commercial Group and Information Leasing Corporation (commercial leasing divisions) and Provident Consumer Financial Services (a mortgage loan division). Provident Financial has also expanded by acquisitions of Florida Gulfcoast Bancorp, Inc. located in Sarasota, Florida and South Hillsborough Community Bank located in Hillsborough County, Florida.

         Provident Financial conducts its banking operations through The Provident Bank and Provident Bank of Florida.

         At June 30, 1999, Provident and its subsidiaries employed approximately 2,550 full-time-equivalent employees.

RECENT DEVELOPMENT

         On August 16, 1999, Provident Financial signed a definitive agreement to acquire Fidelity Financial of Ohio, Inc. Fidelity Financial, with $808.5 million in assets, operates 15 banking offices in the Cincinnati, Ohio area through its subsidiary, Centennial Bank. Under the terms of the agreement, Fidelity Financial shareholders will receive shares of Provident Financial common stock with an aggregate value of $191.6 million. The final exchange ratio will be determined based on Provident's ten day trading average closing price ending on the date on which the last regulatory approval required to consummate the acquisition is granted. Fidelity Financial shareholders will receive $21.00 worth of Provident Financial common stock if Provident Financial's average per share price during the pricing period is between $40.00 and $44.50. If Provident Financial's price is less than $40.00, Fidelity Financial shareholders will receive a fixed exchange ratio of 0.525 shares of Provident Financial. If Provident Financial's price is more than $44.50, Fidelity Financial shareholders will receive a fixed exchange ratio of 0.4719 shares of Provident Financial. Based on Provident Financial's closing stock price of $42.625 on August 13, 1999, Fidelity Financial shareholders would receive 0.4927 shares of Provident Financial common stock for each Fidelity Financial share, or a total of 4,496,087 shares (excluding outstanding options to purchase 291,205 shares of Fidelity Financial common stock). Fidelity Financial has granted Provident Financial an option to acquire 19.9 percent of the outstanding stock of Fidelity Financial, exercisable under certain conditions. The transaction, which will be accounted for as a pooling-of-interests, is expected to close early in the first quarter of 2000.

                              OHSL FINANCIAL CORP.

         OHSL is a single thrift holding company which owns 100% of the common stock of Oak Hills. Oak Hills serves the financial needs of families and local businesses in its primary market area of southwestern Ohio (mainly the counties of Hamilton, Butler and Clermont) and southeastern Indiana (the counties of Dearborn, Franklin and Ripley). As a federally insured savings and loan association, Oak Hills' deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Oak Hills has historically emphasized one-to-four family residential lending within its own community.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF OHSL

FINANCIAL CONDITION

         Total assets increased from $267.2 million at December 31, 1998 to $283.8 million at June 30, 1999, an increase of $16.6 million or 6.2%. During the first six months of 1999, held-to-maturity securities increased by $27.5 million and loans receivable increased by $6.0 million. These increases were funded by increases in deposits of $4.3 million, and advances from the Federal Home Loan Bank of $12.1 million and by a decrease in cash and cash equivalents of $16.4 million. These changes were largely the result of Oak Hills' investment strategy, wherein favorable interest rate spreads are captured from time-to-time in an effort to increase net interest income. In addition, Oak Hills seeks to grow its deposit base in order to gain market share and to enable it to cross-sell other products and services.

         Loans receivable, as noted above, increased by $6.0 million in the first six months of 1999. Due to the continuation of the low interest rate environment, very strong mortgage loan demands have been experienced. As Oak Hills seeks to manage its interest rate risk position by selling certain longer term fixed rate loans in the secondary market, a modest increase in loans receivable was experienced at June 30, 1999 when compared to the prior year end.

         Held-to-maturity securities increased by $27.5 million in 1999, due largely to Oak Hills' purchases of investment securities during this time period. These purchases totaled $38.2 million, and consisted of $16.1 million in U.S. Government Agency securities, $4.0 million in mortgage backed investments, $17.4 million in collateralized mortgage obligations and $0.7 million in other securities.

         The stockholders' equity of OHSL increased by $655,000 to $27.7 million during the first six months of 1999. The major components of this increase were OHSL's net income of $1,197,000, which was somewhat offset by dividends on OHSL's common stock of $606,000.

RESULTS OF OPERATIONS

         OHSL's results of operations depend primarily on the levels of net interest income, the provision for loan losses, non-interest income and non-interest expenses. Net interest income is dependent upon the volume of interest-earning assets and interest-bearing liabilities and on the interest rates which are earned or paid on these items. Net interest income is the difference between interest income earned on OHSL's interest-earning assets and interest expense paid on OHSL's interest-bearing liabilities. The primary interest-earning assets are short-term investments, securities (which may be available-for-sale or held-to-maturity) and loans. The primary interest-bearing liabilities are deposit accounts and borrowings. Net interest income is affected by regulatory, economic and competitive factors that influence interest rates. Oak Hills, like other thrift institutions, is subject to interest rate risk to the extent that its interest-earning assets may mature or reprice at different times or to a degree different from its interest-bearing liabilities.

         In addition to net interest income, the results of operations are also affected by the provision for loan losses. Oak Hills establishes its provision for loan losses and evaluates the adequacy of the resultant allowance for loan losses based on a number of factors, including historical loan loss experience, trends in the levels of non-performing loans, the composition of the loan portfolio and the general economic environment within which Oak Hills operates. Management of OHSL believes that the allowance for loan losses at June 30, 1999 is sufficient to absorb losses which may currently exist in Oak Hills' loan portfolio. There is no guarantee, however, that future additions to the allowance for loan losses will not be required as the result of deteriorating economic conditions, local employment conditions or other factors which could affect the condition of the loan portfolio.

         Oak Hills' operating results are also affected by the levels of non-interest income, such as fees and service charges, and gains (or losses) on the sale of loans and securities, and non-interest expense, such as salaries and employee benefits, occupancy and equipment expense, data processing expense, deposit insurance expense and franchise tax expense.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

         General. Net income for the six months ended June 30, 1999 was $1,197,000, an increase of $88,000 or 7.9% over net income for the six months ended June 30, 1998. This represents earnings per share of $0.48 versus $0.45 (fully diluted) for the same period in 1998.

         Net Interest Income. Total interest income for the six months ended June 30, 1999 was $9,754,000, compared to $9,321,000 for the same period in 1998. This increase ($433,000 or 4.6%) was generally the result of larger loan and investment balances carried during the first six months of 1999 when compared to the same period in 1998.

         Total interest expense for the six months ended June 30, 1999 was $5,778,000, compared to $5,582,000 for the same period in 1998. This increase ($196,000 or 3.5%) was generally attributable to the higher levels of deposits and borrowings carried during the first half of 1999, as OHSL was striving to increase its market share of deposit products and to take advantage of spread opportunities as described above.

         While both interest income and interest expense increased during the first six months of 1999, net interest income for the six months ended June 30, 1999 totaled $3,976,000, an increase of $237,000 or 6.3% over the same period in 1998.

         Provision for Loan Losses. OHSL's provision for loan losses totaled $11,000 for the six months ended June 30, 1999, compared to $17,000 for the same period in 1998. The credit quality of Oak Hills' loan portfolio remains very strong and is favorable when compared to the prior year (delinquent loans over 60 days totaled $199,000 at June 30, 1999 compared to $403,000 at June 30,
1998). Due to its strong credit quality, management believes that moderate additions to its loan loss allowance are sufficient to cover potential future losses.

         Non-Interest Income. Non-interest income for the six months ended June 30, 1999 was $331,000, compared to $359,000 for the same period in 1998. This decrease ($28,000 or 7.8%) was largely attributable to a decrease in net gains on loans originated for sale. During the first half of 1999, Oak Hills sold $4.5 million of fixed rate, single family loans in the secondary market, generating gains of $68,000, compared to secondary market sales of $12.5 million (generating gains of $159,000) in the first six months of 1998. Income from service charges and fees during the six months ended June 30, 1999 totaled $182,000. This increase of $59,000 was primarily the result of higher fees earned on customer checking accounts, ATM card user fees and debit card fees.

         Non-Interest Expense. Non-interest expense for the six months ended June 30, 1999 was $2,482,000, compared to $2,308,000 for the same period in 1998. This increase ($174,000 or 7.5%) was largely attributable to an increase in salaries and employee benefits expense ($84,000), computer service expense ($29,000) and other operating expenses ($62,000).

         The above increase in salaries and employee benefits expense was primarily the result of the hiring of personnel in 1999 to fill positions created due to Oak Hills' growth, coupled with merit increases to Oak Hills' staff and to salaries attributable to Oak Hills' takeover of the Sayler Park branch, which was acquired from Cornerstone Bank in November 1998.

         The above increase in computer service expense was largely the result of higher costs charged by third party providers, including higher costs for the processing of ATM transactions (ATM transactions for 1999 reflect higher volumes than 1998) as well as higher costs for the processing of customer checking account transactions.

         The above increase in other operating expenses was largely the result of higher costs for legal services (increase of $17,000), loan expenses ($18,000) , insurance expense ($19,000) and to the amortization of goodwill associated with the acquisition of the Sayler Park branch in 1998 ($38,000).

         Income Tax Provision. The income tax provision for the six months ended June 30, 1999 was $617,000, compared to $664,000 for the same period in 1998. This decrease ($47,000) was attributable to the higher level of tax exempt securities owned in 1999 compared to 1998.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

         General. Net income for 1998 was $2,161,000, an increase of $154,000 or 7.7% compared to 1997. This increase resulted primarily from increases in net interest income of $346,000 and non-interest income of $230,000, somewhat offset by an increase in non-interest expense of $153,000 and an increase in income tax expense of $264,000.

         Net Interest Income. Net interest income for 1998 increased to $7,473,000 from $7,127,000, an increase of $346,000 or 4.9%. Generally, this increase was driven by increased volume, as Oak Hills' net interest margin (net interest income divided by average earning assets) declined slightly from 3.18% in 1997 to 3.08% in 1998 and its net interest spread (the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities) declined from 2.59% in 1997 to 2.54% in 1998. During 1998, average interest-earning assets increased from $224.0 million to $242.3 million, an increase of $18.3 million or 8.2%. Also during 1998, average interest-bearing liabilities increased from $199.0 million to $216.8 million, an increase of $17.8 million or 8.9%.

         The major factors which management believes have contributed to this reduction in margin and spread are: (1) the relatively flat yield curve which has existed throughout 1998, which has made it more difficult for OHSL to earn a significant spread between its lending and investment activities in relation to its deposit and borrowing activities; (2) the continuation of efforts to both protect and enhance Oak Hills' market share of deposits, wherein certain premium interest rates were offered to retail deposit customers; and (3) strong local competition for both loans and deposits has affected the pricing of some products, resulting in lower overall profitability in some areas.

         Interest Income. Interest income on loans increased $229,000 during 1998 when compared to 1997. This increase is attributable to an increase in the average outstanding balance of loans of $2.8 million. The weighted average yield on loans remained at 8.33%, unchanged from its 1997 level.

         Interest earned on securities (including available-for-sale securities, held-to-maturity securities and other investments) increased by $873,000 (a 23.5% increase) in 1998 when compared to 1997. The average outstanding balance of securities increased from $57.2 million in 1997 to $72.7 million in 1998, an increase of $15.5 million or 27.1%. This increase in volume was somewhat offset by lower yields in 1998, as the general level of interest rates declined throughout the year. The weighted average yield on both available-for-sale and held-to-maturity securities declined in 1998.

         Interest Expense. Interest expense for 1998 increased by $756,000 when compared to 1997. Generally, this increase resulted from the carrying of larger balances of deposits and advances during 1998. This increase was offset somewhat by a reduction in the weighted average cost of deposits and advances in 1998 when compared to 1997.

         During 1998, Oak Hills continued its efforts to protect and to enhance its market share of retail deposits. During 1998, the average outstanding balance in each category of customer deposits increased over 1997 average levels. These increases are the result of Oak Hills' efforts discussed above, as well as Oak Hills' purchase of the deposit accounts of the Sayler Park branch of Cornerstone Bank in November of 1998. This purchase resulted in an increase in total deposits of $11.6 million. The weighted average cost of Oak Hills' interest-bearing deposit accounts declined from 5.17% in 1997 to 5.11% in 1998.

         Oak Hills increased its borrowings from the Federal Home Loan Bank of Cincinnati in 1998. The average outstanding balance of borrowings increased from $25.6 million in 1997 to $31.4 million in 1998, while the costs of those funds declined from 5.92% in 1997 to 5.65% in 1998. Oak Hills utilizes Federal Home Loan Bank advances for its funding needs in times of low cash availability, as well as to fund specific needs, such as large loan originations and the purchase of securities. Management believes that these advances are a prudent means for capturing attractive interest rate spreads when they become available in both the lending and investment areas. The increase in borrowings in 1998 was primarily related to the purchase of securities.

         Provision for Loan Losses. The 1998 provision for loan losses was $37,000 compared to $32,000 in 1997. This provision was increased slightly over 1997 in order to recognize modest changes in Oak Hills' loan portfolio. As Oak Hills has historically followed strict underwriting guidelines in its loan origination process, and, as Oak Hills has prompt collection efforts in place, minimal loan losses have been suffered. The strong asset quality of Oak Hills' loan portfolio has been a hallmark of Oak Hills for more than a decade. Oak Hills' allowance for loan losses as a percentage of its net loans is 0.34%, up just slightly from 1997's 0.31%. Management believes that its asset quality compares favorably to industry peers, and, that the allowance for loan losses is adequate.

         Non-Interest Income. Non-interest income increased from $515,000 in 1997 to $745,000 in 1998, an increase of $230,000 or 44.7%. The primary contributor to this increase was an increase in the net gains on loans originated for sale of $208,000. In the current low interest rate environment, management believes that it is prudent to sell longer-term, fixed rate residential mortgage loans in order to manage Oak Hills' interest rate risk. It is likely that management will continue to sell such loans in the future if the low interest rate environment continues. See the Asset/Liability Management section for a further discussion of interest rate risk.

         Non-Interest Expense. Non-interest expense increased from $4,580,000 in 1997 to $4,733,000 in 1998, an increase of $153,000 or 3.3%. The major factors in this change are salaries and employee benefits and other expenses.

         Salaries and benefits expense increased from $2,424,000 in 1997 to $2,598,000 in 1998. Increases in employee compensation ($152,000) and Employee Stock Ownership Plan ("ESOP") expense ($81,000) were somewhat offset by reductions in health care benefits expense ($59,000).

         The increase in employee compensation was the result of additional staffing, as well as increases in incentive-based compensation paid to loan origination personnel and to salaries attributable to the Sayler Park branch, which was purchased by Oak Hills in mid-November of 1998. The increase in ESOP expense is directly attributable to the higher levels of OHSL's stock price in mid-1998 upon which the amount of the ESOP expense is based. Health care costs returned to somewhat moderate levels when compared to 1997, as certain exit and other fees were incurred in 1997 in relation to Oak Hills' former health care plan. No such costs were incurred in 1998.

         Other costs decreased from $898,000 in 1997 to $814,000 in 1998, a decrease of $84,000 or 9.4%. Cost reductions in several areas, including advertising, telephone expense and outside consulting fees, contributed to this cost reduction.

         Income Tax Provision. The income tax provision increased from $1,023,000 in 1997 to $1,287,000 in 1998, an increase of $264,000 or 25.8%. This increase is generally the result of higher levels of pre-tax earnings recorded in 1998 when compared to 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

         General. Net income for the year ended December 31, 1997 was $2,007,000, an increase of $773,000 or 62.6% from the prior year. This increase resulted primarily from increases in net interest income of $209,000 and non-interest income of $139,000 and a decrease in non-interest expense of $821,000, offset by an increase in the provision for loan losses of $23,000 and an increase in income tax expense of $373,000.

         Net Interest Income. Net interest income for the year ended December 31, 1997 increased to $7,127,000 from $6,918,000 for 1996, an increase of
$209,000 or 3.0%. Generally, this increase is attributable to higher levels of average interest-earning assets and interest-bearing liabilities in 1997. This increase was substantially offset by a reduction in the net yield on average interest-earning assets, which decreased from 3.43% in 1996 to 3.18% in 1997. This yield reduction is the result of a smaller interest rate spread in 1997 compared to 1996. In 1996, the net interest rate spread was 2.86% for OHSL, compared to 2.59% in 1997.

         Interest Income. Interest income on loans increased $1,050,000 during 1997 when compared to 1996. This increase is attributable to an increase in the average outstanding balance of loans receivable of $15.9 million (a 10.5% increase), which was somewhat offset by a reduction in the weighted average yield on those loans of 18 basis points (from 8.51% in 1996 to 8.33% in 1997).

         Interest earned on securities (including available-for-sale securities, held-to-maturity securities and other investments) increased by $355,000 (a 10.6% increase) in 1997 when compared to 1996. The average outstanding balance of securities increased from $49.5 million in 1996 to $55.6 million in 1997. While the weighted average yield received on OHSL's available-for-sale portfolio remained virtually unchanged, OHSL's weighted average yield on its held-to-maturity portfolio declined from 6.54% in 1996 to 6.42% in 1997. This yield reduction has therefore acted to somewhat offset the aforementioned increase in portfolio balance.

         Interest Expense. Interest expense for the year ended December 31, 1997 increased by $1,196,000 when compared to 1996. Generally, this increase resulted from the carrying of larger balances of deposits and advances during 1997, as well as from a somewhat higher overall cost of deposits and advances in 1997 when compared to 1996.

         During 1997, Oak Hills continued its efforts to gain market share in the area of retail deposits. During 1997, the average outstanding balance in all of Oak Hills' deposit categories increased over 1996 levels. The weighted average cost of the deposit accounts also rose slightly in each category.

         Oak Hills increased its borrowings from the Federal Home Loan Bank in 1997. The average outstanding balance of borrowings increased from $18.0 million in 1996 to $25.6 million in 1997 and the cost of these funds increased from 5.87% in 1996 to 5.92% in 1997.

         Provision for Loan Losses. The 1997 provision for loan losses was $32,000, an increase of $23,000 over the provision for 1996. The provision for loan losses, while minor in relation to other costs, was increased over the prior year in response to the somewhat higher balance of total loans carried, as well as to recognize modest changes in Oak Hills' mix of loans held in portfolio.

         Non-Interest Income. Non-interest income increased from $376,000 in 1996 to $515,000 in 1997, an increase of $139,000 or 37.0%. The principal reason for this increase was an increase in the net gain on loans originated for sale. During 1997, Oak Hills realized net gains in this area totaling $122,000 compared to $45,000 in 1996. In response to the continuing low interest rate environment which existed throughout 1997, Oak Hills sold $4.7 million of loans (mortgage loans and education loans) in the secondary market in order to manage its interest rate risk. Such sales were primarily responsible for the aforementioned gains.

         Non-Interest Expense. Non-interest expense decreased from $5.4 million in 1996 to $4.6 million in 1997, a decrease of $0.8 million or 14.8%. The major components of this decrease are salaries and employee benefits expense, occupancy and equipment expense, computer services, deposit insurance and other expenses.

         Salaries and benefits expense increased from $2,194,000 in 1996 to $2,424,000 in 1997. Increases in employee compensation ($160,000), health insurance costs ($47,000), and in ESOP expense ($44,000) were the primary factors in this increase. Employee compensation expense increased primarily as the result of salaries related to Oak Hills' branch at Cleves-Warsaw, wherein 1997 was the branch's first full year of operations, as well as additional staffing requirements due to Oak Hills' growth and to merit increases to continuing staff. Health insurance costs increased during 1997 when compared to 1996. Despite efforts to modify Oak Hills' health care plans, cost increases in this area were experienced. Oak Hills' ESOP expense, which derives its cost from the average market price of OHSL's stock which is allocated to employees during the year, experienced a substantial increase as the market value of OHSL common stock climbed throughout the year.

         Occupancy and equipment expense increased from $577,000 in 1996 to $ 679,000 in 1997. Higher expenses for depreciation of fixtures and equipment ($114,000) and higher maintenance costs for equipment ($18,000) were the primary components of this increase. Both of these expense areas are discussed immediately below, as these increases are a direct result of changes in the data processing area.

         Computer service costs decreased during 1997 when compared to 1996 as a result of Oak Hills' decision to perform its own data processing rather than outsourcing this activity. The expense reduction for 1997 when compared to 1996 ($213,000) is a direct result of this change. While computer service costs did decrease during this time, increases were experienced in the areas of equipment depreciation and equipment maintenance, as Oak Hills was required to purchase data processing equipment and to provide for maintenance on this equipment as an integral part of this change.

         Deposit insurance expense decreased substantially during 1997 when compared to 1996. This decrease ($1,163,000) is a direct result of the special assessment which was assessed by the Federal Deposit Insurance Corporation through the Savings Association Insurance Fund in 1996. This one-time assessment totaled $927,000 for Oak Hills. The purpose of this assessment was to recapitalize the SAIF and to place the cost of bank and thrift deposit insurance on a relatively level basis.

         Other expenses increased from $669,000 in 1996 to $898,000 in 1997, an increase of $229,000. A variety of factors contributed to this increase, including higher utility costs, consulting fees and service charges assessed to Oak Hills.

         Income Tax Provision. The income tax provision increased from $650,000 in 1996 to $1,023,000 in 1997, an increase of $373,000. This increase is the result of higher levels of pre-tax income recorded in 1997 compared to 1996.

LIQUIDITY AND CAPITAL RESOURCES

         In general terms, liquidity is a measurement of the cash, cash equivalents and other items which are convertible into cash in the event that funds are needed in order to provide for future operations. The primary sources of liquidity are cash, short-term investments (such as Federal funds and funds in eligible "Overnight" type accounts), and qualifying securities as defined by regulation. Federal regulations require Oak Hills to maintain certain minimum levels of liquidity. Generally, current federal regulations require the liquid assets (as defined) of Oak Hills to be 4.0% of Oak Hills' total assets (also as defined). At June 30, 1999, Oak Hills' liquid assets totaled $97.9 million or 45.9%.

         The factors which are expected to have a continuing impact on the level of Oak Hills' liquidity are as follows: (1) loan demand; (2) net deposit flows in subsequent periods; (3) corporate needs for cash in order to fund ongoing operations; (4) other cash needs as they may arise.

         Based upon its projections, management anticipates that liquidity will remain at or near current levels for the near future. Oak Hills has the ability to raise cash through borrowing arrangements with the Federal Home Loan Bank of Cincinnati, through the purchase of Federal funds and through other borrowing sources. In addition, OHSL could also be a source of liquidity by lending funds to Oak Hills, by guaranteeing the credit of Oak Hills or through other arrangements. Management is of the opinion that current liquidity levels are adequate.

         OHSL's equity capital totaled $27.7 million at June 30, 1999, an increase of $655,000 from December 31, 1998. As discussed more fully above under "-- Financial Condition," the major components of this increase include the net income for the six months ended June 30, 1999, which was partially offset by dividends declared on the common stock.

         Federal regulations require savings associations to maintain certain minimum levels of regulatory capital. Regulations currently require tangible capital, as defined by regulation, divided by total assets (also as defined) to be at least 1.5%. The regulations also require core capital, as defined by regulation, divided by total assets (also as defined) to be at least 4.0%. Finally, the regulations require total risk-based capital (as defined) divided by total risk-weighted assets (as defined) to be at least 8.0%. Oak Hills' compliance with these requirements at June 30, 1999 is summarized below:

                                    Amount              Percent of
                                (in thousands)       Applicable Assets
                            ------------------------ -----------------
Tangible Capital ...........        $20,220                7.32%
Requirement ................          4,144                1.50%
                                    -------               -----

Excess .....................        $16,076                5.82%

Core Capital ...............        $20,220                7.32%
Requirement ................         11,015                4.00%
                                    -------               -----

Excess .....................        $ 9,205                3.32%

Total Risk-Based Capital ...        $20,781               16.12%
Requirement ................         10,313                8.00%
                                    -------               -----

Excess .....................        $10,468                8.12%


At June 30, 1999, the book value per share of OHSL common stock was $11.26 based upon 2,458,417 outstanding shares.

YEAR 2000 ISSUES

         It is well documented that some data processing systems may experience processing difficulties upon encountering the millennium change. This "Year 2000 Problem" is believed to be material for virtually every public company. See the section of this Proxy Statement/Prospectus entitled "Forward-Looking Statements" appearing on page 12.

         The overall responsibility for Year 2000 readiness rests with Kenneth
L. Hanauer, the Chief Executive Officer of OHSL. Due to the many diverse areas which may be affected by the Year 2000 problem, a team approach is being utilized. Teams have been formed to handle the following areas: (a) review and testing of Oak Hills' in-house data processing system; (b) review of vendors (suppliers of critical services); (c) review of the major loan customers (e.g., to determine whether interruptions of their operations are likely and to assess the impact of such interruptions on their ability to remit loan payments); (d) contingency planning; (e) review of the examination results as provided by Oak Hills' primary regulators.

         Oak Hills believes that its overall state of readiness at June 30, 1999 is satisfactory. An ongoing review of the in-house data processing system is taking place, with the major data systems already certified for Year 2000 compliance. Oak Hills' major vendors have all been contacted, with virtually all major vendors reporting Year 2000 compliance for their products or service. The customer contact group continues with the process of evaluating responses from major customers. The contingency planning group is working with all areas to assure uninterrupted operations and to identify alternative courses of action in the event that mission critical vendors are not Year 2000 ready. Although the above team projects were substantially complete as of June 30, 1999, constant monitoring and follow up will be required.

         Oak Hills' examination group works with its primary regulator, the Office of Thrift Supervision, in reviewing its overall progress and in addressing any areas where deficiencies are noted by its regulators. Oak Hills believes that its Year 2000 efforts are considered satisfactory to date by its primary regulator.

         The primary expense factor in addressing the Year 2000 Issue has consisted of employee time. Year 2000 tasks have been incorporated into the daily work routine of Oak Hills' employees, with only minimal interruption to work flow. It is management's opinion that certain vendors will require additional compensation for software upgrades that will need to be installed in certain equipment in order to make such equipment Year 2000 compliant. It is management's opinion that such additional expense will not exceed $25,000, and, as such, will not materially impact Oak Hills' financial performance.

         The risks for Oak Hills in the event that certain mission-critical systems are not Year 2000 compliant are substantial. As a financial institution, the largest volume of transactions involve loan related matters (loan origination, loan payments, escrow handling and so forth), and deposit accounts (new account openings, deposits and withdrawals from accounts, interest crediting, checking account transactions, etc.). The inability of Oak Hills to process these transactions in an efficient and timely manner would greatly impact Oak Hills' operations. No estimate is available concerning possible lost revenue in the event of a material Year 2000 problem, however, such loss of revenue would likely be a material amount which could have a serious negative impact on Oak Hills' financial performance and operations.

         The contingency planning team is in the process of evaluating all systems and outside vendors in order to determine which areas, if any, require contingency plans. As of June 30, 1999 the evaluation process continues, with contingency plans being developed and tested. Decisions concerning which areas requiring contingency plans will be made over the next several months as further information is received.

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of OHSL's operations. Unlike most industrial companies, nearly all of OHSL's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on OHSL's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

NEW ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board issues Financial Accounting Standards that affect OHSL including FAS No. 133 as amended by FAS 137, "Accounting for Derivative Instruments and Hedging Activities."

         Effective for fiscal years beginning after June 15, 2000, FAS 133 will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Upon adoption of this Standard, entities may redesignate securities as either available-for-sale or held-to-maturity. Management does not expect adoption of this Standard to have a material effect but the effect will depend upon derivative holdings upon adoption.

MARKET RISK DISCLOSURES

         Oak Hills, and to a lesser extent OHSL, are subject to extensive market risk in the fluctuation of interest rates. Such risk, which is common to virtually all financial institutions, is referred to as interest rate risk. In its efforts to manage its exposure to changes in interest rates, management closely monitors Oak Hills' interest rate risk. Oak Hills has an asset/liability committee consisting of all of Oak Hills' directors and executive officers. This committee meets at least once per quarter to review Oak Hills' interest rate risk position and to make recommendations for adjusting such position if necessary. In addition, the asset/liability committee reviews the estimated effect on Oak Hills' earnings and capital under various interest rate scenarios.

         In managing its asset/liability mix, Oak Hills may, at times, place somewhat greater emphasis on maximizing its net interest income rather than on the strict matching of the interest rate sensitivity of its assets and liabilities. The Board of Directors believes that the increased net income resulting from a modest mismatch in the estimated maturity of its asset and liability portfolios can often provide high enough returns to justify the increased exposure which may result from such a mismatch. The Board of Directors has established limits on Oak Hills' interest rate risk based on the interest rate risk simulation model utilized by its primary regulator, the OTS. There can be no assurance, however, that management's efforts to limit interest rate risk will be successful.

         To the extent consistent with interest rate spread objectives, Oak Hills attempts to reduce its interest rate risk by taking various steps. First, Oak Hills routinely seeks to sell its longer term, fixed rate mortgage loans in the secondary market. Second, Oak Hills holds a significant portfolio of multi-family and commercial real estate loans having short terms to maturity and/or adjustable rate features. Third, Oak Hills has invested a substantial portion of its mortgage-related securities in products having relatively short average lives. Oak Hills also maintains a sizeable portfolio of short-term investments, such as mutual funds, commercial paper and overnight type funds, which will provide a cushion in the event of an increase in interest rates. Fourth, Oak Hills has from time to time offered attractive interest rates and other promotions to attract transaction accounts, which are considered to be more resistant to change in interest rates than certificate accounts. Finally, Oak Hills may from time to time utilize longer-term borrowings from the Federal Home Loan Bank in an effort to extend the term to maturity of its liabilities.

         The OTS provides quarterly Interest Rate Risk Exposure Reports for the associations which it regulates. These reports project the impact on Oak Hills' "net portfolio value" under specified interest rate movements. Net portfolio value generally consists of the estimated value of Oak Hills' interest sensitive assets less the estimated value of its interest sensitive liabilities under different interest rate scenarios. Under this methodology, assets and liabilities (including such "off-balance sheet" items as commitments to make loans, unused lines of credit and other items not yet reflected as assets and liabilities) are valued following an immediate and permanent interest rate shock. The resulting impact of such interest rate shocks - which are provided for rate increases and decreases of 100, 200, 300 and 400 basis points - are reviewed by the asset/liability committee. The estimated impact of such interest rate shocks is provided in both dollars and percentages. The asset/liability committee reviews such estimated changes and compares them with guidelines adopted in this area. These guidelines specify the maximum percentage change which Oak Hills is willing to accept in a given interest rate shock environment. Any deviations in excess of board guidelines must be analyzed by management, with prompt corrective measures outlined for Board approval.

         Management and the Board of Directors believe that interest rate shocks up to 200 basis points (increase and decrease) offer the most likely scenario and Oak Hills' interest rate risk is primarily designed to protect Oak Hills' net portfolio value in those circumstances. The following table reflects the estimated change in Oak Hills' net portfolio value under various interest rate shock scenarios.

                                                                   Percentage change in net portfolio value at
                                        --------------------------------------------------------------------------------------------
    Immediate change in rates                March 31, 1999                   December 31, 1998               December 31, 1997
----------------------------------      ------------------------         ---------------------------     ---------------------------
+200 basis points                                 -26%                               -24%                            -17%
+100 basis points                                 -11%                                -9%                             -8%
   0 basis points                                   0%                                 0%                              0%
-100 basis points                                   3%                                 1%                              4%
-200 basis points                                   1%                                 1%                              6%


         Management believes that its interest rate risk position reflects somewhat greater interest rate risk than its peer group.

                DESCRIPTION OF PROVIDENT FINANCIAL CAPITAL STOCK

         Ohio General Corporation Law and Provident Financial's Articles of Incorporation and Code of Regulations govern the terms of Provident Financial's common stock. The following summary is qualified in its entirety by reference to Ohio General Corporation Law and Provident Financial's Articles of Incorporation and Code of Regulations.

Common Stock

         Provident Financial's Articles of Incorporation authorize the issuance of 110,000,000 shares of common stock. At June 30, 1999 approximately 4,000 record holders owned the 42,610,338 outstanding shares, all of which are fully paid, validly issued and non-assessable.

         Holders of Provident Financial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders may cumulate their votes when electing directors.

         Holders of Provident Financial common stock are entitled to share in the dividends that the Board of Directors validly declares from legally available funds. If Provident Financial liquidates, holders of Provident Financial common stock also are entitled to participate ratably in the assets remaining after Provident Financial pays its liabilities and preferred stock liquidation preferences.

         Holders of Provident Financial common stock do not have preemptive rights or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of Provident Financial. Provident Financial common stock has no redemption or sinking fund provisions. Approving amendments to the Articles of Incorporation, certain mergers, reorganizations and similar transactions requires the vote of the holders of two-thirds of all outstanding shares of Provident Financial common stock. The Provident Bank serves as Registrar and Transfer Agent for Provident Financial common stock.

Preferred Stock

         Provident Financial's Articles of Incorporation authorize 5,000,000 shares of preferred stock which may be issued from time to time in series that have been designated preferences, rights, qualifications and limitations that the Board of Directors, in its sole discretion, may determine. The Board of Directors can give preferred stock both voting and conversion rights which would affect the voting power and equity of holders of Provident Financial common stock. Preferred stock could also have preference to Provident Financial common stock with respect to dividend and liquidation rights. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of Provident Financial. Provident Financial has 70,272 shares of preferred stock, designated as its Series D Preferred Stock, outstanding. Each share has a stated and liquidation value of $100, is convertible into 14.0625 shares of Provident Financial common stock, and pays an annual dividend equal to the dividend payable on 14.0625 shares of Provident Financial common stock.

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

         After the Acquisition, stockholders of OHSL will become stockholders of Provident Financial. Their rights will then be governed by Provident Financial's Articles of Incorporation, Provident Financial's Code of Regulations and Ohio General Corporation Law. Presently, OHSL stockholders' rights are governed by OHSL's Certificate of Incorporation, OHSL's Bylaws, and Delaware General Corporation Law. The following summary, which is not a complete statement of all differences between rights of the holders of Provident Financial common stock and OHSL common stock, discusses material differences between the laws of Ohio and Delaware. It also discusses differences between OHSL's Certificate of Incorporation and Bylaws and Provident Financial's Articles of Incorporation and Code of Regulations. While Provident Financial believes that the provisions of its Articles of Incorporation and its Code of Regulations are in its stockholders' best interests, stockholders of OHSL should be aware that these provisions could be disadvantageous to them because their overall effect may be to render more difficult or to discourage the removal of incumbent directors and management or the assumption of effective control by other persons. This summary is qualified by the full text of each document, Delaware General Corporation Law and Ohio General Corporation Law. For information as to how to get those documents, see "Where You Can Find More Information" on page 64.

CLASSIFIED BOARD OF DIRECTORS

         Provident Financial's Board of Directors is elected annually. OHSL's Board of Directors is divided into three classes with each class elected in staggered elections and serving a three-year term.

         Classification of directors makes it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to change the majority of the Board of Directors. If a company were confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the Board of Directors sufficient time to review the proposal. The Board of Directors would also have the opportunity to review any available alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

         The classification provisions could also discourage a third party from starting a proxy contest, making a tender offer or otherwise attempting to obtain control of OHSL. That transaction could be beneficial to OHSL or its stockholders.

NUMBER OF DIRECTORS

         Provident Financial's Board of Directors consists of seven directors and OHSL's Board of Directors also consists of seven directors.

REMOVAL OF DIRECTORS

         Provident Financial's directors are subject to removal as provided by Ohio General Corporation Law or by other lawful procedures.

         OHSL's stockholders may remove any director or the entire Board of Directors from office only for cause and by an affirmative vote of eighty percent of the voting power of the holders of OHSL common stock entitled to elect directors.

VACANCIES

         Vacancies on Provident Financial's Board may be filled by a majority of the remaining directors, although less than a quorum. Any director so elected shall serve for the remainder of the unexpired term.

         Vacancies and newly created directorships resulting from any increase in the authorized number of directors of OHSL may be filled by a majority of the directors then in office, even if such amount is less than a quorum.

SPECIAL MEETINGS

         Special meetings of Provident Financial's stockholders may be called by the Chairman of the Board of Directors, the President, or by a majority of directors or stockholders holding thirty-five percent of the voting power of Provident Financial.

         Special meetings of OHSL may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which OHSL would have if there were no vacancies on the Board of Directors.

CUMULATIVE VOTING

         Provident Financial's stockholders may cumulate votes in the election of directors.

         Cumulative voting is not available to OHSL shareholders.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

         Provident Financial has no provisions regarding an advance notice procedure.

         For OHSL stockholders to properly introduce business to be transacted at the annual or any special meeting of stockholders, a stockholder of record must give notice of any proposal in a proper written form to OHSL's corporate secretary not less than thirty days prior to the date of the annual meeting. If less than forty days notice or prior public disclosure of the date of the meeting is made to OHSL's stockholders, notice by the stockholder must be received by OHSL on or before the tenth day after the date such notice or prior public disclosure was made.

         OHSL's Bylaws permit stockholders to nominate persons for election to OHSL's Board of Directors at any meeting at which directors will be elected. A stockholder must give timely notice in a proper written form to the corporate secretary in the manner described above.

AMENDMENTS TO CHARTER DOCUMENTS

         Provident Financial's Articles of Incorporation may be amended by the vote of holders of shares representing two-thirds of the voting power. See "Description of Provident Financial Capital Stock."

         Provident Financial's Code of Regulations may be amended at a meeting by the vote of the holders of shares representing a majority of Provident Financial's voting power or without a meeting by the written consent of the holders of two-thirds of such voting power.

         Generally, OHSL's Certificate of Incorporation may be amended by a Board of Directors resolution ratified by the vote of holders of a majority of OHSL's voting power.

         The vote of holders of 80% of the voting power of OHSL is required to amend, among other provisions, any of the provisions of OHSL's Certificate of Incorporation relating to the following:

         o the ability of an OHSL stockholder who owns 10% or more of OHSL's shares to exercise voting authority in excess of such 10% threshold;

         o        classified Board;

         o        calling of special meetings;

         o        advance notice of stockholder proposals;

         o the restriction on OHSL stockholders from taking action by written consent;

         o mergers, consolidations, reclassifications and other transactions with affiliates or owners of 10% or more of OHSL's voting power; or

         o the number, removal from office, or filling of vacancies of directors.

         OHSL's Board of Directors may alter, amend or repeal OHSL's Bylaws. Holders of 80% of the voting power of OHSL also have the power to alter, amend and repeal the Bylaws.

MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

         The vote of holders of two-thirds of Provident Financial's voting power is required to approve mergers, dissolutions, dispositions of all or substantially all of Provident Financial's assets and acquisitions and combinations involving the issuance of shares representing one-sixth or more of the voting power of the corporation other than so-called parent-subsidiary mergers.

         The vote of holders of 80% of OHSL's voting power is required to approve mergers, consolidations, recapitalizations and plans for liquidation or dissolution, when the parties to such transactions are owners of 10% or more of OHSL's voting power unless such transactions are approved by OHSL's Board of Directors or the transactions meet certain criteria with respect to the consideration that is involved. Delaware General Corporation Law does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of Delaware General Corporation Law.

TRANSACTIONS WITH INTERESTED STOCKHOLDERS

         Ohio and Delaware have laws that delay or prevent unsolicited third party takeover attempts. These statutes encourage an acquiring company to negotiate seriously with a target company's Board of Directors in advance of a takeover attempt.

         Merger Moratorium Statutes. Chapter 1704 of the Ohio Revised Code, the Ohio Merger Moratorium Statute, applies to Provident Financial. Section 203 of the Delaware General Corporation Law, a similar statute, applies to OHSL.

         The Ohio Merger Moratorium Statute governs business combinations and other transactions between an Ohio public company (such as Provident Financial) and an "interested stockholder." An interested stockholder is a person who beneficially owns or has the right to vote 10% or more of a company's outstanding shares and who acquired the shares or voting rights without the prior approval of its board of directors.

         For three years after a person becomes an interested stockholder, the following transactions between the company and the interested stockholder or persons related to that stockholder are prohibited:

         o        the sale or acquisition of any interest in assets,

         o        mergers and similar transactions,

         o        a voluntary dissolution,

         o the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the company's outstanding shares,

         o a transaction that increases the interested stockholder's proportionate ownership of the company, and

         o any other benefit that is not shared proportionately by all stockholders.

         After three years, transactions between the company and an interested stockholder generally require:

         o approval by at least a two-thirds majority stockholder vote, including a majority of shares not owned or controlled by the interested stockholder, or

         o satisfaction of the statutory fair price requirements that apply to shares held by persons other than the interested stockholder.

         The following are the major differences between Chapter 1704 of the Ohio General Corporation Law and Section 203 of the Delaware General Corporation
Law:

-------------------------------------------------------------------------------------------------------------------
                       Chapter 1704                                            Section 203
-------------------------------------------------------------------------------------------------------------------
o    Triggered by the acquisition of 10% of voting              o     Triggered by the acquisition of 15% of voting
     power without prior approval of board of                         power
     directors
-------------------------------------------------------------------------------------------------------------------
o    Substantially all transactions with an                     o     Transactions with an interested stockholder
     interested stockholder are prohibited for three                  are prohibited for three years, unless
     years                                                            approved by at least 66-2/3% of outstanding
                                                                      voting stock
-------------------------------------------------------------------------------------------------------------------
o    Prohibition continues after initial three-year             o     Prohibition terminates after three years
     period unless transaction is approved by the
     required percentage of shares or stockholders
     receive fair value
-------------------------------------------------------------------------------------------------------------------
o    No exemption for a person who acquires                     o     Does not apply to a person who acquires 85%
     significant percentage of stock                                  of outstanding stock
-------------------------------------------------------------------------------------------------------------------
o    Right to vote revocable proxy is not expressly             o     Right to vote revocable proxy is excluded
     excluded from definition of interested                           from definition of interested stockholder
     stockholder
-------------------------------------------------------------------------------------------------------------------

         Profit Recapture Provision. Section 1707.043 of the Ohio Revised Code applies to Provident Financial. Delaware law contains no comparable provision. This section provides that:

         o if a stockholder disposes of an Ohio company's stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the company;

                  o then, the company may recover the profit unless the stockholder proves in court that:

                  o its sole purpose in making the proposal was to acquire control of the company and it had reasonable grounds to believe it would succeed,

                  o it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss, and

                  o the proposal did not have a material adverse effect on the price or trading volume of the shares.

APPRAISAL RIGHTS

         Dissenting stockholders of Provident Financial who dissent to mergers and similar transactions on which they vote are entitled to appraisal rights if:

         o an amendment to the articles of incorporation changes the preference or dividend terms of issued shares, changes substantially the purpose of the corporation or changes the corporation into a nonprofit corporation,

         o        a merger or consolidation with another corporation occurs, or

         o an acquisition of another corporation in a merger, combination or majority share acquisition which involves the transfer to the target of shares having one-sixth or more of the acquiror's voting power occurs.

         OHSL stockholders do not have any appraisal rights or dissenters' rights.

LIABILITY OF DIRECTORS AND EXECUTIVE OFFICERS

         Under Ohio law, stockholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its stockholders by directors and, to a certain extent, executive officers. Ohio law has codified the traditional business judgement rule. Ohio law provides that the business judgement presumption of good faith may only be overcome only by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

         Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's stockholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and the nation; community and societal considerations; the long-term and short-term interests of the corporation and the stockholders; and the possibility that these interests may be best served by the continued independence of the corporation.

         Directors of Ohio corporations are, unless the corporation's articles or regulations otherwise provide, liable to the corporation for money damages for actions taken or failed to be taken as a director only if it is proven by clear and convincing evidence that the act or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or reckless disregard for the best interests of the corporation.

         Provident Financial's Code of Regulations provides that it shall indemnify its directors and officers to the fullest extent provided by applicable Ohio law as currently exists or may be broadened by amendment and shall advance to officers and directors, under certain circumstances, funds for expenses, liabilities and loss actually and reasonably incurred or suffered in connection with defending pending or threatened suits. Additionally, Provident Financial maintains insurance on behalf of its directors, officers, employees and agents.

         OHSL's Certificate of Incorporation provides that a director will not be personally liable to OHSL or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent not permitted under Delaware General Corporation Law. While this provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty. This provision will have no effect on the availability of equitable remedies like an injunction or rescission based on a director's breach of his or her duty of care.

         OHSL's Certificate of Incorporation provides that each person who is a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a director, officer, employee or agent of OHSL, or is or was otherwise serving at the request of OHSL, will be indemnified by OHSL to the extent permitted by Delaware General Corporation Law. The indemnification rights conferred by OHSL's Certificate of Incorporation are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of July 31, 1999, information with respect to the beneficial ownership of OHSL common stock by each person known by OHSL to be the beneficial owner of more than five percent of the common stock, by each present director of OHSL, by certain executive officers of OHSL and by all directors and executive officers of OHSL as a group. Unless otherwise indicated in the note to this table, the stockholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them.

          NAME OF BENEFICIAL OWNER                       NO. OF SHARES(1)                 PERCENT OF CLASS
----------------------------------------------   ---------------------------------   ---------------------------
Norbert G. Brinker                                            29,534                                  1.2%

Kenneth L. Hanauer                                           123,075                                  4.9

William R. Hillebrand                                         49,294                                  2.0

Alvin E. Hucke                                                48,064                                  1.9

Thomas E. McKiernan                                           29,692                                  1.2

Joseph J. Tenoever                                            32,320                                  1.3

Howard N. Zoellner                                            24,672                                  1.0

Patrick J. Condren                                            59,330                                  2.4

Terry E. Todd                                                 40,926                                  1.6

Marilyn R. Wieland                                            57,728                                  2.3

All directors and executive
officers as a group (10 persons)                              94,635                                 19.8


(1) Amounts include shares held directly, as well as shares which are held indirectly, as well as shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary with respect to which shares the respective individuals may be deemed to have sole or shared voting and/or investment power. Amounts shown include shares which may be acquired upon the exercise of options outstanding under the Company's Stock Option Plan, as follows:
         Mr. Hanauer, 19,264 shares; Mr. McKiernan, 3,234 shares; Mr. Zoellner, 6,852 shares.

                                  LEGAL MATTERS

      The legality of the Provident Financial common stock offered hereby will be passed upon for Provident Financial by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Members of that firm participating in matters related to the Acquisition beneficially own approximately 114,323 shares of Provident Financial common stock. Keating, Muething & Klekamp, P.L.L. has also delivered opinions to Provident Financial as to certain tax matters.

                                     EXPERTS

      The consolidated financial statements of Provident Financial Group, Inc. appearing in Provident Financial's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated statements of financial position of OHSL as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors, as stated in their report, which is included herein in the reliance upon such report and is given on the authority of such firm as experts in accounting and auditing.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

      In the event the Acquisition is not consummated and OHSL's 2000 Annual Meeting of Stockholders is held on or before April 15, 2000, any stockholder proposal intended to be presented at the 2000 Annual Meeting must have been received by OHSL prior to November 16, 1999 in order to be considered in the proxy materials for such meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

      OHSL and Provident Financial each file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information that OHSL and Provident Financial file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. (The address of the public reference room in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. OHSL's and Provident Financial's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information regarding OHSL and Provident Financial also may be inspected at the offices of Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878.

      Provident Financial has filed a Registration Statement with the SEC to register the shares of Provident Financial common stock to be issued to OHSL stockholders in the Acquisition. This Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Provident Financial, as well as a proxy statement of OHSL for the OHSL Special Meeting.

      As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

      The SEC allows OHSL and Provident Financial to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that OHSL and Provident Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that OHSL and Provident Financial have previously filed with the SEC. These documents contain important information about OHSL and Provident Financial and their respective financial condition.

OHSL SEC FILINGS:

         1.       Annual Report on Form 10-K for the fiscal year ended December
                  31, 1998

         2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999

         3. Current Reports on Form 8-K dated January 25, 1999, April 20, 1999, July 29, 1999 and August 11, 1999

         4. The description of the OHSL common stock contained in the Registration Statement on Form S-1, SEC File No. 33-53398.

PROVIDENT FINANCIAL SEC FILINGS:

         1.       Annual Report on Form 10-K for the fiscal year ended December
                  31, 1998

         2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999

         3.       Current Reports on Form 8-K dated January 29, 1999 and June
                  25, 1999

         4. The description of the Provident Financial common stock contained in the Registration Statement on Form S-4, SEC File No. 333-32423.

      OHSL and Provident Financial are also incorporating by reference additional documents that they may respectively file with the SEC between the date of this Proxy Statement/Prospectus and the date of the OHSL Special Meeting. These include periodic reports, such as an Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K, and any amendments to these reports, as well as proxy statements.

      If you are a stockholder of OHSL or Provident Financial, you can obtain any of the documents incorporated by reference through OHSL and Provident Financial, respectively, or from the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from OHSL and Provident Financial without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from OHSL and Provident Financial at the following address:

                         Provident Financial Group, Inc.
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                               Attn: Mark E. Magee
                                 (513) 579-2000

                              OHSL Financial Corp.
                              5889 Bridgetown Road
                             Cincinnati, Ohio 45248
                          Attn: Patrick J. Condren, CFO
                                 (513) 574-3322


      If you would like to request documents from OHSL or Provident Financial, please do so by October 15, 1999 to receive them before the OHSL Special Meeting. If you request any such documents, the companies will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE OHSL SPECIAL MEETING. OHSL AND PROVIDENT FINANCIAL HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF PROVIDENT FINANCIAL'S SECURITIES IN THE ACQUISITION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                              OHSL FINANCIAL CORP.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                          Page
                                                                                                          ----

Report of Independent Auditors.............................................................................F-2
Consolidated Statements of Financial Condition as of December 31, 1998 and 1997............................F-3
Consolidated Statements of Income for the Years Ended December 31, 1998, 1997 and 1996.....................F-4
Consolidated Statements of Changes in Stockholders' Equity
      for the Years Ended December 31, 1998, 1997 and 1996.................................................F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996.................F-6
Notes to Consolidated Financials Statements................................................................F-8
Consolidated Statements of Financial Condition as of June 30, 1999 (unaudited)
      and December 31, 1998...............................................................................F-22
Consolidated Statements of Income for the Three and Six Months Ended June 30, 1999
      and 1998 (unaudited)................................................................................F-24
Consolidated Statements of Changes in Stockholders' Equity for the Six Months Ended
      June 30, 1999 and 1998 (unaudited)..................................................................F-26
Consolidated Statements of Cash Flows for the Six Months Ended
      June 30, 1999 and 1998 (unaudited)..................................................................F-27
Notes to Consolidated Financial Statements (unaudited)....................................................F-28

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
OHSL Financial Corp.
Cincinnati, Ohio

We have audited the accompanying consolidated statements of financial condition of OHSL Financial Corp. as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of OHSL Financial Corp. as of December 31, 1998 and 1997, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                           Crowe, Chizek and Company LLP


Indianapolis, Indiana
January 27, 1999

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1998 AND 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                             1998                   1997
                                                                             ----                   ----
ASSETS
Cash and due from banks .......................................            $   3,387             $   4,652
Short-term investments ........................................               15,625                11,572
                                                                           ---------             ---------
     Cash and cash equivalents ................................               19,012                16,224
Interest-bearing balances with financial institutions .........                  100                   100
Available-for-sale securities .................................                9,372                10,774
Held-to-maturity securities (fair value of $65,526 and $34,145)               65,268                33,854
Loans held for sale ...........................................                1,360                   730
Loans, net of allowance ($562 and $529) .......................              164,595               171,768
Premises and equipment - net ..................................                2,573                 2,148
Federal Home Loan Bank stock ..................................                1,977                 1,630
Accrued interest receivable ...................................                1,530                 1,355
Other assets ..................................................                1,389                   322
                                                                           ---------             ---------
                                                                           $ 267,176             $ 238,905
                                                                           =========             =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
         Non-interest bearing .................................            $   4,509             $   3,256
         Interest bearing .....................................              202,246               181,434
                                                                           ---------             ---------
              Total ...........................................              206,755               184,690
     Advances from Federal Home Loan Bank .....................               31,118                26,570
     Accrued expenses and other liabilities ...................                2,277                 1,613
                                                                           ---------             ---------
                                                                             240,150               212,873
Shareholders' equity
     Common stock ($.005 par value -
         3,500,000 shares authorized;
         2,870,820 and 2,852,790 shares issued) ...............                   14                    14
     Additional paid-in capital ...............................               14,512                14,157
     Retained earnings ........................................               16,776                15,795
     Unamortized cost of bank incentive plan ..................                   --                    (1)
     Unearned shares held by employee stock ownership plan ....                 (237)                 (356)
     Treasury stock (402,292 and 368,792 shares) ..............               (4,087)               (3,607)
     Accumulated other comprehensive income ...................                   48                    30
                                                                           ---------             ---------
                                                                              27,026                26,032
                                                                           ---------             ---------
                                                                           $ 267,176             $ 238,905
                                                                           =========             =========


           See accompanying notes to consolidated financial statements

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                       1998                1997                 1996
                                                       ----                ----                 ----

INTEREST INCOME
     Loans, including related fees .......            $14,129            $ 13,900             $12,850
     Securities ..........................              3,727               3,244               2,977
     Other ...............................                858                 468                 380
                                                      -------            --------             -------
                                                       18,714              17,612              16,207
INTEREST EXPENSE
     Deposits ............................              9,468               8,970               8,235
     Federal Home Loan Bank advances .....              1,773               1,515               1,054
                                                      -------            --------             -------
                                                       11,241              10,485               9,289
                                                      -------            --------             -------
NET INTEREST INCOME ......................              7,473               7,127               6,918
Less provision for loan losses ...........                 37                  32                   9
                                                      -------            --------             -------
NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES .....................              7,436               7,095               6,909
                                                      -------            --------             -------
NON-INTEREST INCOME
     Service charges and fees ............                279                 241                 224
     Net gain on loans
         originated for sale .............                330                 122                  45
     Gain/(loss) on securities ...........                 --                  (4)                 10
     Other ...............................                136                 156                  97
                                                      -------            --------             -------
                                                          745                 515                 376
NON-INTEREST EXPENSE
     Salaries and employee benefits ......              2,598               2,424               2,194
     Occupancy and equipment, net ........                703                 679                 577
     Computer services ...................                161                 144                 357
     Deposit insurance ...................                113                 109               1,272
     Franchise taxes .....................                344                 326                 332
     Other ...............................                814                 898                 669
                                                      -------            --------             -------
                                                        4,733               4,580               5,401
                                                      -------            --------             -------
INCOME BEFORE INCOME TAXES ...............              3,448               3,030               1,884
Income tax expense .......................              1,287               1,023                 650
                                                      -------            --------             -------
NET INCOME ...............................            $ 2,161            $  2,007             $ 1,234
                                                      =======            ========             =======

Per share data
     Earnings per share ..................            $   .89            $    .84             $   .51
     Earnings per share, assuming dilution                .87                 .81                 .49


           See accompanying notes to consolidated financial statements

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                   ADDITIONAL
                                                     COMMON         PAID-IN          RETAINED          BENEFIT
                                                      STOCK         CAPITAL          EARNINGS           PLANS
                                                      -----         -------          --------           -----

Balance, January 1, 1996 ....................          $14          $13,429          $ 14,526           $(639)
Bank incentive plan amortization expense ....           --               --                --              30
Exercise of stock options (19,764 shares) ...           --               99                --              --
Acquisition of treasury stock (79,542 shares)           --               --                --              --
Employee stock ownership shares earned ......           --              124                --             119
Cash dividends ($.38/share) .................           --               --              (921)             --
Comprehensive income
   Net income ...............................           --               --             1,234              --
   Change in net unrealized gain (loss)
     on securities available for sale, net
     of reclassification and tax effects ....           --               --                --              --

   Total comprehensive income ...............           --               --                --              --
                                                       ---          -------          --------           -----
Balance, December 31, 1996 ..................           14           13,652            14,839            (490)

Bank incentive plan amortization expense ....           --               --                --              14
Exercise of stock options (49,568 shares) ...           --              337                --              --
Acquisition of treasury stock
   (74,090 shares) ..........................           --               --                --              --
Employee stock ownership shares earned ......           --              168                --             119
Cash dividends ($.44/share) .................           --               --            (1,051)             --
Comprehensive income
   Net income ...............................           --               --             2,007              --
   Change in net unrealized gain (loss)
     on securities available for
     sale, net of reclassification and tax
     effects ................................           --               --                --              --

       Total comprehensive income ...........           --               --                --              --
                                                       ---          -------          --------           -----
Balance, December 31, 1997 ..................           14           14,157            15,795            (357)

Bank incentive plan amortization expense ....           --               --                --               1
Exercise of stock options (18,030 shares) ...           --              106                --              --
Acquisition of treasury stock
   (33,500 shares) ..........................           --               --                --              --
Employee stock ownership shares earned ......           --              249                --             119
Cash dividends ($.47/share) .................           --               --            (1,180)             --
Comprehensive income
   Net income ...............................           --               --             2,161              --
   Change in net unrealized gain (loss)
     on securities available for sale,
     net of reclassification and tax effects            --               --                --              --
                                                       ---          -------          --------           -----
       Total comprehensive income ...........           --               --                --              --
                                                       ---          -------          --------           -----

Balance, December 31, 1998 ..................          $14          $14,512          $ 16,776           $(237)
                                                       ===          =======          ========           =====

                                                                      ACCUMULATED
                                                                         OTHER
                                                        TREASURY     COMPREHENSIVE
                                                         STOCK          INCOME            TOTAL
                                                         -----          ------            -----

Balance, January 1, 1996 ....................          $(1,904)          $ 28           $ 25,454
Bank incentive plan amortization expense ....               --             --                 30
Exercise of stock options (19,764 shares) ...               --             --                 99
Acquisition of treasury stock (79,542 shares)             (847)            --               (847)
Employee stock ownership shares earned ......               --             --                243
Cash dividends ($.38/share) .................               --             --               (921)
Comprehensive income
   Net income ...............................               --             --              1,234
   Change in net unrealized gain (loss)
     on securities available for sale, net
     of reclassification and tax effects ....               --            (96)               (96)
                                                                                        --------
   Total comprehensive income ...............               --             --              1,138
                                                       -------           ----           --------
Balance, December 31, 1996 ..................           (2,751)           (68)            25,196

Bank incentive plan amortization expense ....               --             --                 14
Exercise of stock options (49,568 shares) ...               --             --                337
Acquisition of treasury stock
   (74,090 shares) ..........................             (856)            --               (856)
Employee stock ownership shares earned ......               --             --                287
Cash dividends ($.44/share) .................               --             --             (1,051)
Comprehensive income
   Net income ...............................               --             --              2,007
   Change in net unrealized gain (loss)
     on securities available for
     sale, net of reclassification and tax
     effects ................................               --             98                 98
                                                                                        --------
       Total comprehensive income ...........               --             --              2,105
                                                       -------           ----           --------
Balance, December 31, 1997 ..................           (3,607)            30             26,032

Bank incentive plan amortization expense ....               --             --                  1
Exercise of stock options (18,030 shares) ...               --             --                106
Acquisition of treasury stock
   (33,500 shares) ..........................             (480)            --               (480)
Employee stock ownership shares earned ......               --             --                368
Cash dividends ($.47/share) .................               --             --             (1,180)
Comprehensive income
   Net income ...............................               --             --              2,161
   Change in net unrealized gain (loss)
     on securities available for sale,
     net of reclassification and tax effects                --             18                 18
                                                       -------           ----           --------
       Total comprehensive income ...........               --             --              2,179
                                                       -------           ----           --------

Balance, December 31, 1998 ..................          $(4,087)          $ 48           $ 27,026
                                                       =======           ====           ========


          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)




                                                                      1998              1997               1996
                                                                      ----              ----               ----

Cash flows from operating activities
     Net income .........................................          $  2,161           $  2,007           $  1,234
     Reconciling items
         Depreciation and amortization ..................               339                352                247
         Net amortization/(accretion) on securities .....               (20)               (57)                16
         Amortization of intangible assets ..............                10                 --                 --
         Provision for loan losses ......................                37                 32                  9
         (Gain)/loss on securities ......................                --                  4                (10)
         Deferred loan fees .............................              (202)              (194)              (194)
         Federal Home Loan Bank stock dividends .........              (133)              (112)              (101)
         Employee stock ownership shares earned .........               368                287                243
         Net change in:
              Loans held for sale .......................              (630)              (294)               566
              Interest receivable and other assets ......              (274)                28               (192)
              Accrued expenses and other liabilities ....               655               (220)                63
                                                                   --------           --------           --------
                  Net cash from operating activities ....             2,311              1,833              1,881
Cash flows from investing activities
     Net change in interest-bearing balances with
         financial institutions .........................                --                 --                500
     Purchase of held-to-maturity securities ............           (57,837)           (17,519)           (13,220)
     Proceeds from maturities and repayments of
         held-to-maturity securities ....................            26,462             12,859             11,897
     Purchase of available-for-sale securities ..........            (3,300)                --             (3,815)
     Proceeds from maturities and repayments of
         available-for-sale securities ..................             4,710              1,561              1,399
     Proceeds from sales of available-for-sale securities                --              1,805              2,004
     Purchase of FHLB Stock .............................              (214)                --                 --
     Loans made to customers net of payments received ...             7,338            (13,585)           (15,685)
     Purchase of property and equipment .................              (626)              (102)            (1,125)
     Net cash received upon branch acquisition ..........            10,543                 --                 --
                                                                   --------           --------           --------
                  Net cash from investing activities ....           (12,924)           (14,981)           (18,045)


          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)




                                                            1998               1997               1996
                                                            ----               ----               ----

Cash flows from financing activities
     Net change in deposits ....................          $ 10,423           $ 15,204           $ 10,172
     Activity in Federal Home Loan Bank advances
         Draws .................................            28,000             23,500             28,500
         Repayments ............................           (23,452)           (16,046)           (26,784)
     Purchase of treasury stock ................              (480)              (856)              (847)
     Exercise of stock options .................                90                248                 99
         Cash dividends ........................            (1,180)            (1,051)              (921)
                                                          --------           --------           --------
              Net cash from financing activities            13,401             20,999             10,219
                                                          --------           --------           --------
Net change in cash and cash equivalents ........             2,788              7,851             (5,945)
Cash and cash equivalents at beginning of year .            16,224              8,373             14,318
                                                          --------           --------           --------
Cash and cash equivalents at end of year .......          $ 19,012           $ 16,224           $  8,373
                                                          --------           --------           --------
Cash paid during the period for:
      Interest .................................          $ 11,274           $ 10,467           $  9,164
      Income taxes .............................               876              1,029                602


          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of OHSL Financial Corp. (OHSL) and its wholly-owned subsidiary, Oak Hills Savings and Loan Company, FA (Oak Hills) and Oak Hills' wholly-owned subsidiary, CFSC, Inc. Intercompany transactions are eliminated in consolidation.

OHSL generates mortgage and consumer loans and receives deposits from customers located primarily in the counties of Hamilton, Butler and Clermont in Ohio, and Ohio county in Indiana. A substantial portion of the loan portfolio is secured by single family and multi-family mortgages. CFSC, Inc. sells investment products, primarily mutual fund and annuity products, to retail customers. The majority of the Oak Hills' revenue is derived from retail lending activities and securities.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and disclosures provided, and future results could differ. The allowance for loan losses and the fair values of financial instruments are particularly subject to change.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

LOAN INCOME: Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated collectively for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

FORECLOSED ASSETS: Assets acquired through or instead of loan foreclosures are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

                              OHSL FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

SERVICING RIGHTS: Servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondary, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation, computed using both the straight-line and accelerated methods.

INTANGIBLES: Purchased intangibles consisting of goodwill and core deposit value, are recorded at cost and amortized over their estimated lives of 18 and 10 years.

EMPLOYEE STOCK OWNERSHIP PLAN: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

INCOME TAXES: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

LONG-TERM ASSETS: These assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

EARNINGS PER SHARE: Earnings per share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

DIVIDEND RESTRICTION: Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by Oak Hills to OHSL or by OHSL to its shareholders.

FINANCIAL INSTRUMENTS: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount of these items represents the exposure to loss, before considering customer collateral or ability to pay.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

                             (DOLLARS IN THOUSANDS)

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

NEW ACCOUNTING PRONOUNCEMENTS: Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

INDUSTRY SEGMENT: Internal financial information is primarily reported and aggregated in one line of business, banking.


NOTE 2 - SECURITIES


Year-end securities were as follows:

                                                                  GROSS             GROSS
                                                AMORTIZED      UNREALIZED        UNREALIZED           FAIR
AVAILABLE-FOR-SALE                                COST            GAINS            LOSSES             VALUE
                                                  ----            -----            ------             -----
1998
Corporate notes                                  $   500          $   8           $     --           $   508
Mutual funds                                       2,798             59                (39)            2,818
Mortgage-backed securities                         6,001             48                 (3)            6,046
                                                 -------          -----           --------           -------
                                                 $ 9,299          $ 115           $    (42)          $ 9,372
                                                 =======          =====           ========           =======
1997
Corporate notes                                  $   500          $  --           $    (10)          $   490
Mutual funds                                       2,798             40                (35)            2,803
Mortgage-backed securities                         7,429             57                 (5)            7,481
                                                 -------          -----           --------           -------
                                                 $10,727          $  97           $    (50)          $10,774
                                                 =======          =====           ========           =======
Held-to-Maturity

1998
Obligations of U.S. Government Agencies          $10,102          $  71           $    (25)          $10,148
Tax-free obligations                               3,059             74                (20)            3,113
Collateralized mortgage obligations               33,908            184                (70)           34,022
Mortgage-backed securities                        18,199             75                (31)           18,243
                                                 -------          -----           --------           -------
                                                 $65,268            404           $   (146)          $65,526
                                                 =======          =====           ========           =======

1997
Obligations of U.S. Government Agencies          $14,034          $  78           $    (11)          $14,101
Tax-free obligations                               1,087             42                 --             1,129
Collateralized mortgage obligations               18,733            211                (29)           18,915
                                                 -------          -----           --------           -------
                                                 $33,854          $ 331           $    (40)          $34,145
                                                 =======          =====           ========           =======

                             (DOLLARS IN THOUSANDS)

Sales of available-for-sale securities generated gross gains of $2 and $22, and gross losses of $6 and $12 in 1997 and 1996. There were no sales of available-for-sale securities in 1998.

The amortized cost and fair value of securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  AVAILABLE-FOR-SALE               HELD-TO-MATURITY
                                                  ------------------               ----------------
                                               AMORTIZED          FAIR          AMORTIZED          FAIR
                                                 COST            VALUE            COST             VALUE
                                                 ----            -----            ----             -----

Due within one year                             $   --          $    --          $ 1,096          $ 1,099
Due after one year through five years               --               --            2,881            2,933
Due after five years through ten years             500              508              263              285
Due after ten years                                 --               --            8,921            8,944
Mutual funds                                     2,798            2,818               --               --
Collateralized mortgage obligations
    and mortgage backed securities               6,001            6,046           52,107           52,265
                                                ------          -------          -------          -------
                                                $9,299          $ 9,372          $65,268          $65,526
                                                ======          =======          =======          =======

To secure public deposits at December 31, 1998 and 1997, Oak Hills has pledged a portion of one of its mortgage-backed securities. The carrying and fair value of the pledged portion was $525 at December 31, 1998.


NOTE 3 - LOANS

Loans consist of the following:

                                             1998                1997
                                             ----                ----

Mortgage loans secured by:
    One-to-four family residences          $ 103,158           $ 109,506
    Other properties                          41,766              43,619
Construction                                  15,358               9,366
Loans on savings accounts                        255                 218
Second mortgage loans                          2,070               1,846
Home improvement loans                           348                 577
Consumer loans                                 5,318               6,214
Automobile loans                               2,780               4,070
Educational loans                                198                 257
                                           ---------           ---------
Gross loans receivable                       171,251             175,673
Allowance for loan losses                       (562)               (529)
Undisbursed portion of loans
    in process                                (6,123)             (3,203)
Deferred loan fees, net                           29                (173)
                                           ---------           ---------
                                           $ 164,595           $ 171,768
                                           =========           =========

                             (DOLLARS IN THOUSANDS)

Mortgage loans serviced for others, primarily the FHLMC, are not included above and totaled $36,527 and $26,042 at year-end 1998 and 1997.

Activity for capitalized originated mortgage servicing rights was as follows:

                               1998            1997           1996
                               ----            ----           ----

Beginning of year             $  60           $ 27           $ --
Additions                       208             53             33
Amortized to expense            (77)           (20)            (6)
                              -----           ----           ----
End of year                   $ 191           $ 60           $ 27
                              =====           ====           ====

Certain of OHSL's officers and directors are loan customers of Oak Hills. The balance of loans outstanding to these individuals was not significant at December 31, 1998 or 1997.

The balance of loans on non-accrual status was not significant at December 31, 1998 or 1997.

Oak Hills had no loans designated as impaired at December 31, 1998 or 1997, nor were any loans so designated during 1998, 1997 or 1996.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are summarized as follows:

                                         1998           1997             1996
                                         ----           ----             ----

Balance at beginning of period          $ 529           $ 499           $ 515
Provision for loan losses                  37              32               9
Loan charge-offs                           (8)             (2)            (25)
Recoveries                                  4              --              --
                                        -----           -----           -----
Balance at end of period                $ 562           $ 529           $ 499
                                        =====           =====           =====


NOTE 5 - PREMISES AND EQUIPMENT

A summary of office properties and equipment is as follows:

                                    1998            1997
                                    ----            ----

Land                               $  145          $  126
Premises and improvements           3,004           2,407
Furniture and equipment             2,728           2,580
                                   ------          ------
                                    5,877           5,113
Accumulated depreciation
and amortization                    3,304           2,965
                                   ------          ------
                                   $2,573          $2,148
                                   ======          ======

                             (DOLLARS IN THOUSANDS)

NOTE 6 - DEPOSITS

At December 31, 1998, scheduled maturities of time deposits are as follows:

         1999                               $      74,754
         2000                                      40,761
         2001                                      15,981
         2002                                       3,907
         2003                                       5,058
         Thereafter                                 1,043
                                            -------------
                                            $     141,504
                                            =============

Time deposits of $100 or more were $22,419 and $20,862 at year-end 1998 and 1997.

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Cincinnati (FHLB) at December 31, 1998 consist of the following:

                               WEIGHTED AVERAGE
                                 INTEREST RATE
                                AT DECEMBER 31,
FINAL MATURITY                       1998                        AMOUNT
--------------                       ----                        ------

1999                                  5.84%                    $        833
2000                                  6.25                              300
2001                                  5.26                            7,417
2002                                  5.99                            4,000
2006                                  6.57                            1,568
2008                                  5.31                           17,000
                                                               ------------
                                                               $     31,118
                                                               ============

Required annual principal payments are as follows:

YEAR ENDING
-----------

1999                                   $   1,200
2000                                         267
2001                                       7,083
2002                                       4,000
2003                                           -
Thereafter                                18,568
                                       ---------
                                       $  31,118
                                       =========

These advances require monthly interest payments and are secured by a blanket collateral agreement covering the majority of Oak Hills' residential mortgage loans and securities. Several of Oak Hills' advances are subject to call by the FHLB. Such call(s), if realized, could significantly alter the maturity structure of advances as shown above.

                             (DOLLARS IN THOUSANDS)

NOTE 8 - CAPITAL REQUIREMENTS

Oak Hills is subject to regulatory capital requirements administered by the federal banking agencies. Failure to meet the Office of Thrift Supervision's
(OTS) minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. These guidelines and the Federal Deposit Insurance Corporation's (FDIC) regulatory framework for prompt corrective action involve quantitative measures of capital, assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices as well as qualitative judgments by the regulators about components, risk weightings, and other factors. Oak Hills' capital ratios resulted in it being designated "well capitalized" at December 31, 1998 and 1997.

At December 31, under these capital requirements Oak Hills had:

                                                                                  OTS                          FDIC
                                                                                 MINIMUM                     REQUIRED
                                                                          REQUIRED FOR CAPITAL            MINIMUM TO BE
                                              ACTUAL                       ADEQUACY PURPOSES            "WELL CAPITALIZED"
                                              ------                       -----------------            ------------------
                                   AMOUNT                RATIO        AMOUNT               RATIO       AMOUNT         RATIO
                                   ------                -----        ------               -----       ------         -----

1998

Total Capital (to Risk
    Weighted Assets)               $19,473               15.88%       $9,809               8.00%       $12,261        10.00%
Tier I Capital (Core
    Capital) (to Risk
    Weighted Assets)                18,927               15.44%        4,904               4.00%         7,357         6.00%
Tier 1 Capital (Core
    Capital) (to Adjusted
    Assets)                         18,927                7.30%        7,776               3.00%        12,960         5.00%
Tangible Capital (to
    Adjusted Assets)                18,927                7.30%        3,888               1.50%           N/A          N/A

1997

Total Capital (to Risk
    Weighted Assets)               $21,035               17.26%       $9,748               8.00%       $12,185        10.00%
Tier I Capital (Core
    Capital) (to Risk
    Weighted Assets)                20,515               16.84%        4,874               4.00%         7,311         6.00%
Tier 1 Capital (Core
    Capital) (to Adjusted
    Assets)                         20,515                8.77%        7,020               3.00%        11,702         5.00%
Tangible Capital
    (to Adjusted Assets)            20,515                8.77%        3,510               1.50%           N/A          N/A

Total capital differs from tangible and core capital due to the inclusion of Oak Hills' general valuation allowance which totaled $546 and $520 at December 31, 1998 and 1997.

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or Oak Hills must convert to a commercial bank charter. Management believes that this test is met.

OTS regulations limit capital distributions by savings institutions. The least restriction is placed on "tier 1" institutions, defined as well-capitalized and with favorable qualitative OTS examination ratings, which can make distributions in a year up to one-half the capital in excess of the most stringent capital requirement at the beginning of the year plus net income to date. Other

                             (DOLLARS IN THOUSANDS)

institutions have more stringent requirements, the most restrictive being prior OTS approval of any capital distribution. Oak Hills is a tier 1 institution.

Oak Hills converted from a mutual to a stock institution, and a "liquidation account" was established at $10,998, which was net worth reported in the conversion prospectus. Eligible depositors who have maintained their accounts, less annual reductions to the extent they have reduced their deposits, would receive a distribution from this account if Oak Hills liquidated.


NOTE 9 - BENEFIT PLANS

OHSL shareholders approved a Stock Option Plan which reserved 271,320 shares of common stock for granting options to directors and officers of OHSL and Oak Hills. Options are to be granted at values not less than the fair market value of the shares at the date of the grant and must be exercised within ten years of grant. There were 249,592 options granted during 1993 at a price of $5 per share and all were exercisable upon grant. No options have been granted since that time and no options have been forfeited. At December 31, 1998, 91,972 options remain outstanding and all are currently vested and exercisable.

The ESOP purchased 7%, or 189,924 shares, of the stock offered in the conversion. The funds used by the ESOP to purchase the stock were provided by a loan from OHSL which will be repaid by contributions to the ESOP by Oak Hills. Pursuant to the ESOP, 23,740 shares are allocated to participants annually, based upon employee compensation levels during the year. ESOP expense totaled $368, $287 and $243 for 1998, 1997 and 1996.

Information regarding the ESOP at year end is as follows:

                                                        1998             1997
                                                        ----             ----

Unearned shares                                        71,224           94,964
Fair value of unsecured shares                       $    988         $  1,282
Share released for allocation                          23,740           23,740
Shares allocated to participants                       94,960           71,220

Oak Hills maintains a noncontributing 401(k) profit sharing plan. Contributions are at the discretion of the Board of Directors and totaled $97, $77 and $67 for 1998, 1997 and 1996.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

                             (DOLLARS IN THOUSANDS)

At year-end these financial instruments are summarized as follows:

                                                        1998             1997
                                                        ----             ----

Commitments to make loans:
Fixed rate                                          $   2,263         $    822
Variable rate                                             208              160
Unused portions of lines of credit                      5,576            4,608
Standby letters of credit                                  71               41

The commitments to make loans relate to residential mortgage loans. Generally such commitments are for 45 days. At December 31, 1998, the fixed rate loan commitments had an average rate of 7.15%. The lines of credit are primarily variable rate home equity lines of credit.

NOTE 11 - INCOME TAX EXPENSE

An analysis of income tax expense is as follows:

                           1998              1997              1996
                           ----              ----              ----

Current                  $   1,253        $      834         $    567
Deferred                        34               189               83
                         ---------        ----------         --------
                         $   1,287        $    1,023         $    650
                         =========        ==========         ========

The difference between the financial statement income tax expense and amounts computed using the statutory federal tax rate of 34% is reconciled as follows:

                                       1998             1997             1996
                                       ----             ----             ----

Income tax provision computed
at statutory rate                    $   1,172       $    1,029        $    641
Effect of:
Tax-exempt interest                        (32)             (17)            (15)
ESOP expense                                85               57              42
Other                                       62              (46)            (18)
                                     ---------       ----------        --------
                                     $   1,287       $    1,023        $    650
                                     =========       ==========        ========

                             (DOLLARS IN THOUSANDS)

Year-end deferred tax assets and liabilities were due to the following factors:

                                           1998            1997
                                           ----            ----

Deferred tax receivable from:
   Deferred loan fees                     $  --           $  59
   Other                                     11               8
                                          -----           -----
                                             11              67
Deferred tax liability for:
   Bad debt deductions                     (143)           (221)
   FHLB stock dividends                    (338)           (293)
   Depreciation                             (56)            (41)
   Mortgage servicing rights                (65)            (20)
   Unrealized gain on available-
       for-sale securities                  (25)            (17)
   Other                                     (9)            (58)
                                          -----           -----
                                           (636)           (650)
Valuation allowance for deferred
   tax assets                                --              --
   Net                                    $(625)          $(583)
                                          =====           =====

Federal income tax laws provided additional bad debt deductions through 1987, totaling $2,300. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $782 at December 31, 1998. If Oak Hills was liquidated or otherwise ceased to be a thrift or if tax laws were to change, this amount would be expensed. Under 1996 tax law changes, bad debts are based on actual loss experience and tax bad debt reserves accumulated since 1987 are to be reduced. This requires payment of approximately $67 over six years beginning in 1998.

NOTE 12 - EARNINGS PER SHARE

The following table presents the number of shares used to compute earnings per share:

                                                             1998               1997                1996
                                                             ----               ----                ----

Weighted average shares
outstanding used to
compute earnings per
share                                                      2,429,588          2,398,428          2,440,722
Effect of potentially
dilutive shares                                               58,196             72,600             70,482
                                                           ---------          ---------          ---------
Shares used to compute diluted earnings per share          2,487,784          2,471,028          2,511,204
                                                           =========          =========          =========

                             (DOLLARS IN THOUSANDS)

NOTE 13 - FAIR VALUE OF OHSL FINANCIAL INSTRUMENTS

The fair values of OHSL's financial instruments are as follows:

                                                           1998                                    1997
                                                           ----                                    ----
                                             CARRYING               FAIR              CARRYING              FAIR
                                               VALUE               VALUE               VALUE                VALUE
                                               -----               -----               -----                -----

Financial assets
    Cash and short-term investments          $  19,112           $  19,112           $  16,324           $  16,324
    Available-for-sale securities                9,372               9,372              10,774              10,774
    Held-to-maturity-securities                 65,268              65,526              33,854              34,145
    Loans (net)                                165,955             169,603             172,498             177,538
    FHLB stock                                   1,977               1,977               1,630               1,630
    Accrued interest receivable                  1,530               1,530               1,355               1,355
Financial liabilities
    Deposits                                  (206,755)           (208,057)           (184,690)           (185,481)
    FHLB Advances                              (31,118)            (32,846)            (26,570)            (26,456)
    Accrued interest payable                      (200)               (200)               (233)               (233)

Estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Estimated fair value for loans is based on the quoted market prices for similar loans or pools of loans. Estimated fair value for time deposits and FHLB Advances is based on the rates paid at year end for new deposits or borrowings, applied until maturity. Estimated fair value for off-balance sheet loan commitments considered nominal.

NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997

                                               1998                  1997
                                               ----                  ----

ASSETS
Cash and cash equivalents                $        2,189         $        454
Investment in subsidiary                         19,923               20,457
Securities                                        4,843                4,516
Loan to ESOP                                        356                  475
Other assets                                         83                  207
                                         --------------         ------------
                                         $       27,394         $     26,109
                                         ==============         ============

LIABILITIES                              $          368         $         77
SHAREHOLDERS' EQUITY                             27,026               26,032
                                         --------------         ------------
                                         $       27,394         $     26,109
                                         ==============         ============

                             (DOLLARS IN THOUSANDS)

CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                         1998              1997               1996
                                         ----              ----               ----

Dividends from Oak Hills                $ 3,000           $ 1,200           $ 1,200
Other income                                273               312               312
Operating expenses                         (161)             (151)             (162)
Income tax provision                        (37)               (6)              (52)
Equity in undistributed income
    of Oak Hills                           (914)              652               (64)
                                        -------           -------           -------
Net income                              $ 2,161           $ 2,007           $ 1,234
                                        =======           =======           =======

                             (DOLLARS IN THOUSANDS)

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                           1998              1997             1996
                                           ----              ----             ----

Cash flows from operating
    activities
Net income                               $ 2,161           $ 2,007           $ 1,234
Adjustments:
    Equity in undistributed
    Oak Hills income                         914              (652)               64
    Net accretion on securities               (7)              (14)               (7)
    Change in other assets                   137               (13)               18
    Change in other liabilities              291              (670)              453
                                         -------           -------           -------
    Net cash from operating
      activities                           3,496               658             1,762

Cash flows from investing
    activities
Purchase of securities                    (2,583)             (959)               --
Maturity of securities                     2,273               602               627
ESOP loan repayment                          119               119               119
                                         -------           -------           -------
Net cash from investing
    activities                              (191)             (238)              746
Cash flows from financing
    activities

Cash dividends                            (1,180)           (1,051)             (921)
Purchase of treasury stock                  (480)             (856)             (847)
Exercise of stock options                     90               248                99
                                         -------           -------           -------
Net cash from financing
    activities                            (1,570)           (1,659)           (1,669)
                                         -------           -------           -------
Net changes in cash and cash
    equivalents                            1,735            (1,239)              839
Cash and cash equivalents at
    beginning of year                        454             1,693               854
                                         -------           -------           -------
Cash and cash equivalents at
    end of year                          $ 2,189           $   454           $ 1,693
                                         =======           =======           =======

                             (DOLLARS IN THOUSANDS)

NOTE 15 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                           1998           1997             1996
                                           ----           ----             ----

Unrealized holding gains and losses
    available-for-sale securities          $ 26           $ 146           $(135)
Less reclassification adjustments
    for gains and losses later
    recognized in income                     --               4             (10)
                                           ----           -----           -----
Net unrealized gains and losses              26             150            (145)
Tax effect                                   (8)            (52)             49
                                           ----           -----           -----
                                           $ 18           $  98           $ (96)
                                           ====           =====           =====


NOTE 16 - BRANCH ACQUISITION

During November 1998, Oak Hills completed the acquisition of a branch facility. Deposit liabilities with a fair value of $11,642 were assumed and fixed assets with a fair value of $138 were acquired. Oak Hills recorded an intangible asset of $961, representing core deposit value and goodwill.

                              OHSL FINANCIAL CORP.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)

                                               JUNE 30,         DECEMBER 31,
                                                 1999               1998
                                                 -----------------------

ASSETS
Cash and due from banks                        $  1,552          $  3,387
Short-term investments                            1,061            15,625
                                               --------          --------
Cash and cash equivalents                         2,613            19,012
Interest-bearing balances with
    financial institutions                          100               100
Held-to-maturity securities (market
    value of $89,866 and $65,526)                92,817            65,268
Available-for-sale securities                     9,367             9,372
Loans held for sale                                   0             1,360
Loans receivable-net                            170,578           164,595
Office properties and equipment-net               2,454             2,573
Real Estate Owned                                   213                --
Federal Home Loan Bank stock, at cost             2,159             1,977
Accrued interest receivable                       1,951             1,530
Other assets                                      1,579             1,389
                                               --------          --------
Total Assets                                   $283,831          $267,176
                                               ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits                                       $211,007          $206,755
Advances from Federal Home Loan Bank             43,173            31,118
Accrued interest payable                            338               200
Advances from borrowers for taxes
    and insurance                                   245               707
Other liabilities                                 1,387             1,370
                                               --------          --------
Total Liabilities                               256,150           240,150


          See accompanying notes to consolidated financial statements.

OHSL FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (CONTINUED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     JUNE 30,              DECEMBER 31,
                                                       1999                   1998
                                                       ---------------------------

STOCKHOLDERS' EQUITY
Common stock, $.005 par value, 3,500,000
    shares authorized, 2,916,276 shares
    issued at June 30, 1999 and 2,870,820
    shares issued at December 31, 1998              $      14               $      14
Additional paid-in capital                             14,901                  14,512
Retained earnings                                      17,367                  16,776
Unearned shares held by employee
    stock ownership plan                                 (178)                   (237)
Treasury stock (420,292 and 402,292
    shares at cost)                                    (4,344)                 (4,087)
Accumulated other comprehensive income                    (79)                     48
                                                    ---------               ---------
Total Stockholders' Equity                             27,681                  27,026
                                                    ---------               ---------
Total Liabilities and
Stockholders' Equity                                $ 283,831               $ 267,176
                                                    =========               =========


          See accompanying notes to consolidated financial statements.

                              OHSL FINANCIAL CORP.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 THREE MONTHS ENDED                SIX MONTHS ENDED
                                                       JUNE 30,                        JUNE 30,
                                                ----------------------------------------------------
                                                1999            1998            1999            1998
                                                ----------------------------------------------------

INTEREST INCOME
Loans, including related fees                  $3,325          $3,491          $6,648          $7,140
Mortgage-backed investments                     1,114             554           2,029             990
Other investments                                 577             634           1,077           1,191
                                               ------          ------          ------          ------
Total Interest Income                           5,016           4,679           9,754           9,321

INTEREST EXPENSE
Deposits                                        2,448           2,355           4,848           4,706
Federal Home Loan Bank advances                   514             474             930             876
                                               ------          ------          ------          ------

Total Interest Expense                          2,962           2,829           5,778           5,582
                                               ------          ------          ------          ------

NET INTEREST INCOME                             2,054           1,850           3,976           3,739
Less provision for loan losses                      4              10              11              17
                                               ------          ------          ------          ------

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES                       2,050           1,840           3,965           3,722

NON-INTEREST INCOME
Service charges and fees                           96              64             182             123
Net gain on loans originated for sale              20              72              68             159
Commission income                                   4               9               6              14
Other income                                       40              36              75              63
                                               ------          ------          ------          ------
                                                  160             181             331             359
NON-INTEREST EXPENSE
Salaries and employee benefits                    692             626           1,329           1,245
Occupancy and equipment expense-net               176             170             358             339
Computer service expense                           57              36             105              76
Deposit insurance assessment                       30              29              58              57
Franchise taxes                                    67              85             146             167
Other operating expenses                          255             204             486             424
                                               ------          ------          ------          ------
                                                1,277           1,150           2,482           2,308
                                               ------          ------          ------          ------


          See accompanying notes to consolidated financial statements.

                              OHSL FINANCIAL CORP.
                  CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                             JUNE 30,                               JUNE 30,
                                                             -----------------------------------------------
                                                   1999                1998               1999                1998
                                                  ----------------------------------------------------------------

INCOME BEFORE TAXES                            $        933          $     871          $    1,814          $    1,773

Income tax provision                                    319                325                 617                 664
                                               ------------          ---------          ----------          ----------

NET INCOME                                     $        614          $     546          $    1,197          $    1,109
                                               ============          =========          ==========          ==========

EARNINGS PER SHARE                             $       0.25          $    0.23          $     0.49          $     0.46
                                               ============          =========          ==========          ==========

EARNINGS PER SHARE, ASSUMING DILUTION          $       0.25          $    0.22          $     0.48          $     0.45
                                               ============          =========          ==========          ==========

DIVIDENDS PER SHARE                            $      0.125          $   0.125          $     0.25          $    0.235
                                               ============          =========          ==========          ==========

          See accompanying notes to consolidated financial statements.

                              OHSL FINANCIAL CORP.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                                   THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                        JUNE 30,                          JUNE 30,
                                                        ------------------------------------------
                                                   1999           1998             1999              1998
                                                   ------------------------------------------------------

Net Income                                        $ 614           $ 546           $ 1,197           $1,109
Other comprehensive income,
    net of tax:
      Unrealized gains (losses)
        on securities held during period            (93)             (1)             (127)              20
                                                  -----           -----           -------           ------

Comprehensive Income                              $ 521           $ 545           $ 1,070           $1,129
                                                  =====           =====           =======           ======

          See accompanying notes to consolidated financial statements.

                              OHSL FINANCIAL CORP.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                           SIX MONTHS ENDED JUNE 30,
                                                           -------------------------
                                                           1999                1998
                                                           ------------------------

Balance at January 1                                     $ 27,026           $ 26,032
Net income                                                  1,197              1,109
Amortization of cost of bank incentive plan                    --                  1
Purchase of treasury stock                                   (257)                --
Stock options exercised                                       227                 71
Dividends on common stock                                    (606)              (572)
ESOP shares earned during the period                          221                193
Change in net unrealized gain on
    available-for-sale securities                            (127)                20
                                                         --------           --------
Balance at June 30                                       $ 27,681           $ 26,854
                                                         ========           ========


          See accompanying notes to consolidated financial statements.

                              OHSL FINANCIAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               SIX MONTHS ENDED JUNE 30,
                                                               -------------------------
                                                                1999               1998
                                                                -----------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                    $  1,197           $  1,109
Adjustments to reconcile net income
    to net cash from operating activities                        4,729               (262)
                                                              --------           --------
Net cash from operating activities                               5,926                847

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of held-to-maturity securities                        (38,216)           (39,537)
Purchase of available-for-sale securities                       (1,000)                 0
Principal payments on held-to-maturity securities               10,730              2,834
Principal payments on available-for-sale securities                797                707
Proceeds from maturities and on
    held-to-maturity securities                                      0             14,610
Proceeds from sales of available-for-sale securities                 0                  0
Loans made to customers net of payments received                (9,789)             3,605
Purchase of property and equipment                                 (56)               (27)
                                                              --------           --------
Net cash from investing activities                             (37,534)           (17,808)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits                                           4,252              1,842
Payments on advances from Federal
    Home Loan Bank                                                (945)           (16,822)
Proceeds from Federal Home Loan Bank advances                   13,000             23,000
Net change in advances from borrowers
    for taxes and insurance                                       (462)              (533)
Cash dividends                                                    (606)              (572)
Purchase of treasury stock                                        (257)                --
Stock options exercised                                            227                 71
                                                              --------           --------

Net cash from financing activities                              15,209              6,986
                                                              --------           --------

Net change in cash and cash equivalents                        (16,399)            (9,975)

Cash and cash equivalents at beginning of period                19,012             16,224
                                                              --------           --------

Cash and cash equivalents at end of period                    $  2,613           $  6,249
                                                              ========           ========


          See accompanying notes to consolidated financial statements.

                              OHSL FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

The accompanying consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. These interim financial statements were prepared in a manner consistent with the annual financial statements and include all adjustments (consisting of only normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the financial statements.

2. PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of OHSL Financial Corp. (" OHSL" or "the Corporation"), Oak Hills Savings and Loan Company, F.A. ("Oak Hills" or "the Company"), and its subsidiary, CFSC, Inc.

3. EARNINGS PER SHARE

The calculation of earnings per share ( EPS ) is presented below. Earnings per share are calculated by dividing the Corporation's net income by the weighted average shares outstanding during the period. Weighted average shares outstanding do not include any shares held by the Company' s Employee Stock Ownership Plan ("ESOP" ) which have not been allocated to the ESOP's participants.

For the three months ended June 30, this calculation is as follows:

                                                                              1999                1998
                                                                              ------------------------

Net Income                                                                 $  614,000          $  546,000
                                                                           ==========          ==========
Weighted average shares outstanding
    during the period                                                       2,472,486           2,493,751
Less average unallocated ESOP shares
    during the period                                                          38,578              62,322
                                                                           ----------          ----------

Average shares outstanding for EPS calculation                              2,433,908           2,431,429
                                                                           ==========          ==========

Earnings per share                                                         $    0.252          $    0.225
                                                                           ==========          ==========

For the six months ended June 30, this calculation is as follows:

                                                                              1999                1998
                                                                              ------------------------

Net Income                                                                 $1,197,000          $1,109,000
                                                                           ==========          ==========
Weighted average shares outstanding
    during the period                                                       2,469,180           2,489,005
Less average unallocated ESOP shares
    during the period                                                          41,546              65,290
                                                                           ----------          ----------
Average shares outstanding for EPS
    calculation                                                             2,427,634           2,423,715
                                                                           ==========          ==========

Earnings per share                                                         $    0.493          $    0.458
                                                                           ==========          ==========

The calculation of diluted earnings per share involves the recalculation of weighted average outstanding shares by assuming that all unexercised stock options are exercised at the exercise price (in this case, $5.00 per share). These shares therefore increase the weighted average outstanding shares. It is then assumed that the proceeds from this exercise, including the value of the tax benefit derived by the Corporation due to the exercise (the Corporation receives a tax benefit which corresponds to the taxability of any options exercised by directors of the Corporation), are used to repurchase shares at the average market price during the period. These repurchases act to reduce the weighted average outstanding shares for EPS calculation purposes.

The net income for the period is then divided by the "diluted" weighted average shares outstanding to arrive at diluted earnings per share.

The calculation of diluted earnings per share for the three months ended June 30 is presented below:

                                                                                           1999                 1998
                                                                                           -------------------------

Shares used to compute basic earnings per share                                          2,433,908            2,431,429
Average option shares issued                                                                63,769               98,759

Less: shares repurchased with option proceeds and tax benefit                              (26,346)             (38,796)
                                                                                        ----------           ----------

Weighted average shares for diluted earnings per share                                   2,471,331            2,491,392
                                                                                        ==========           ==========

Diluted earnings per share                                                              $    0.248           $    0.219
                                                                                        ==========           ==========

The calculation of diluted earnings per share for the six months ended June 30 is presented below:

                                                                                           1999                 1998
                                                                                           -------------------------
Shares used to compute basic earnings per share                                          2,427,634            2,423,715
Average option shares issued                                                                75,642              103,466
Less: shares repurchased with option proceeds and tax benefit                              (30,882)             (41,186)
                                                                                        ----------           ----------

Weighted average shares for diluted earnings per  share                                  2,472,394            2,485,995
                                                                                        ==========           ==========

Diluted earnings per share                                                              $    0.484           $    0.446
                                                                                        ==========           ==========

                                                                         ANNEX A




                          AGREEMENT AND PLAN OF MERGER

                                      among

                         PROVIDENT FINANCIAL GROUP, INC.
                              an Ohio corporation,

                               THE PROVIDENT BANK
                          an Ohio banking corporation,


                              OHSL FINANCIAL CORP.
                             a Delaware corporation,

                                       and

                       OAK HILLS SAVINGS AND LOAN COMPANY,
               a federally-chartered savings and loan association.


                              Dated August 2, 1999

                                TABLE OF CONTENTS

                                                                                                               Page

ARTICLE 1

         TERMS OF MERGERS AND CLOSING...........................................................................A-1
         Section 1.1    Definitions. ...........................................................................A-1
         Section 1.2    Merger Transactions. ...................................................................A-3
         Section 1.3    Merging ................................................................................A-4
         Section 1.4    Surviving Corporations..................................................................A-4
         Section 1.5    Effect of Mergers.......................................................................A-4
         Section 1.6    Conversion of Stock.....................................................................A-4
         Section 1.7    Share Adjustments.......................................................................A-5
         Section 1.8    Closing.  ..............................................................................A-6
         Section 1.9    Exchange Procedures; Surrender of Certificates..........................................A-6
         Section 1.10   Closing Date and Effective Time.........................................................A-6
         Section 1.11   Closing Deliveries......................................................................A-7
         Section 1.12   Appraisal Rights........................................................................A-8

ARTICLE 2

         REPRESENTATIONS AND WARRANTIES OF OHSL.................................................................A-9
         Section 2.1    Organization and Capital Stock..........................................................A-9
         Section 2.2    Authorization..........................................................................A-10
         Section 2.3    Subsidiaries...........................................................................A-11
         Section 2.4    No Defaults............................................................................A-11
         Section 2.5    Financial Information..................................................................A-11
         Section 2.6    Absence of Changes.....................................................................A-12
         Section 2.7    Litigation and Related Matters.........................................................A-12
         Section 2.8    Regulatory Matters.....................................................................A-12
         Section 2.9    Reports................................................................................A-12
         Section 2.10   Non-Banking Activities of OHSL and Subsidiaries........................................A-13
         Section 2.11   Fiduciary Responsibilities.............................................................A-13
         Section 2.12   Fair Lending; Community Reinvestment Act...............................................A-13
         Section 2.13   Employment Agreements..................................................................A-13
         Section 2.14   Employee Matters and ERISA.............................................................A-13
         Section 2.15   Title to Properties; Insurance.........................................................A-15
         Section 2.16   Intellectual Property Rights...........................................................A-15
         Section 2.17   Environmental Matters..................................................................A-16
         Section 2.18   Year 2000 Compliance...................................................................A-16
         Section 2.19   Certain Operational Matters............................................................A-17
         Section 2.20   Material Contracts and Agreements......................................................A-17
         Section 2.21   Interest Rate Risk Management Instruments..............................................A-17
         Section 2.22   State Takeover Laws....................................................................A-17
         Section 2.23   Tax Matters............................................................................A-18
         Section 2.24   Brokerage..............................................................................A-18

         Section 2.25   Compliance with Law.................................................................A-18
         Section 2.26   No Undisclosed Liabilities..........................................................A-18
         Section 2.27   Statements True and Correct.........................................................A-19

ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF PFGI AND PROVIDENT BANK..........................................A-19
         Section 3.1    Organization and Capital Stock......................................................A-19
         Section 3.2    Authorization.......................................................................A-19
         Section 3.3    Subsidiaries........................................................................A-20
         Section 3.4    No Defaults.........................................................................A-20
         Section 3.5    Financial Information...............................................................A-20
         Section 3.6    Absence of Changes..................................................................A-21
         Section 3.7    Litigation and Related Matters......................................................A-21
         Section 3.8    Regulatory Matters..................................................................A-21
         Section 3.9    Reports.............................................................................A-21
         Section 3.10   Tax Matters.........................................................................A-21
         Section 3.11   Brokerage...........................................................................A-21
         Section 3.12   Compliance With Law.................................................................A-21
         Section 3.13   No Undisclosed Liabilities..........................................................A-22
         Section 3.14   Statements True and Correct.........................................................A-22

ARTICLE 4

         AGREEMENTS OF OHSL AND OAK HILLS...................................................................A-22
         Section 4.1    Business in Ordinary Course.........................................................A-22
         Section 4.2    Breaches............................................................................A-25
         Section 4.3    Submission to Management and Shareholders...........................................A-25
         Section 4.4    Consents to Contracts and Leases....................................................A-25
         Section 4.5    Consummation of Agreement...........................................................A-25
         Section 4.6    Employee Benefit Plans..............................................................A-26
         Section 4.7    Access to Information...............................................................A-27
         Section 4.8    Plan of Merger......................................................................A-27
         Section 4.9    Cooperation.........................................................................A-27

ARTICLE 5

         AGREEMENTS OF PFGI AND PROVIDENT BANK..............................................................A-28
         Section 5.1    Regulatory Approvals; Other Agreements..............................................A-28
         Section 5.2    Breaches............................................................................A-28
         Section 5.3    Consummation of Agreement...........................................................A-29
         Section 5.4    Employee Benefits...................................................................A-29
         Section 5.5    Advisory Board......................................................................A-29
         Section 5.6    Director and Officer Matters........................................................A-29
         Section 5.7    Access to Information...............................................................A-30
         Section 5.8    Employment Agreements...............................................................A-30

ARTICLE 6

         CONDITIONS PRECEDENT TO MERGER.....................................................................A-30
         Section 6.1    Conditions to Obligations of PFGI and Provident Bank................................A-30
         Section 6.2    Conditions to Obligations of OHSL and Oak Hills.....................................A-32

ARTICLE 7

         TERMINATION OR ABANDONMENT.........................................................................A-33
         Section 7.1    Mutual Agreement....................................................................A-33
         Section 7.2    Breach of Agreements................................................................A-33
         Section 7.3    Failure of Conditions...............................................................A-33
         Section 7.4    Regulatory Approval Denial; Burdensome Condition....................................A-34
         Section 7.5    Shareholder Approval Denial; Withdrawal/Modification of Board Recommendation........A-34
         Section 7.6    Regulatory Enforcement Matters......................................................A-34
         Section 7.7    Outside Closing Date................................................................A-34
         Section 7.8    Reduction in Per Share Price of PFGI Common.........................................A-35
         Section 7.9    Termination for Materially Improved Offer...........................................A-35
         Section 7.10   Effect of Termination...............................................................A-35

ARTICLE 8

         GENERAL............................................................................................A-36
         Section 8.1    Disclosure Schedule.................................................................A-36
         Section 8.2    Confidential Information............................................................A-36
         Section 8.3    Publicity...........................................................................A-36
         Section 8.4    Return of Documents.................................................................A-36
         Section 8.5    Notices.............................................................................A-36
         Section 8.6    Liabilities and Expenses............................................................A-37
         Section 8.7    Survival of Representations and Warranties..........................................A-38
         Section 8.8    Entire Agreement....................................................................A-38
         Section 8.9    Headings and Captions...............................................................A-38
         Section 8.10   Waiver, Amendment or Modification...................................................A-38
         Section 8.11   Rules of Construction...............................................................A-38
         Section 8.12   Counterparts........................................................................A-38
         Section 8.13   Successors and Assigns..............................................................A-39
         Section 8.14   Severability........................................................................A-39
         Section 8.15   Governing Law; Assignment. .........................................................A-39
         Section 8.16   Enforcement of Agreement............................................................A-39
         Section 8.17   Objections under Antitrust Laws.....................................................A-39
         Section 8.18   Current Information.................................................................A-39
         Section 8.19   Integration of Operations...........................................................A-39
         Section 8.20   Option Agreement....................................................................A-40

                              INDEX TO DEFINITIONS

Aggregate Merger Consideration.......................A-2              NASDAQ ..............................................A-2
Agreement ...........................................A-1              Oak Hills ...........................................A-1
BHCA ...............................................A-11              Oak Hills Common Shares .............................A-2
Burdensome Condition ...............................A-31              OGCL ................................................A-3
Certificates ........................................A-4              OHSL ................................................A-1
Closing .............................................A-6              OHSL Common Shares ..................................A-2
Closing Date ........................................A-7              OHSL Employee Plans ................................A-14
Code ................................................A-1              OHSL Financial Statements ..........................A-11
Common Exchange Value ...............................A-2              OTS .................................................A-7
Competing Transaction ...............................A-2              Outstanding Oak Hills Shares.........................A-3
Continued Employee .................................A-29              Outstanding OHSL Shares .............................A-3
Contract ............................................A-2              Per Share Consideration .............................A-3
CRA ................................................A-13              Person ..............................................A-3
DCL .................................................A-3              PFGI ................................................A-1
Disclosure Schedule ................................A-36              PFGI Common Shares ..................................A-3
Disqualified Individual ............................A-18              PFGI Employee Plans ................................A-29
Effective Time ......................................A-7              PFGI Financial Statements ..........................A-20
Environmental Laws .................................A-16              Pre-Closing Financial Statements....................A-31
ERISA ..............................................A-14              Provident Bank ......................................A-1
Exchange Act .......................................A-11              Registration Statement ..............................A-3
Exchange Agent ......................................A-6              Regulatory Agency ...................................A-3
FDIC ...............................................A-12              Regulatory Agreement ...............................A-12
Federal Reserve Board ..............................A-11              Required Regulatory Actions.........................A-11
Holding Company Merger ..............................A-1              SEC .................................................A-3
HSR Act ............................................A-11              Securities Act ......................................A-3
Injunction .........................................A-31              Share Adjustment ....................................A-5
Material Adverse Effect .............................A-2              Shareholders' Meeting ..............................A-25
Material Contracts .................................A-17              Subsidiary Merger ...................................A-1
Maximum Exchange Value ..............................A-2              Tax Return ..........................................A-3
Merger Consideration ................................A-2              Taxes ...............................................A-3
Merger Letter of Transmittal.........................A-6              Year 2000 Compliant ................................A-16
Mergers .............................................A-2
Minimum Exchange Value ..............................A-2

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made as of August 2, 1999, among PROVIDENT FINANCIAL GROUP, INC., an Ohio corporation ("PFGI"), THE PROVIDENT BANK, an Ohio banking corporation ("PROVIDENT BANK"), OHSL FINANCIAL CORP., a Delaware corporation ("OHSL") and OAK HILLS SAVINGS AND LOAN COMPANY, F.A., a federally-chartered savings and loan association ("Oak Hills").

                                    RECITALS

         A. The respective Boards of Directors of PFGI, Provident Bank, OHSL and Oak Hills have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein in which Oak Hills shall, subject to the terms and conditions set forth herein, merge with and into Provident Bank, a subsidiary of PFGI (the "SUBSIDIARY MERGER") and OHSL shall, subject to the terms and conditions set forth herein, merge with and into PFGI (the "HOLDING COMPANY MERGER").

         B. The respective Boards of Directors of PFGI, Provident Bank, OHSL and Oak Hills have each determined that the Mergers and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals and in the best interests of the shareholders of the respective companies.

         D. For federal income tax purposes, it is intended that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and, as such, shareholders of OHSL will receive certain federal income tax-deferral benefits with respect to shares of PFGI received in the Holding Company Merger. This Agreement shall constitute a "plan of reorganization" for purposes of the Code.

         E. For accounting purposes, it is intended that the Mergers shall be accounted for under the purchase method of accounting.

         F. PFGI, Provident Bank, OHSL and Oak Hills desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

         G. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, PFGI, Provident Bank, OHSL and Oak Hills hereby agree as follows:


                                    ARTICLE 1

                          TERMS OF MERGERS AND CLOSING

         SECTION 1.1 DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated:

         "AGGREGATE MERGER CONSIDERATION" means the aggregate consideration payable to the shareholders of OHSL in respect of the OHSL Common Shares (which presently includes 2,500,236 Outstanding OHSL Shares as of the date hereof and 40,314 OHSL Common Shares subject to stock option agreements), which consideration shall consist of such number of PFGI Common Shares as shall have a total fair market value of Fifty-Seven Million One Hundred Sixty-Two Thousand, Three Hundred and Seventy-Five Dollars ($57,162,375.00), based upon the Common Exchange Value per share.

         "COMMON EXCHANGE VALUE" shall mean the average of the closing sale prices per share for PFGI Common Shares as reported on the NASDAQ National Market ("NASDAQ") and published in The Wall Street Journal (or if not published therein, as published by another authoritative source) during the ten (10) consecutive trading-day period during which the PFGI Common Shares are traded on the NASDAQ ending on the second trading-day immediately prior to the Closing Date, but the per share Common Exchange Value so determined shall be not less than the Minimum Exchange Value and not greater than the Maximum Exchange Value.

         "COMPETING TRANSACTION" shall mean any of the following involving OHSL or Oak Hills (other than the transaction contemplated by this Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of Fifty Percent (50%) or more of the assets of OHSL or Oak Hills in a single transaction or series of related transactions.

         "CONTRACT" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person is a party or by which it is bound or to which any of its properties is subject.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the financial condition, the results of operations, the business or assets of such Person. Without limiting the generality of the foregoing, an adverse effect shall be deemed "material" if its impact is more than Twenty-Five Thousand Dollars ($25,000.00).

         "MAXIMUM EXCHANGE VALUE" shall mean a value fixed for setting the maximum Common Exchange Value equal to Fifty Dollars ($50.00) per PFGI Common Share.

         "MERGERS" means the Holding Company Merger and the Subsidiary Merger.

         "MERGER CONSIDERATION" means the consideration payable to the shareholders of OHSL in respect of each of the OHSL Common Shares.

         "MINIMUM EXCHANGE VALUE" shall mean a value fixed for setting the minimum Common Exchange Value equal to Forty Dollars ($40.00) per PFGI Common Share.

         "OAK HILLS COMMON SHARES" means the shares of common stock of Oak Hills, par value $.01 per share.

         "OHSL COMMON SHARES" means the shares of common stock of OHSL, par value $.01 per share.

         "OUTSTANDING OAK HILLS SHARES" shall mean, as of any given date, the shares of common stock of Oak Hills issued and outstanding.

         "OUTSTANDING OHSL SHARES" shall mean, as of any given date, the shares of common stock of OHSL issued and outstanding.

         "PER SHARE CONSIDERATION" shall mean the number of PFGI Common Shares issuable with respect to each of the Outstanding OHSL Shares, rounded to four decimal places, determined by taking the total number of PFGI Common Shares issuable in respect of the Aggregate Merger Consideration and dividing by sum of the number of Outstanding OHSL Shares as of the Effective Time plus any then outstanding options to acquire OHSL Common Shares.

         "PERSON" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

         "PFGI COMMON SHARES" shall mean shares of the common stock of PFGI, no par value.

         "REGISTRATION STATEMENT" shall mean a registration statement on Form S-4 relating to the PFGI Common Shares to be issued to the shareholders of OHSL in connection with the Holding Company Merger.

         "REGULATORY AGENCY" shall mean any federal or state agency engaged in the insurance of bank or savings and loan deposits or charged with the supervision or regulation of banks or bank holding companies, savings and loans or savings and loan holding companies, mortgage brokerage companies, or insurance agencies, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to any of PFGI, Provident Bank, OHSL, Oak Hills or CFSC, Inc.

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "TAX RETURN" means any return, declaration, estimate, statement or report, information return or other document (including any related or supporting information) with respect to Taxes.

         "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

         SECTION 1.2 MERGER TRANSACTIONS. Pursuant to the terms and provisions set forth herein, the Delaware Corporation Law (the "DCL"), the Ohio General Corporation Law (the "OGCL"), and other applicable federal and state laws and regulations, OHSL shall merge with and into PFGI and Oak Hills shall merge with and into Provident Bank.

         SECTION 1.3 MERGING CORPORATIONS. OHSL shall be the merging corporation under the Holding Company Merger and its corporate identity and existence, separate and apart from PFGI, shall cease upon consummation of the Holding Company Merger. Oak Hills shall be the merging corporation under the Subsidiary Merger and its corporate identity and existence, separate and apart from Provident Bank, shall cease upon consummation of the Subsidiary Merger.

         SECTION 1.4 SURVIVING CORPORATIONS. PFGI shall be the surviving corporation in the Holding Company Merger. The Holding Company Merger shall not cause, result in or require any changes in the Articles of Incorporation or Code of Regulations of PFGI. Provident Bank shall be the surviving corporation in the Subsidiary Merger. The Subsidiary Merger shall not cause, result in or require any changes in the Articles of Incorporation or Code of Regulations of Provident Bank. Neither of the Mergers shall result in any change to the composition of the Boards of Directors of PFGI or Provident Bank or in the corporate officers appointed to serve PFGI or Provident Bank.

         SECTION 1.5 EFFECT OF MERGERS. The Mergers shall have all of the effects provided for in this Agreement, the DCL, the OGCL, and under other applicable state and federal law. Without limiting the generality of the foregoing, at the Effective Time: the separate existence of OHSL and Oak Hills shall cease; PFGI shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of both OHSL and PFGI; Provident Bank shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of both Oak Hills and Provident Bank; and all of the separate rights and obligations of both OHSL and PFGI shall become the rights and obligations of PFGI after the Effective Time, and all of the separate rights and obligations of both Provident Bank and Oak Hills shall become the rights and obligations of Provident Bank after the Effective Time, without impairing the rights of any of the constituent corporations to the Mergers.

         SECTION 1.6 CONVERSION OF STOCK.

         (a) At the Effective Time, by virtue of the Holding Company Merger and without any action on the part of any of the parties to this Agreement or their respective shareholders, each of the Outstanding OHSL Shares shall be converted into and become the right to receive, the Per Share Consideration subject only to adjustment as set forth in Section 1.7 hereof. At the Effective Time, by virtue of the Subsidiary Merger and without any action on the part of any of the parties to this Agreement or their respective shareholders, each of the Outstanding Oak Hills Shares and treasury shares shall be canceled and both common and preferred classes of Oak Hills capital stock shall be extinguished.

         (b) No fractional PFGI Common Shares shall be issued. PFGI shall, in lieu of issuing fractional shares to which the holder of Outstanding OHSL Shares would otherwise be entitled (after taking into account all Outstanding OHSL Shares held by such holder), pay such holder an amount in cash equal to the product of such fractional share interest and the Common Exchange Value (computed without regard to the Maximum Exchange Value).

         (c) At the Effective Time, all of the OHSL Common Shares, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented Outstanding OHSL Shares (the "CERTIFICATES") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Per Share Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.9 hereof and except such rights of dissent as may be provided by the DCL. At the Effective Time, the class of preferred stock of OHSL shall be extinguished.

         (d) At the Effective Time, each OHSL Common Share, if any, held in the treasury of OHSL immediately prior to the Effective Time shall be canceled and not converted into PFGI Common Shares.

         (e) At the Effective Time, each option granted by OHSL to purchase shares of OHSL Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of OHSL Common Stock and shall be converted automatically into an option to purchase, at the exercise price per share of OHSL Common Stock in effect immediately prior to the Effective Time, such number of shares of PFGI Common Stock into which the number of shares of OHSL Common Stock subject to such option immediately prior to the Effective Time would be exchangeable at the Common Exchange Value. The total number of shares of PFGI Common Stock and the aggregate exercise price shall, in each case, be adjusted so that the number of option shares is a whole number. References in any OHSL Stock Option Plan to a Compensation Committee or Stock Option Committee shall be deemed to refer to a similar committee presently constituted, or which will be constituted, by the Board of Directors of PFGI. Further, any "incentive stock option" for federal income tax purposes shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension or renewal of the option within the meaning of Code
Section 424(h). Otherwise the duration and other terms of the new option shall be the same as the original option except that all references to OHSL shall be deemed to be references to PFGI.

         (f) All of the capital stock of PFGI and Provident Bank, and any options, warrants or other rights to receive the stock or securities of PFGI and Provident Bank, outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Mergers.

         SECTION 1.7 SHARE ADJUSTMENTS.

         (a) If, after the commencement of the period during which the Common Exchange Value is determined and before the Effective Time, the number of PFGI Common Shares shall be changed (a "SHARE ADJUSTMENT") by reason of recapitalization, splitup, exchange of shares or readjustment, or stock dividend, then the number of PFGI Common Shares into which each OHSL Common Share shall be converted pursuant to Section 1.6(a) hereof shall be appropriately and proportionately adjusted so that each shareholder of OHSL shall be entitled to receive such number of PFGI Common Shares as such shareholder would have received had such Share Adjustment immediately followed the Effective Time.

         (b) If the number of OHSL Common Shares presented for exchange pursuant to Section 1.9 hereof or otherwise issued and outstanding at the Effective Time (including any OHSL Common Shares issuable upon the exercise of options or warrants or otherwise) shall be greater than the number of OHSL Common Shares represented in Section 2.1(e) and (h) hereof as being outstanding as of the date hereof, then the consideration payable with respect to each such share shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable pursuant to outstanding options, OHSL Common Shares.

         SECTION 1.8 CLOSING. The closing of the Mergers (the "CLOSING") shall take place at the offices of PFGI at such time as the parties may reasonably agree on the Closing Date described in Section 1.10 hereof.

         SECTION 1.9 EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.

         (a) Provident Bank shall act as Exchange Agent in the Holding Company Merger (the "EXCHANGE AGENT").

         (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of Outstanding OHSL Shares a letter of transmittal (the "MERGER LETTER OF TRANSMITTAL") and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. The Merger Letter of Transmittal shall specify that delivery of share Certificates shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as PFGI may reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Per Share Consideration, plus dividends paid with respect to such consideration having a record date after the Effective Time as provided in Section 1.9(c) hereof. No interest on any consideration payable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If any of the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         (c) No dividends that are otherwise payable on PFGI Common Shares constituting the Merger Consideration shall be paid to persons entitled to receive such PFGI Common Shares until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the PFGI Common Shares shall be issued any dividends which shall have become payable with respect to such PFGI Common Shares (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

         (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PFGI in its sole discretion, the posting by such person of a bond in such amount as PFGI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

         (e) At or after the Effective Time there shall be no transfers on the stock transfer books of OHSL of any OHSL Common Shares. If, after the Effective Time, Certificates are presented for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in, and subject to the provisions of, this Section 1.9.

         SECTION 1.10 CLOSING DATE AND EFFECTIVE TIME. At PFGI's election, the Closing shall take place on the Friday following the last business day of the month in which each of the conditions in Sections 6.1(d) and 6.2(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as OHSL and PFGI may agree (the "CLOSING DATE"). The parties shall use their best efforts to effectuate a Closing Date of December 3, 1999, but in any event the Closing Date shall not occur later than April 30, 2000. Each of the Mergers shall be effective only after receipt of any required approval from Regulatory Agencies and then upon the completion of filing of all required Certificates of Merger with the Secretary of State of the States of Delaware and Ohio (the "EFFECTIVE TIME"), which the parties shall use their best efforts to cause to occur as of the Closing Date.

         SECTION 1.11 CLOSING DELIVERIES.

         (a) At the Closing, OHSL and Oak Hills shall deliver to PFGI and Provident Bank:

                  (i) certified copies of the Certificate of Incorporation, Bylaws and minutes of OHSL and similar charter documents and minutes of Oak Hills and CFSC, Inc.;

                  (ii) certificates signed by appropriate officers of OHSL and Oak Hills stating that, to their best knowledge and belief, (A) each of the representations and warranties contained in Article 2 hereof is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Sections 6.1(b) and 6.1(d) hereof have been satisfied or waived as provided therein;

                  (iii) certified copies of the resolutions of the Boards of Directors of OHSL and Oak Hills and their shareholders as required for valid approval of the execution of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement;

                  (iv) certificates of the Secretary of State of the State of Delaware and the Secretary of State of the State of Ohio, dated not more than 30 days prior to Closing, stating that OHSL and Oak Hills are in good standing;

                  (v) Articles of Merger and Certificates of Merger executed by OHSL and Oak Hills, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Delaware and the Secretary of State of the State of Ohio, the Office of Thrift Supervision (the "OTS"), and with the Ohio Superintendent of Financial Institutions in order to cause the Mergers to become effective; and

                  (vi) one or more legal opinions from counsel for OHSL and Oak Hills, in form reasonably acceptable to counsel to PFGI and Provident Bank, opining with respect to the matters listed on Exhibit 1.11(a) hereto.

         (b) At the Closing, PFGI and Provident Bank shall deliver to OHSL and Oak Hills:

                  (i) certified copies of the Articles of Incorporation and Code of Regulations of PFGI and similar charter documents of Provident Bank;

                  (ii) certificates signed by appropriate officers of PFGI and Provident Bank stating that, to their best knowledge and belief, (A) each of the representations and warranties contained in Article 3 hereof is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.2(b) and 6.2(d) hereof (but excluding the approval of OHSL's shareholders) have been satisfied or waived as provided therein;

                  (iii) certified copies of the resolutions of the Boards of Directors of PFGI and Provident Bank, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement;

                  (iv) a legal opinion from counsel for PFGI and Provident Bank, in form reasonably acceptable to counsel for OHSL and Oak Hills, opining with respect to the matters listed on Exhibit 1.11(b) hereto;

                  (v) certificates of the Secretary of State of the State of Ohio, dated not more than 30 days prior to Closing, stating that PFGI and Provident Bank are in good standing;

                  (vi) Articles of Merger and Certificates of Merger executed by PFGI and Provident Bank, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Delaware and the Secretary of State of the State of Ohio, and with the Ohio Superintendent of Financial Institutions, in order to cause the Mergers to become effective; and

                  (vii) evidence that PFGI shall have delivered to the Exchange Agent so much of the Aggregate Merger Consideration as is required to effect the delivery of the Per Share Consideration to the holders of Outstanding OHSL Shares as contemplated by Section 1.9 hereof and a statement, in which OHSL has concurred, showing the manner in which the Aggregate Merger Consideration and Common Exchange Value have been calculated.

         SECTION 1.12 APPRAISAL RIGHTS. OHSL agrees to either (i) furnish PFGI with an opinion of its legal counsel to the effect that OHSL shareholders are not entitled to appraisal rights by virtue of the provisions of Section 262(b)(1) of the DCL (providing, in substance, an exemption from appraisal rights in certain cases involving certain publicly-traded securities) or (ii) include in the notice of meeting to approve the Holding Company Merger, a statement sufficient under Delaware law to inform OHSL's shareholders of any entitlement to appraisal rights pursuant to the DCL Section 262. If there are any Outstanding OHSL Shares held by shareholders entitled to assert, and who have perfected their rights to assert, their appraisal rights under DCL Section 262 as to their shares, such holders shall cease at the Effective Time to have any of the rights of a shareholder in respect of their Outstanding OHSL Shares, such shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their appraisal rights under the DCL), and shall only have the right to be paid the fair cash value of such shares under DCL Section 262. Any former holder of OHSL Common Shares who not later than sixty (60) days after the Effective Time (i) surrenders his Certificates representing OHSL Common Shares for exchange pursuant the terms of this Agreement, and (ii) validly withdraws his written demand for payment of fair cash value of such shares pursuant to DCL Section 262(k) will thereupon be entitled to receive the Merger Consideration as of the Effective Time pursuant to this Agreement. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's OHSL Common Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration, as applicable, without interest.

         OHSL shall give PFGI (i) prompt notice of any written demands for payment for any OHSL Common Shares under DCL Section 262, attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by OHSL relating to appraisal rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under the DCL. OHSL shall not, except with the prior written consent of PFGI, voluntarily make any payment with respect to any demands for payment for OHSL Common Shares under the DCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.


                                    ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF OHSL AND OAK HILLS

         OHSL and Oak Hills hereby make the following representations and warranties:

         SECTION 2.1 ORGANIZATION AND CAPITAL STOCK.

         (a) OHSL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (b) Oak Hills is chartered as a federal savings and loan association with its offices in the State of Ohio, has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (c) CFSC, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (d) True, complete and correct copies of the certificate and articles of incorporation, bylaws and minutes and similar charter documents and minutes of OHSL, Oak Hills and CFSC, Inc., as amended and as in effect on the date of this Agreement, have been previously delivered to PFGI by OHSL.

         (e) The authorized capital stock of OHSL consists of (A) 3,000,000 common shares, par value $.01 each, of which as of the date hereof, 2,500,236 are issued and outstanding and 40,314 are subject to outstanding stock option agreements, and (B) 500,000 preferred shares, par value $.01 each, none of which were issued or outstanding as of the date hereof. All of the Outstanding OHSL Shares are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. None of the Outstanding OHSL Shares has been issued in violation of any preemptive rights of the current or past shareholders of OHSL. To the best knowledge of OHSL, each Certificate issued by OHSL in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by OHSL only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying OHSL against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

         (f) The authorized capital stock of Oak Hills consists of 3,000,000 common shares, par value $.01 each, of which as of the date hereof, all of which are issued and outstanding and owned solely by OHSL, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, and 500,000 serial preferred shares, par value $.01 each, none of which were issued or outstanding as of the date hereof.

         (g) The authorized capital stock of CFSC, Inc. consists of 750,000 common shares, each of which has no par value, of which as of the date hereof, all of which are issued and outstanding and owned solely by Oak Hills, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.

         (h) Except as described in this Section, there are no shares of capital stock or other equity securities of OHSL, Oak Hills, or CFSC, Inc. outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any capital stock of OHSL, Oak Hills, or CFSC, Inc. or contracts, commitments, understandings or arrangements by which any of OHSL, Oak Hills, or CFSC, Inc. is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and (ii) there are no outstanding stock appreciation, phantom stock or similar rights.

         (i) OHSL, Oak Hills and CFSC, Inc. are not a party to any partnership or joint venture arrangement and do not own an equity interest in any other business or enterprise.

         (j) The minute books of OHSL, Oak Hills and CFSC, Inc. accurately reflect all corporate actions held or taken by their respective shareholders and Board of Directors (including committees of the Board of Directors) since each was originally organized.

         SECTION 2.2 AUTHORIZATION.

         (a) The respective Boards of Directors of OHSL and Oak Hills have, by all appropriate action, approved this Agreement and the Mergers and have authorized the due execution, delivery and performance hereof by their respective officers. OHSL's Board of Directors has directed that this Agreement and the transactions contemplated by this Agreement, including the Holding Company Merger, be submitted to the shareholders of OHSL for approval at a specially-called meeting of the OHSL shareholders (as provided in Section 4.3 hereof). OHSL, in its capacity as the sole shareholder of Oak Hills, has duly adopted and approved this Agreement and the Subsidiary Merger. Except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the Outstanding OHSL Shares, no other corporate acts or proceedings are required to be taken by OHSL or Oak Hills to authorize the execution, delivery and performance of this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement.

         (b) This Agreement has been duly and validly executed and delivered by OHSL and Oak Hills and constitutes a legal, valid and binding obligation of OHSL and Oak Hills, enforceable against them in accordance with its terms.

         (c) Neither the execution, delivery and performance by OHSL and Oak Hills of this Agreement, nor the consummation by OHSL and Oak Hills of the transactions contemplated hereby, nor compliance by

OHSL and Oak Hills with any of the provisions hereof, will violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of OHSL, Oak Hills or CFSC, Inc. under the terms, conditions or provisions of (A) its respective articles or certificate of incorporation, charter, by-laws or code of regulations, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which OHSL, Oak Hills or CFSC, Inc. or any of the properties or assets of OHSL, Oak Hills or CFSC, Inc. is a party or by which it may be bound, or to which such party may be subject, or violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to OHSL, Oak Hills or CFSC, Inc. or any of the respective properties or assets, or any license or permit held by OHSL, Oak Hills or CFSC, Inc.

         (d) Section 2.2(d) of the Disclosure Schedule details all of the consents, reviews, authorizations, approvals or exemptions required in connection with the transactions contemplated by this Agreement (the "REQUIRED REGULATORY ACTIONS"), including without limitation the actions required to be taken by any party to this Agreement to comply with the provisions of the DCL, the OGCL, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), the securities or blue sky laws of the various states or filings, the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), and the rules and regulations of the Regulatory Agencies having jurisdiction over the parties, including without limitation the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), the OTS, and the Ohio Division of Financial Institutions. No other notice to, or filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the execution and delivery of this Agreement or the consummation of the Holding Company Merger of PFGI and OHSL or the Subsidiary Merger of Oak Hills and Provident Bank.

         SECTION 2.3 SUBSIDIARIES. Except for CFSC, Inc., neither OHSL nor Oak Hills has any other direct or indirect subsidiaries.

         SECTION 2.4 NO DEFAULTS. OHSL, Oak Hills and CFSC, Inc. are neither in default under nor in violation of any provision of their certificate or articles of incorporation or charter instruments, as the case may be, bylaws, regulations, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation, which default could reasonably be expected to cause a Material Adverse Effect on OHSL, Oak Hills or CFSC, Inc.

         SECTION 2.5 FINANCIAL INFORMATION. The consolidated balance sheets of OHSL and its subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the notes thereto, included in OHSL's Annual Report on Form 10-K for the year ended December 31, 1998, as currently on file with the SEC, and the unaudited consolidated balance sheets of OHSL and its subsidiaries as of March 31, 1999, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the quarters then ended included in OHSL's Quarterly Report on Form 10-Q for such quarter, as currently on file with the SEC, and the year-end and quarterly Thrift Financial Reports as currently on file with the OTS and any other applicable Regulatory Agencies (together, the "OHSL FINANCIAL STATEMENTS"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis

(except as may be disclosed therein and except for any regulatory reporting differences required by the reports of Oak Hills) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of OHSL and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of OHSL and Oak Hills have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal, regulatory and accounting requirements and reflect only actual transactions.

         SECTION 2.6 ABSENCE OF CHANGES. Since March 31, 1999, there has been no material adverse change in the financial condition, the results of operations or the business of OHSL, Oak Hills or CFSC, Inc. Since July 15, 1999, OHSL has not declared or paid any dividend or made any other distribution to its shareholders, whether in cash, stock or other property.

         SECTION 2.7 LITIGATION AND RELATED MATTERS. There is no litigation, claim or other proceeding pending or, to the knowledge of OHSL or Oak Hills, threatened, against OHSL, Oak Hills or CFSC, Inc., of which the property of OHSL, Oak Hills or CFSC, Inc. is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon OHSL, Oak Hills or CFSC, Inc. or the assets of OHSL, Oak Hills or CFSC, Inc. which would have a Material Adverse Effect on OHSL, Oak Hills or CFSC, Inc.

         SECTION 2.8 REGULATORY MATTERS. OHSL is a unitary savings and loan holding company under Section 10 of the Home Owners Loan Act, as amended, and Oak Hills is a federally-chartered savings and loan association subject to regulation, examination and supervision by the OTS and the Federal Deposit Insurance Corporation (the "FDIC"). Oak Hills is a member of the Federal Home Loan Bank System. Oak Hills is an insured institution (within the meaning of the Federal Deposit Insurance Act) and the deposits of Oak Hills are insured by the FDIC up to the FDIC limits. Neither OHSL nor Oak Hills is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency that currently restricts the conduct of its business or that currently affects its capital adequacy, its credit policies, its management or its business (each, a "REGULATORY AGREEMENT"), nor has OHSL or Oak Hills been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of OHSL or Oak Hills, or any corporations or financial institutions merged with and into OHSL or Oak Hills.

         SECTION 2.9 REPORTS. OHSL and Oak Hills have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that they have been required to file with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the OTS, (iv) the SEC and any state securities authorities, or (v) any other Regulatory Agency with jurisdiction over OHSL, Oak Hills or CFSC, Inc., and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and liens thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 2.10 NON-BANKING ACTIVITIES OF OHSL AND SUBSIDIARIES. OHSL is not engaged in any activity, either directly or indirectly through one or more of its subsidiaries or other equity investments, which is not permitted of a federal savings and loan holding company or of the subsidiary or other enterprises through which such activity is conducted. Oak Hills is not engaged in any activity, either directly or indirectly through one or more of its subsidiaries or other equity investments, which is not permitted of a federal savings and loan association. Neither OHSL nor Oak Hills is engaged in any activity or has any equity investment that is prohibited by the Federal Reserve Board or the BHCA or which is not listed at 12 C.F.R. 225.25, or that would be impermissible for PFGI or Provident Bank by the BHCA or by rule or regulation of a Regulatory Agency upon consummation of the Mergers.

         SECTION 2.11 FIDUCIARY RESPONSIBILITIES. During the applicable statute of limitations period, (i) Oak Hills has properly administered all accounts (if any) for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (ii) neither OHSL, Oak Hills, nor any director, officer or employee of OHSL or any of its subsidiaries acting on behalf of OHSL or Oak Hills, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of OHSL, threatened, against or affecting OHSL or Oak Hills relating to the compliance by OHSL or Oak Hills with sound fiduciary principles and applicable regulations.

         SECTION 2.12 FAIR LENDING; COMMUNITY REINVESTMENT ACT. With the exception of routine investigations of consumer complaints, neither OHSL nor Oak Hills has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Oak Hills received a Community Reinvestment Act ("CRA") rating of 2 in its most recent CRA examination.

         SECTION 2.13 EMPLOYMENT AGREEMENTS. Section 2.13 of the Disclosure Schedule lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity to which OHSL, Oak Hills or CFSC, Inc. is a party to or bound by and which, by its terms, is not terminable by OHSL, Oak Hills or CFSC, Inc. on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in
Section 2.13 of the Disclosure Schedule have been previously delivered to PFGI.

         SECTION 2.14 EMPLOYEE MATTERS AND ERISA.

         (a) Neither OHSL, Oak Hills or CFSC, Inc. has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of OHSL, Oak Hills or CFSC, Inc. and to the knowledge of OHSL there is no present effort nor existing proposal to attempt to unionize any group of employees of OHSL, Oak Hills or CFSC, Inc.

         (b) (i) Except for the failure of OHSL and/or Oak Hills to file EEO-1 forms, OHSL, Oak Hills and CFSC, Inc. are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither OHSL, Oak Hills nor CFSC, Inc. is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against OHSL, Oak Hills or CFSC, Inc. pending or, to the knowledge of OHSL, Oak Hills or CFSC, Inc., threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of OHSL, threatened against or directly affecting OHSL, Oak Hills or CFSC, Inc. (iv) neither OHSL, Oak Hills or CFSC, Inc. has experienced any work stoppage or other labor difficulty during the past five (5) years, and (v) there are no EEOC or similar agency complaints against OHSL, Oak Hills or CFSC, Inc. pending, or to the knowledge of OHSL, Oak Hills or CFSC, Inc., threatened.

         (c) Section 2.14(c) of the Disclosure Schedule describes each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current employees of OHSL, Oak Hills or CFSC, Inc. (the "OHSL EMPLOYEE PLANS") which OHSL, Oak Hills or CFSC, Inc. maintain, contribute to or participate in or have any liability under. No present or former employee of OHSL, Oak Hills or CFSC, Inc. has been charged with breaching, or has breached, a fiduciary duty under any of the OHSL Employee Plans. Neither OHSL, Oak Hills nor CFSC, Inc. participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multi-employer plan (as defined at Section 3(37) of ERISA). Section 2.14(c) of the Disclosure Schedule describes all plans that provide health, major medical, disability or life insurance benefits to former employees of OHSL, Oak Hills or CFSC, Inc. that any of them maintain, contribute to, or participate in.

         (d) OHSL, Oak Hills nor CFSC, Inc. do not maintain, and have not maintained for the past ten years, any OHSL Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No claim is pending, and none of OHSL, Oak Hills or CFSC, Inc. has received notice of any threatened or imminent claim with respect to any OHSL Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which OHSL, Oak Hills or CFSC, Inc. would be liable after December 31, 1998, except as reflected on the OHSL Financial Statements. All liabilities of the OHSL Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course. OHSL, Oak Hills and CFSC, Inc. have no contingent or actual liabilities under Title IV of ERISA. OHSL, Oak Hills and CFSC, Inc. do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any OHSL Employee Plan. All OHSL Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code. Any employee benefit plan (as defined in Section 3(3) of ERISA) terminated by OHSL, Oak Hills or CFSC, Inc. prior to the date hereof was terminated in compliance with the requirements of all applicable laws, including without limitation, ERISA and the Code.

         (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment (including, without limitation, severance, unemployment

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compensation, golden parachute or otherwise) becoming due to any director, officer or employee of OHSL, Oak Hills or CFSC, Inc. from OHSL, Oak Hills or CFSC, Inc. under any contractual arrangement (except for the four Employment Agreements with the executive officers of OHSL described in Section 2.13 of the Disclosure Schedule), OHSL Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any OHSL Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits, including, without limitation, the vesting of any additional OHSL Common Shares in any participant in any OHSL Employee Plan.

         (f) Copies of each OHSL Employee Plan described in Section 2.14(c) of the Disclosure Schedule, and all amendments or supplements thereto, have been previously delivered to PFGI by OHSL. Section 2.14(f) of the Disclosure Schedule lists, for each OHSL Employee Plan, all of the following with respect thereto:
(i) summary plan descriptions, (ii) lists of all current participants and all participants with benefit entitlements, (iii) contracts relating to plan documents, (iv) valuations for any plan as of the most recent date, (v) determination letters from the IRS, (vi) the most recent annual report filed with the IRS, and (vii) trust agreements. Copies of each of the documents described in the preceding sentence have been previously delivered to PFGI by OHSL.

         SECTION 2.15 TITLE TO PROPERTIES; INSURANCE. (i) OHSL, Oak Hills and CFSC, Inc. have good and marketable title, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the OHSL Financial Statements and easements, rights-of-way, and other restrictions and imperfections not material in nature, and rights of redemption under applicable law) to all of their owned real properties, a list of which is included on Schedule 2.15 of the Disclosure Schedule, (ii) all leasehold interests for real property and personal property used by OHSL, Oak Hills or CFSC, Inc. in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, a list of which is included on Schedule 2.15 of the Disclosure Schedule and copies of which have been delivered to PFGI, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or threatened with respect to such properties, (iv) all insurable properties owned or held by OHSL, Oak Hills and CFSC, Inc. are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with savings and loan holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by OHSL, Oak Hills or CFSC, Inc. under such policies, and (v) all tangible properties used in the businesses of OHSL, Oak Hills and CFSC, Inc. are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.15 of the Disclosure Schedule sets forth, for each policy of insurance maintained by OHSL, Oak Hills and CFSC, Inc., the amount and type of insurance, the name of the insurer and the amount of the annual premium.

         SECTION 2.16 INTELLECTUAL PROPERTY RIGHTS. Except as set forth in
Section 2.16 of the Disclosure Schedule, OHSL, Oak Hills and CFSC, Inc. have valid title or other ownership rights under royalty-free, perpetual and exclusive licenses to all intangible personal or intellectual property necessary to conduct the business and operations of OHSL, Oak Hills and CFSC, Inc. as presently conducted, including without limitation all franchises, trademarks, tradenames, patents, software licenses and other rights necessary or appropriate to conduct their respective businesses as currently conducted (none of which shall be adversely affected by the Mergers) and free and clear of any claim, defense or right of any other person or entity except, in the case of licenses, for the rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property.

         SECTION 2.17 ENVIRONMENTAL MATTERS.

         (a) As used herein, the term "ENVIRONMENTAL LAWS" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which OHSL, Oak Hills and CFSC, Inc. have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

         (b) Neither the conduct nor operation of OHSL, Oak Hills or CFSC, Inc. nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated or may violate, Environmental Laws in a manner or to any extent exposing OHSL, Oak Hills or CFSC, Inc. to liability or potential liability and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws in a manner or to any extent that would obligate (or potentially obligate) OHSL, Oak Hills or CFSC, Inc. to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. None of OHSL, Oak Hills or CFSC, Inc. has received any notice from any person or entity that OHSL, Oak Hills or CFSC, Inc. or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws in a manner or to any extent exposing OHSL, Oak Hills or CFSC, Inc. to liability or potential liability or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property and, to the knowledge of OHSL, OHSL, Oak Hills and CFSC, Inc. and the operation and condition of any property ever owned, leased or operated by any of them are not and were not in violation of any Environmental Laws in a manner or to any extent exposing OHSL, Oak Hills or CFSC, Inc. to liability or potential liability and none of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property. No property presently owned, leased or operated by OHSL, Oak Hills or CFSC, Inc. contains any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property or otherwise violates any Environmental Laws.

         (c) Neither OHSL, Oak Hills nor CFSC, Inc. is aware of any material violation of any Environmental Laws by their respective customers, or any condition affecting any real estate owned by such customers and mortgaged to OHSL, Oak Hills or CFSC, Inc. which, if ever owned, leased or operated by OHSL, Oak Hills or CFSC, Inc., as a result of foreclosure of such mortgage or otherwise, could give rise to a liability under any Environmental Laws or otherwise have a Material Adverse Effect on OHSL, Oak Hills or CFSC, Inc.

         SECTION 2.18 YEAR 2000 COMPLIANCE.

         (a) All date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used with the operations of OHSL, Oak Hills or CFSC, Inc. are designed and will perform such that they will not abruptly end or provide invalid or incorrect results in manipulating date data for years after 1999 and are otherwise compliant with standards recognized to ensure year 2000 compatibility including, but not be limited to: date data century recognition, calculations that accommodate same century and multi-century formulas and date values, date data interface values that reflect the century, and which include year 2000 leap year calculations ("YEAR 2000 COMPLIANT").

         (b) OHSL, Oak Hills or CFSC, Inc. have confirmed with all of their material vendors and customers that all date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used within their respective operations are Year 2000 Compliant.

         (c) Oak Hills plans for managing Year 2000 compliance issues adheres to the terms, deadlines, requirements, and conditions contained in the Year 2000 guidance issued by the OTS and the Federal Financial Institutions Examinations Council.

         (d) Neither Oak Hills nor any of OHSL, Oak Hills or CFSC, Inc. have received, or expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve Board's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998), or anticipates any deficiency in its plans, or the implementation of its plans, for addressing the issues set forth in the statements of the OTS and the Federal Financial Institutions Examination Council.

         SECTION 2.19 CERTAIN OPERATIONAL MATTERS.

         (a) Neither OHSL, Oak Hills nor CFSC, Inc. is party to any agreement or subject to any arrangement which would prevent, limit or restrict it from the sale, lease or other disposition of its main office or any branch office.

         (b) Consummation of the Mergers shall not result in the termination or cancellation before its stated expiration of any contract to which OHSL, Oak Hills or CFSC, Inc. is a party or cause them to incur any financial penalty, liquidated damages, assessment or other costs solely by reason of the Mergers.

         SECTION 2.20 MATERIAL CONTRACTS AND AGREEMENTS. Section 2.20 of the Disclosure Schedule contains a list of all contracts, agreements, indentures, guaranties, arrangements or commitments, whether or not made in the ordinary course of business, to which any of OHSL, Oak Hills or CFSC, Inc. is a party or by which any of them are bound and individually involving the payment or commitment to pay of more than Twenty-Five Thousand Dollars ($25,000.00) ("MATERIAL CONTRACTS"), other than loan agreements or loan commitments with customers made in the ordinary course of business of Oak Hills in an amount less than $250,000 for any single family residential mortgage loan and less than $500,000 for any commercial loans. Except as described in Section 2.20 of the Disclosure Schedule, neither OHSL, Oak Hills nor CFSC, Inc. is a party to, or is bound by, any other Material Contract. Complete and accurate copies of each of the Material Contracts (other than loan agreements and promissory notes) have been delivered to PFGI and Provident Bank.

         SECTION 2.21 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. OHSL, Oak Hills, and CFSC, Inc. are not a party to any interest rate swaps, caps, floors, option agreements, or any other interest rate risk management arrangements whatsoever.

         SECTION 2.22 STATE TAKEOVER LAWS. The transactions contemplated by this Agreement are not subject to, or have been exempted from, any applicable state law which purports to limit or restrict business combinations or the ability to acquire or to vote shares. The Board of Directors of OHSL has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated by this Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

         SECTION 2.23 TAX MATTERS.

         (a) Except as set forth in Section 2.23 of the Disclosure Schedule, OHSL, Oak Hills and CFSC, Inc. have (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, true, correct and complete and (ii) paid in full or, to the best knowledge of OHSL, Oak Hills and CFSC, Inc., have made adequate provision for on the financial statements of OHSL, Oak Hills and CFSC, Inc.(in accordance with generally accepted accounting principles) all Taxes and will pay in full or make adequate provision for all Taxes. There are no liens for Taxes upon the assets of either OHSL, Oak Hills or CFSC, Inc. except for statutory liens for current Taxes not yet due. Except as set forth in Section 2.23 of the Disclosure Schedule, neither OHSL, Oak Hills nor CFSC, Inc. has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of OHSL, Oak Hills and CFSC, Inc. have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Section 2.23 of the Disclosure Schedule. Neither OHSL, Oak Hills nor CFSC, Inc. has any liability for Taxes for any period prior to the Effective Time (except as set forth in Section 2.23 of the Disclosure Schedule) or any other deficiency for any Taxes. No deficiencies for any Taxes, assessment or governmental charge have been proposed, asserted or assessed in writing by any governmental or taxing authority against OHSL, Oak Hills or CFSC, Inc. which have not been settled or would not be covered by existing reserves. Except as set forth in Schedule 2.23, neither OHSL, Oak Hills nor CFSC, Inc.(i) is a party to any agreement providing for the allocation or sharing of Taxes; or
(ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

         (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of OHSL, Oak Hills or CFSC, Inc. who is a "DISQUALIFIED INDIVIDUAL" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or OHSL Employee Plan (as defined in Section 2.14(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 1.280G-1) of the Code).

         SECTION 2.24 BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by OHSL, Oak Hills or CFSC, Inc., other than an agreement with McDonald Investments, Inc., a copy of which has been previously delivered to PFGI, providing for the payment of fees by OHSL.

         SECTION 2.25 COMPLIANCE WITH LAW. OHSL, Oak Hills and CFSC, Inc. have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

         SECTION 2.26 NO UNDISCLOSED LIABILITIES. OHSL, Oak Hills and CFSC, Inc. do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against OHSL, Oak Hills or CFSC, Inc. giving rise to any such liability), except
(i) for liabilities set forth in the OHSL Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of OHSL, Oak Hills or CFSC, Inc. since the date of the most recent balance sheet included in the OHSL Financial Statements.

         SECTION 2.27 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by OHSL or Oak Hills for inclusion in this Agreement or in any documents filed with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and at the time of the OHSL Shareholders' Meeting contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that OHSL and Oak Hills shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                    ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF PFGI AND PROVIDENT BANK

         PFGI and Provident Bank hereby make the following representations and warranties:

         SECTION 3.1 ORGANIZATION AND CAPITAL STOCK.

         (a) PFGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (b) As of March 31, 1999, the authorized capital stock of PFGI consisted of (i) 110,000,000 PFGI Common Shares, of which 43,383,979 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, of which 70,272 Series D were issued and outstanding. All of the issued and outstanding PFGI capital stock is duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. PFGI also had outstanding employee stock options pursuant to existing stock option plans described in its SEC filings.

         (c) The PFGI Common Shares that are to be issued to the shareholders of OHSL pursuant to the Holding Company Merger shall have been duly authorized prior to the Closing and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable.

         SECTION 3.2 AUTHORIZATION.

         (a) The respective Boards of Directors of PFGI and Provident Bank have, by all appropriate action, approved this Agreement and the Mergers and authorized the due execution, delivery and performance hereof by their officers. PFGI, in its capacity as the sole shareholder of Provident Bank, has duly adopted and approved this Agreement and the Subsidiary Merger. No other corporate acts or proceedings are required to be taken by PFGI or Provident Bank to authorize the execution, delivery and performance of this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement.

         (b) This Agreement has been duly and validly executed and delivered by PFGI and Provident Bank and constitutes a legal, valid and binding obligation of PFGI and Provident Bank, enforceable against them in accordance with its terms.

         (c) Neither the execution, delivery and performance by PFGI or Provident Bank of this Agreement, nor the consummation by PFGI or Provident Bank of the transactions contemplated hereby, nor compliance by PFGI or Provident Bank with any of the provisions hereof, will violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of either PFGI or Provident Bank under the terms, conditions or provisions of (A) its articles of incorporation or code of regulations, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PFGI or Provident Bank or any of the properties or assets of PFGI or Provident Bank is a party or by which it may be bound, or to which such party may be subject, or violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to PFGI or Provident Bank or any of their respective properties or assets, or any license or permit held by PFGI or Provident Bank.

         (d) Except for the Required Regulatory Actions, no other notice to, or filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the execution and delivery of this Agreement or the consummation of the Holding Company Merger of PFGI and OHSL or the Subsidiary Merger of Oak Hills and Provident Bank.

         SECTION 3.3 SUBSIDIARIES. Each of PFGI's significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

         SECTION 3.4 NO DEFAULTS. PFGI and Provident Bank are neither in default under nor in violation of any provision of their Articles of Incorporation or regulations, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation, which default could reasonably be expected to cause a Material Adverse Effect on PFGI or Provident Bank.

         SECTION 3.5 FINANCIAL INFORMATION. The consolidated balance sheets of PFGI and its subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the notes thereto, included in PFGI's Annual Report on Form 10-K for the year ended December 31, 1998, as currently on file with the SEC, and the unaudited consolidated balance sheets of PFGI and its subsidiaries as of March 31, 1999, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the quarter then ended included in PFGI's Quarterly Report on Form 10-Q for such quarter, as currently on file with the SEC, and the year-end and quarterly Reports of Condition and Reports of Income of each of the subsidiary banks of PFGI for 1998, and March 31, 1999, respectively, as currently on file with the applicable Regulatory Agencies (together, the "PFGI FINANCIAL STATEMENTS"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of Provident Bank) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of PFGI and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

         SECTION 3.6 ABSENCE OF CHANGES. Since March 31, 1999, there has been no material adverse change in the financial condition, the results of operations or the business of PFGI and its subsidiaries, except as disclosed by PFGI since March 31, 1999 in its periodic reports filed with the SEC under the Exchange Act.

         SECTION 3.7 LITIGATION AND RELATED MATTERS. There is no litigation, claim or other proceeding pending or, to the knowledge of PFGI or Provident Bank, threatened, against PFGI or its subsidiaries, or of which the property of PFGI or its subsidiaries is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon PFGI or its subsidiaries or the assets of PFGI or its subsidiaries which would have a Material Adverse Effect on PFGI.

         SECTION 3.8 REGULATORY MATTERS. PFGI is a bank holding company registered with the Federal Reserve Board under the BHCA and Provident Bank is a state-chartered bank. Neither PFGI, Provident Bank nor any of PFGI's significant subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any Regulatory Agreement, nor has PFGI or any of its significant subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.

         SECTION 3.9 REPORTS. PFGI and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Regulatory Agencies having jurisdiction over PFGI or any of its significant subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.10 TAX MATTERS. Each of PFGI and its subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax Returns required to be filed by it and has timely paid any Taxes shown on such Tax Returns.

         SECTION 3.11 BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by PFGI or Provident Bank.

         SECTION 3.12 COMPLIANCE WITH LAW. PFGI and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.





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         SECTION 3.13 NO UNDISCLOSED LIABILITIES. As of the date hereof, PFGI and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against PFGI or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the PFGI Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of PFGI and its subsidiaries since the date of the March 31, 1999 balance sheet included in the PFGI Financial Statements.

         SECTION 3.14 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by PFGI and Provident Bank for inclusion in this Agreement or in any other documents filed with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that PFGI or Provident Bank shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                    ARTICLE 4

                        AGREEMENTS OF OHSL AND OAK HILLS

         SECTION 4.1 BUSINESS IN ORDINARY COURSE.

         (a) OHSL shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except for regular quarterly dividends in the amounts previously paid and at times consistent with past practices.

         (b) OHSL, Oak Hills and CFSC, Inc. shall (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted and (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees. By way of amplification and not limitation, OHSL, Oak Hills and CFSC, Inc. shall not, without the prior written consent of PFGI:

                  (i) issue any OHSL Common Shares or other capital stock or any options, warrants, or other rights to subscribe for or purchase OHSL Common Shares or any other capital stock or any securities convertible into or exchangeable for any capital stock of OHSL, Oak Hills or CFSC, Inc. (except with respect to the options to be granted to PFGI pursuant to this Agreement); or

                  (ii) directly or indirectly redeem, purchase or otherwise acquire any OHSL Common or any other capital stock of OHSL, Oak Hills or CFSC, Inc. or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize OHSL, Oak Hills or CFSC, Inc.;

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                  (iii) change the Articles of Incorporation, Bylaws or other charter or governing documents of OHSL, Oak Hills or CFSC, Inc.; or

                  (iv) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees or, except as required by law or as required by existing contractual obligations which shall have been described in Sections 2.14(c) or 2.20 of the Disclosure Schedule, adopt or make any material change in any bonus, insurance, pension, or other OHSL Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

                  (v) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others, except in the ordinary course of business; or

                  (vi) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business; or

                  (vii) purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practice; or

                  (viii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

                  (ix) enter into any agreement, contract or commitment of a material nature out of the ordinary course of business; or

                  (x) except in the ordinary course of business, place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature; or

                  (xi) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to OHSL, Oak Hills or CFSC, Inc. or any claims which OHSL, Oak Hills or CFSC, Inc. may possess or waive any material rights with respect thereto; or

                  (xii) sell, assign, transfer, convey, license, subcontract, cancel, amend or alter in any other material respect any loan servicing rights of OHSL, Oak Hills or CFSC, Inc.; or

                  (xiii) except as set forth in Section 4.1(b)(xiii) of the Disclosure Schedule, sell or otherwise dispose of any material real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to OHSL, Oak Hills and CFSC, Inc.; or

                  (xiv) with respect to the branch operations of Oak Hills, take any action to close any existing branch, open new branches, acquire by purchase, merger or otherwise additional branches, or otherwise affect the number, location, and nature of the branch operations, or to make any public announcement regarding the continuation or discontinuation of any branch operations; or

                  (xv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that no report shall be required with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless there is reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

                  (xvi) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on OHSL, Oak Hills or CFSC, Inc.; or

                  (xvii) purchase any real or personal property or make any other capital expenditure in excess of $25,000; or

                  (xviii) take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (xix) take any action which would materially and adversely effect or delay the ability of any party hereto to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or the OHSL Option Agreement.

         (c) OHSL, Oak Hills and CFSC, Inc. shall not, without the prior written consent of PFGI, engage in any transaction or take any action that would render untrue any of the representations and warranties of OHSL and Oak Hills contained in Article 2 hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

         (d) OHSL shall promptly notify PFGI in writing of the occurrence of any matter or event known to and directly involving OHSL, Oak Hills or CFSC, Inc., which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on OHSL, Oak Hills or CFSC, Inc.

         (e) OHSL and Oak Hills shall not, and shall not authorize or permit any of their respective affiliates, officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, OHSL Common Shares or other securities of OHSL, Oak Hills or CFSC, Inc. OHSL and Oak Hills shall within twenty-four (24) hours advise PFGI of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of the party making the proposal. Nothing contained herein shall prohibit the Board of Directors of OHSL from furnishing information to or entering into discussions or negotiations with, any person or entity, if, and only to the extent that (A) the Board of Directors of OHSL, based upon the advice of outside counsel, determines in good faith that such action is required by the Board of Directors to comply with its fiduciary duties to shareholders imposed by laws, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity relating to a Competing

Transaction, OHSL provides written notice to PFGI to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity relating to a Competing Transaction, and (C) OHSL keeps PFGI reasonably informed as to the status and all material information with respect to any such discussions or negotiations.

         SECTION 4.2 BREACHES. OHSL and Oak Hills shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to PFGI and use its best efforts to prevent or promptly remedy the same.

         SECTION 4.3 SUBMISSION TO MANAGEMENT AND SHAREHOLDERS. OHSL, acting through its Board of Directors, shall, in accordance with the DCL and its Certification of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold a special shareholders' meeting (the "SHAREHOLDERS' MEETING") as soon as practicable following the date upon which the Registration Statement has been declared effective by the SEC and under all applicable state securities laws, for the purpose of approving this Agreement and the transactions contemplated hereby. Subject only to the provisions of Section 7.9, at the Shareholders' Meeting and in any proxy materials used in connection with the meeting:

         (a) the Board of Directors of OHSL shall recommend that its shareholders vote for approval of this Agreement, subject only to the fiduciary obligations of the Board of Directors, the receipt of a fairness opinion from McDonald Investments, Inc. received immediately prior to the effectiveness of the Registration Statement and review of the Registration Statement;

         (b) OHSL shall use its best efforts to solicit from its shareholders proxies to vote on the proposal to approve this Agreement and the Mergers and to secure a quorum at the Shareholders' Meeting;

         (c) OHSL shall use its best efforts to secure the vote of shareholders required by the DCL and OHSL's Certification of Incorporation and Bylaws to approve this Agreement and the Mergers.

         In addition, within ten (10) days of the execution of this Agreement, OHSL shall use its best efforts to obtain from all of the OHSL officers and directors holding OHSL Common Shares written undertakings in form and substance satisfactory to PFGI and Provident Bank that each officer and director shall agree to cast his or her shares in favor of approving this Agreement and the Mergers.

         SECTION 4.4 CONSENTS TO CONTRACTS AND LEASES. OHSL shall use its best efforts to obtain all necessary consents with respect to all interests of OHSL, Oak Hills and CFSC, Inc. in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Mergers, including, but not limited to any landlord approvals required in Section 6.1(k).

         SECTION 4.5 CONSUMMATION OF AGREEMENT. OHSL and Oak Hills shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement as promptly as possible and to effect the Mergers and the other transactions contemplated hereby expeditiously in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of OHSL, Oak Hills and CFSC, Inc. with the business and operations of PFGI and its subsidiaries. OHSL and Oak Hills shall furnish to PFGI and Provident Bank in a timely manner, all information, data and documents in the possession of OHSL and Oak Hills requested by PFGI as may be required to obtain any necessary regulatory or other approvals of the Mergers and to file the Registration Statement with the SEC relating to the PFGI Common Shares to be issued to the shareholders of OHSL pursuant to this Agreement and shall otherwise cooperate fully with PFGI and Provident Bank to carry out the purpose and intent of this Agreement.

         SECTION 4.6 EMPLOYEE BENEFIT PLANS.

         (a) If PFGI so requests, OHSL or Oak Hills shall take all actions necessary to cease accruing all OHSL Employee Plans at least thirty (30) days prior to the Effective Time such that no further contributions (including employee 401(k) contributions) shall accrue under the OHSL Employee Plans after the Effective Time. OHSL and Oak Hills shall be entitled to continue to make employer contributions to the 401(k) plan consistent with prior levels and rates of employer contributions.

         (b) If PFGI so requests, OHSL or Oak Hills shall develop a plan and timetable for terminating any or all of OHSL Employee Plans and, with the advance written approval of PFGI, shall proceed with the implementation of this termination plan and timetable. OHSL shall develop a written description and timetable which shall be provided to and approved by PFGI and its counsel, setting forth all actions necessary to: (i) make contributions to the OHSL Financial Corp. Employee Stock Ownership Plan ("ESOP") and/or to have the ESOP sell unallocated shares under the ESOP to fully repay the ESOP's existing loan, all in compliance with the applicable requirements of ERISA and the Code, including Code Sections 415 and 404; (ii) amend the ESOP to authorize the sale of unallocated shares to repay the loan, to provide for the allocations of gain on the sale of unallocated shares to the eligible ESOP participants to the maximum extent permissible by law and consistent with the position of the IRS in Private Letter Rulings 9648054 and 9426048 in order to maintain the tax qualified status of the ESOP and to make such other changes as may be necessary to implement the termination; (iii) terminate the ESOP; and (iv) submit the ESOP to the Internal Revenue Service for a determination letter that the ESOP, as so amended and terminated, continues to be a qualified retirement plan and employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code. Upon development and approval by PFGI of said written description and timetable, OHSL shall take such actions as described therein as are approved by PFGI. Notwithstanding any other provision of this Agreement to the contrary, the former employees of OHSL, Oak Hills and CFSC, Inc. shall not be eligible to receive an allocation of benefits under the employee stock ownership contribution portion of the Provident Financial Group, Inc. Retirement Plan until January 1, 2001.

         (c) OHSL and Oak Hills, without the prior written consent of PFGI, which shall not be unreasonably withheld or delayed, shall not (i) adopt any amendments to the OHSL Employee Plans after the date of this Agreement; or (b) make any distributions from the OHSL Employee Plans after the date of this Agreement; or (c) except as set forth in paragraph (a) above, make any contributions to the OHSL Employee Plans after the date of this Agreement.

         (d) With respect to any OHSL Employee Plans that provide for vesting of benefits, there shall be no discretionary acceleration of vesting without PFGI's consent whether or not such discretionary acceleration of vesting is provided under the terms of the OHSL Employee Plan; provided that an OHSL Employee Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of OHSL shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time.

         (e) Within three (3) weeks of the date of the Agreement, OHSL or Oak Hills shall cause to be filed with the Internal Revenue Service applications for complete determination letters (if such letters have not previously been obtained) covering (i) the Oak Hills Savings and Loan Company, F.A. Employees' Savings and Retirement Plan including any and all amendments to that plan and
(ii) the OHSL Financial Corp. Employee Stock Ownership Plan, including any and all amendments to the plan.

         SECTION 4.7 ACCESS TO INFORMATION. OHSL and Oak Hills shall permit PFGI and Provident Bank reasonable access in a manner which shall avoid undue disruption or interference with OHSL's and Oak Hill's normal operations to their operations and premises and shall disclose and make available to PFGI and Provident Bank all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, OHSL Employee Plans, and any other business activities or prospects. OHSL and Oak Hills shall provide notice of and permit a representative of PFGI and/or Provident Bank to attend all meetings of the Boards of Directors and committees thereof; provided, however, that the Boards of Directors may exclude such representative from attending any deliberations during which the Boards may discuss a Competing Transaction.

         SECTION 4.8 PLAN OF MERGER. Upon request, OHSL and Oak Hills shall enter into separate plans of merger or articles of merger or certificates of merger reflecting the terms hereof for purposes of any filing requirement of the DCL, the OGCL or any other federal or state law.

         SECTION 4.9 COOPERATION. PFGI will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the OTS, the FDIC, the Ohio Division of Financial Institutions, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws related to the registration and issuance of the shares of PFGI to be issued to the shareholders of OHSL in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of OHSL and Oak Hills and their affiliates, to be paid by PFGI and the fee for any filing under the HSR Act shall be divided equally between OHSL and PFGI), and any other laws applicable to the transactions provided for in his agreement. PFGI shall use all reasonable efforts to file all such applications within ninety (90) days of the date of this agreement and to secure all such approvals. OHSL and Oak Hills agree that they will, as promptly as practicable after request and at their own expense, provide PFGI with all information and documents concerning OHSL and Oak Hills and their subsidiaries as shall be required in connection with preparing any applications, registration statements and other documents which are to be prepared and filed by PFGI and in connection with regulatory approvals required to be obtained by PFGI hereunder. PFGI agrees that it will, as promptly as practicable after request and at its own expense, provide OHSL and Oak Hills with all information and documents concerning PFGI and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by OHSL and Oak Hills in connection with approvals required to be obtained by OHSL and Oak Hills hereunder. Prior to filing such applications, statements, or other documents with the applicable governmental agency, OHSL and Oak Hills shall provide at least five (5) days prior to the filing date, copies thereof to PFGI. OHSL and Oak Hills shall cooperate with PFGI and Provident Bank in the preparation and filing of applications for the closure of certain branch operations of Oak Hills, so that any branch closures contemplated by PFGI can be promptly approved by the applicable Regulatory Agencies and permitted to occur immediately after the Effective Time.


                                    ARTICLE 5

                      AGREEMENTS OF PFGI AND PROVIDENT BANK

         SECTION 5.1 REGULATORY APPROVALS; OTHER AGREEMENTS.

         (a) PFGI and Provident Bank shall file all regulatory applications required in order to consummate the Mergers, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board, the OTS and the Ohio Division of Financial Institutions and any premerger notification to the U.S. Department of Justice required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. PFGI shall keep OHSL reasonably informed as to the status of such applications and/or waiting periods and make available to OHSL for review prior to filing with the applicable Regulatory Agencies from time to time copies of such applications and any supplementally filed materials.

         (b) Neither PFGI nor Provident Bank shall, between the date hereof and the Effective Time, commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on PFGI or Provident Bank.

         (c) Neither PFGI nor Provident Bank shall, between the date hereof and the Effective Time, affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code.

         (d) Neither PFGI nor Provident Bank shall, without the prior written consent of OHSL, engage in any transaction or take any action that would render untrue any of the representations and warranties of PFGI and Provident Bank contained in Article 3 hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

         (e) PFGI shall promptly notify OHSL in writing of the occurrence of any matter or event known to and directly involving PFGI or Provident Bank, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on PFGI or Provident Bank.

         SECTION 5.2 BREACHES. PFGI and Provident Bank shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to OHSL and use its best efforts to prevent or promptly remedy the same.

         SECTION 5.3 CONSUMMATION OF AGREEMENT. PFGI and Provident Bank shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement.

         SECTION 5.4 EMPLOYEE BENEFITS. PFGI and/or Provident Bank shall, with respect to each employee of OHSL, Oak Hills or CFSC, Inc. at the Effective Time who shall continue in employment with PFGI or Provident Bank or their respective subsidiaries (each a "CONTINUED EMPLOYEE"), provide the benefits described in this Section 5.4. Subject to the right of subsequent amendment, modification or termination in PFGI's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of PFGI, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, severance plans (provided, however, that any executive employee of OHSL or Oak Hills who is a party to a written employment agreement providing for separate severance benefits shall be entitled only to the benefits provided for in such agreement) or other employee benefit or fringe benefit programs that may be in effect generally for employees of PFGI's subsidiaries (the "PFGI EMPLOYEE PLANS"), to the extent (if any) that a Continued Employee otherwise may satisfy the eligibility requirements and, if required, selected for participation therein under the terms thereof. PFGI shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under any OHSL Employee Plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents. All such participation shall be subject to such terms of such PFGI Employee Plans as may be in effect from time to time and this Section 5.4 is not intended to give Continued Employees any rights or privileges superior to those of other employees of PFGI's subsidiaries (except as provided in the following sentence with respect to credit for past service). PFGI and/or Provident Bank may terminate or modify all OHSL Employee Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and PFGI's obligation under this Section 5.4 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, PFGI shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any PFGI Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with OHSL, Oak Hills or CFSC, Inc. and their predecessors.

         SECTION 5.5 ADVISORY BOARD. PFGI shall take such corporate action as is necessary to establish an Advisory Board comprised of the six (6) non-employee members of the Oak Hills Board of Directors. The Advisory Board shall serve in an adjunct capacity to the Board of Directors of PFGI to advise PFGI on issues which may arise concerning the business of Oak Hills and the transition of the Oak Hills organization and business to Provident Bank. Those individuals who agree to serve as members of the Advisory Board shall serve in such capacity for a period of two (2) years following the Closing Date and each shall be compensated on a monthly basis at the rate of Nine Hundred Dollars ($900.00) per month. Each member of the Advisory Board shall agree to enter into a written agreement providing in substance that, during his or her tenure as a member of the Advisory Board, such individual shall not solicit the services of any of the employees and shall not, for the sale of any products or services, solicit any customers of OHSL, Oak Hills or CFSC, Inc., either directly or indirectly, as an officer, director, employee, or more than Five Percent (5%) shareholder in any other business.

         SECTION 5.6 DIRECTOR AND OFFICER MATTERS. Effective as of the Closing Date, PFGI shall cause to be issued one or more policies of insurance, or provide for coverage under the existing policies of one or more of the parties to this Agreement, for all of the former directors and officers of OHSL and Oak Hills, for

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a period of three (3) years from the Closing Date, providing liability insurance coverage on substantially the same terms and conditions as presently provided for the benefit of the directors and officers of OHSL and Oak Hills under their respective existing directors' and officers' liability insurance policies, but only to the extent that such insurance may be purchased or kept in force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. The cost of such insurance shall be considered commercially reasonable so long as it does not exceed 150% of the costs currently paid for such coverage by OHSL. Proof of such insurance shall be furnished to any of the former directors and officers of OHSL and Oak Hills upon request. PFGI and Provident Bank agree that all rights to indemnification that the directors and officers of OHSL and Oak Hills have pursuant to the Articles or Certificate of Incorporation or Association, Bylaws of OHSL and Oak Hills, or under applicable law shall survive the Mergers and shall continue in full force and effect.

         SECTION 5.7 ACCESS TO INFORMATION. PFGI shall permit OHSL reasonable access in a manner which shall avoid undue disruption or interference with PFGI' s normal operations to its properties and shall disclose and make available to OHSL all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in furtherance of the transactions contemplated by this Agreement. OHSL shall hold any such information which is nonpublic in confidence in accordance with the confidentiality provisions hereof.

         SECTION 5.8 EMPLOYMENT AGREEMENTS. Four of the executive officers of OHSL and Oak Hills, Kenneth L. Hanauer, Marilyn R. Wieland, Terry E. Todd, and Patrick J. Condren, are parties to employment agreements pursuant to which each of them shall be entitled, under certain circumstances, to payments in connection with a termination of employment resulting from a "change in control" transaction. PFGI and Provident Bank expressly acknowledge the validity and enforceability of these employment agreements and agree to honor the terms thereof following the Effective Time.


                                    ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

         SECTION 6.1 CONDITIONS TO OBLIGATIONS OF PFGI AND PROVIDENT BANK. The obligations of PFGI and Provident Bank to effect the Mergers shall be subject to the satisfaction (or waiver by PFGI and Provident Bank) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by OHSL and Oak Hills in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date);

         (b) OHSL and Oak Hills shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement,

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including, but not limited to, obtaining the approvals of OHSL's officers and directors as provided in Section 4.3 hereof;

         (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal;

         (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Mergers by the shareholders of each party hereto, required by law or any Regulatory Agency for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction which the Board of Directors of PFGI reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to PFGI and its shareholders as to render inadvisable the consummation of the Mergers (any such condition, requirement or restriction, a "BURDENSOME CONDITION");

         (e) PFGI and Provident Bank shall have received all documents required by this Agreement to be received from OHSL and Oak Hills and the officers, directors and employees thereof, on or prior to the Closing Date, all in form and substance reasonably satisfactory to PFGI;

         (f) PFGI and Provident Bank shall have received an opinion of its counsel, Keating, Muething & Klekamp, P.L.L., to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement (i) the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the holders of Outstanding OHSL Shares upon receipt of PFGI Common Shares as a part of the Merger Consideration, (iii) the basis of PFGI Common Shares received by the shareholders of OHSL shall be the same as the basis of OHSL Common Shares exchanged therefor, and (iv) the holding period of the PFGI Common Shares received by such shareholders shall include the holding period of the OHSL Common Shares exchanged therefor, provided such shares were held as capital assets as of the Effective Time;

         (g) PFGI shall have received the unaudited consolidated balance sheets of OHSL and its subsidiaries as of September 30, 1999, and related consolidated income, changes in stockholders' equity and cash flows for the quarter ended September 30, 1999, together with the consolidating statements and notes thereto, and the unaudited consolidated balance sheets of OHSL and its subsidiaries and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for each month prior to the Effective Time, and, to the extent that the Closing occurs after the completion of OHSL's financial statements for the year ended December 31, 1999, the audited consolidated balance sheets of OHSL and its subsidiaries as of December 31, 1999, and related consolidated income, changes in stockholders' equity and cash flows for the year ended December 31, 1999, together with the consolidating statements and notes thereto (all such financial statements being collectively referred to as the "PRE-CLOSING FINANCIAL STATEMENTS"), in each instance prepared on a basis consistent with prior periods and in accordance with generally accepted accounting principles;

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         (h) The Pre-Closing Financial Statements shall reflect stockholders'
equity, as of the Closing Date, of not less than Twenty-Eight Million Dollars ($28,000,000) (disregarding, however, fees and expenses of legal counsel to OHSL or Oak Hills related to the Mergers, investment banking fees paid to McDonald Investments, Inc., proxy preparation and printing expenses, change in control payments to executive officers and other expenses incurred in connection with the transactions contemplated by this Agreement or similar impact to equity as a result of the application of FASB 115);

         (i) The Pre-Closing Financial Statements shall reflect sufficient total capital and Tier 1 capital of Oak Hills to continue the institution's categorization as "well-capitalized" under the regulatory standards established by the OTS;

         (j) PFGI shall have entered into and received originally-executed agreements, in form and substance satisfactory to PFGI, with each of four senior officers of OHSL and Oak Hills, providing in substance that for a period of two
(2) years from the later of (i) the Closing Date or (ii) the termination of employment of any of such officers who become employed by PFGI or Provident Bank following the Mergers, that such individual shall not solicit the services of any of the employees and shall not, for the sale of any products or services, solicit any customers of OHSL, Oak Hills or CFSC, Inc., either directly or indirectly, as an officer, director, employee, or more than Five Percent (5%) shareholder in any other business;

         (k) PFGI shall have received written confirmation in form and substance satisfactory to it from all of the landlords of OHSL and Oak Hills that, after the Closing and the consummation of the Mergers, the terms of the agreements between OHSL or Oak Hills and their landlords, will permit continuation of activities on such leased premises as presently conducted and the operation of branches and ATMs of Provident Bank on all leased premises at which an Oak Hills branch is currently operated; and

         (l) PFGI shall have had an opportunity to have experts designated by PFGI review the computer systems, software and other operations of OHSL and Oak Hills, and PFGI shall have received confirmation from such experts, not later than October 1, 1999 and satisfactory to PFGI in its sole discretion, that all of the hardware, software and other systems owned or used by OHSL, Oak Hills and CFSC, Inc. are Year 2000 Compliant; provided, however, that if OHSL, Oak Hills or CFSC, Inc. are not Year 2000 Compliant, they shall have the opportunity to cure any identified Year 2000 Compliance deficiency not later than December 31, 1999 at a cost not to exceed Two Hundred Fifty Thousand Dollars ($250,000).

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF OHSL AND OAK HILLS. The obligations of OHSL and Oak Hills to effect the Mergers shall be subject to the satisfaction (or waiver by OHSL and Oak Hills) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by PFGI and Provident Bank in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date);

         (b) PFGI and Provident Bank shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement;

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         (c) No Injunction preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any Regulatory Agency or any other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal;

         (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Mergers by the shareholders of the parties hereto, required by law or any Regulatory Agency for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired;

         (e) PFGI shall have registered its shares of Common Stock to be issued to the OHSL shareholders with the SEC pursuant to the Securities Act and with all applicable state securities authorities; the Registration Statement shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued; and the Provident Common Shares shall have been authorized for trading on the National Market System of NASDAQ upon official notice of issuance;

         (f) OHSL and Oak Hills shall have received all documents required to be received from PFGI or Provident Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to OHSL and Oak Hills;

         (g) Since the date of this Agreement, there shall not have been any change in the financial condition, results of operations or business of PFGI, Provident Bank and their subsidiaries that would have a Material Adverse Effect on PFGI, Provident Bank or their subsidiaries; and

         (h) OHSL shall have received a copy of the opinion of PFGI's counsel, addressed to OHSL, contemplated by Section 6.1(f) hereof.


                                    ARTICLE 7

                           TERMINATION OR ABANDONMENT

         SECTION 7.1 MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of PFGI and OHSL at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Holding Company Merger by the shareholders of OHSL and PFGI shall have been previously obtained.

         SECTION 7.2 BREACH OF AGREEMENTS. In the event that there is any breach in any of the representations and warranties or a breach of any of the agreements of any party hereto, which breach is not cured within thirty (30) days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Holding Company Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

         SECTION 7.3 FAILURE OF CONDITIONS. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.2 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Holding Company Merger by the shareholders of OHSL and PFGI has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

         SECTION 7.4 REGULATORY APPROVAL DENIAL; BURDENSOME CONDITION. If any regulatory application filed pursuant to Section 5.1(a) hereof should be finally denied or disapproved by the respective Regulatory Agency, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by PFGI, as a condition for approval, shall not be deemed to be a denial or disapproval so long as PFGI diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of PFGI (hereinafter referred to as the "appeal") then the application shall be deemed denied unless PFGI prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval. PFGI may terminate this Agreement if its Board of Directors shall have reasonably determined in good faith that any of the requisite regulatory approvals imposes a Burdensome Condition, and PFGI shall deliver written notice of such determination to OHSL not later than thirty (30) days after receipt by PFGI of notice of the imposition of such Burdensome Condition from the applicable Regulatory Agency (unless an appeal of such determination is being pursued by PFGI, in which event the foregoing notice shall be given within thirty (30) days of the termination of any such appeal by PFGI or the denial of such appeal by the appropriate Regulatory Agency).

         SECTION 7.5 SHAREHOLDER APPROVAL DENIAL; WITHDRAWAL/MODIFICATION OF BOARD RECOMMENDATION. If this Agreement and the relevant transactions contemplated by this Agreement, including the Holding Company Merger, are not approved by the requisite vote of the shareholders of OHSL at the Shareholders Meeting, then either party may terminate this Agreement. PFGI may terminate this Agreement (without prejudice to any recourse it may have against OHSL) if OHSL's Board of Directors shall have withdrawn or modified in any manner adverse to PFGI its approval or recommendation of this Agreement or the Holding Company Merger, or shall have resolved or publicly announced an intention to do either of the foregoing. OHSL may terminate this Agreement (without prejudice to any recourse it may have against PFGI) if PFGI's Board of Directors shall have failed to approve this Agreement or the Holding Company Merger, or shall have withdrawn or modified in any manner adverse to OHSL its approval of this Agreement or the Holding Company Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

         SECTION 7.6 REGULATORY ENFORCEMENT MATTERS. If, prior to the Effective Time, OHSL or Oak Hills becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which might have a Material Adverse Effect on OHSL, then PFGI may terminate this Agreement. If, prior to the Effective Time, PFGI or any of its subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on PFGI, then OHSL may terminate this Agreement.

         SECTION 7.7 OUTSIDE CLOSING DATE. If the Closing Date does not occur on or prior to April 30, 2000, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to

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terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

         SECTION 7.8 REDUCTION IN PER SHARE PRICE OF PFGI COMMON. OHSL may terminate this Agreement if the average of the daily closing prices of PFGI Common Shares, as reported in the Wall Street Journal for the consecutive ten
(10) trading days during which PFGI Common Shares are traded on NASDAQ ending on the second trading day immediately prior to the Closing Date falls below Thirty Six and 60/100 Dollars ($36.60) per share.

         SECTION 7.9 TERMINATION FOR MATERIALLY IMPROVED OFFER. OHSL may terminate this Agreement by written notice to PFGI and Provident Bank in accordance with this Section if the following conditions are satisfied:

         (a) An unsolicited offer to consummate a Competing Transaction is received by the Board of Directors of OHSL at price per share (or equivalent) higher than $22.50;

         (b) the Board of Directors of OHSL determines in good faith, after taking into all other factors relevant to the OHSL shareholders and based upon the advice of its legal counsel and financial advisors that (i) the Competing Offer is materially better for the OHSL shareholders than the benefits accorded the OHSL shareholders under this Agreement, (ii) the failure to withdraw, modify or change its recommendation to approve this Agreement and the Mergers would cause the Board of Directors of OHSL to breach its fiduciary duties to OHSL's shareholders under applicable law, and (iii) the Board of Directors should accept and recommend the Competing Transaction to the shareholders of OHSL ;

         (c) OHSL proceeds to close the Competing Transaction on the terms of the unsolicited offer; and

         (d) contemporaneously with the closing of the Competing Transaction, OHSL tenders with its written notice of termination to PFGI payment in full, in immediately available funds, of the cash-out option which is provided for in the Stock Option Agreement between PFGI and OHSL referred to in Section 8.20 hereof.

         SECTION 7.10 EFFECT OF TERMINATION. A termination of this Agreement effected by written notice shall be without prejudice to the terminating party's rights to damages or to seek other recourse against one or more of the other parties hereto for any breach of this Agreement. If, however, this Agreement is terminated mutually by the parties, or if the transactions are not approved by all of the requisite Regulatory Agencies, or if a party is unable to satisfy a condition precedent to the consummation of the transactions through no fault of any party hereto, or if this Agreement is terminated as result of the application of Sections 7.8 or 7.9, then this Agreement shall be of no further force or effect and the parties shall have no further obligations to each other except for such executory obligations (such as the return of information) as expressly survive the termination of this Agreement by the terms hereof. The agreements set forth in Sections 8.2, 8.3, 8.4, 8.6 and 8.17 hereof shall survive the earlier termination of this Agreement.

                                    ARTICLE 8

                                     GENERAL

         SECTION 8.1 DISCLOSURE SCHEDULE.

         (a) OHSL and Oak Hills have delivered to PFGI and Provident Bank a disclosure schedule (the "DISCLOSURE SCHEDULE"), certified by OHSL and Oak Hills and delivered prior to the execution of this Agreement, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 2 hereof.

         (b) OHSL and Oak Hills shall update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article 2 hereof which shall have arisen between the date hereof and the Closing Date, but any exceptions or other information subsequently disclosed shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section 6.1(a) hereof shall have been satisfied.

         SECTION 8.2 CONFIDENTIAL INFORMATION. The parties acknowledge the general confidential and proprietary nature of the information which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Confidential information does not include, however, information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the information shall be used solely for the purposes contemplated by this Agreement and that such information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

         SECTION 8.3 PUBLICITY. PFGI and OHSL shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Mergers and shall not issue any news release or make any other public disclosure prior to the Effective Time without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure. Subsequent to the Effective Time, PFGI shall have the exclusive right to issue news releases and other public disclosures concerning this Agreement and the Mergers.

         SECTION 8.4 RETURN OF DOCUMENTS. Upon termination of this Agreement without the Mergers becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and shall not retain any copies, extracts or other reproductions in whole or in part of such Information.

         SECTION 8.5 NOTICES. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days




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after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

         (a)      if to PFGI:

                  Provident Financial Group, Inc.
                  One East Fourth St.
                  Cincinnati, Ohio  45202
                  Attention:  Mark E. Magee, Vice President, General Counsel
                  Facsimile: (513) 763-8069

with a copy to:

                  Keating, Muething & Klekamp, P.L.L.
                  1400 Provident Tower
                  Cincinnati, Ohio  45202
                  Attention:  Timothy B. Matthews, Esq.
                  Facsimile:  (513) 579-6457

and

         (b)      if to OHSL:

                  OHSL Financial Corp.
                  5889 Bridgetown Road
                  Cincinnati, Ohio  45248
                  Attention:  Kenneth L. Hanauer, President
                  Facsimile:  (513) 574-3322

with a copy to:

                  Dinsmore & Shohl, LLP
                  1900 Chemed Center
                  255 East Fifth Street
                  Cincinnati, Ohio  45202
                  Attention: Clifford A. Roe, Jr.
                  Facsimile: (513) 977-8141

or to such other address as any party may from time to time designate by notice to the others.

         SECTION 8.6 LIABILITIES AND EXPENSES. If this Agreement is terminated pursuant to the provisions of Article 7 hereof (except by reason of a breach of this Agreement as permitted by Section 7.2 or the failure of one party to satisfy a condition to Closing as a result of such party's actions or failure to act, as permitted by Section 7.3), no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise. If, however, this Agreement is terminated by a party pursuant to Section 7.2 by reason of a breach in any of the representations, warranties or covenants contained in this Agreement or pursuant to Section 7.3 by reason of the other party's failure to satisfy a condition to closing as a result of such party's actions or

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failure to act, then the non-breaching party shall be entitled to recover damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation, execution and performance of this Agreement and related documentation.

         SECTION 8.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall expire at the Effective Time; provided, however, that no such representation or warranty shall be deemed to be terminated or extinguished so as to deprive PFGI or OHSL (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PFGI or OHSL, the aforesaid representations and warranties being material inducements to the consummation by PFGI and OHSL of the transactions contemplated herein.

         SECTION 8.8 ENTIRE AGREEMENT. This Agreement constitute the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

         SECTION 8.9 HEADINGS AND CAPTIONS. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         SECTION 8.10 WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by written notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of OHSL and, provided, further, that after shareholder approval of this Agreement, if any such amendment or modification does not alter the amount or change the form of the Merger Consideration, no further action or approval by the shareholders of OHSL shall be required. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

         SECTION 8.11 RULES OF CONSTRUCTION. Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, (iv) words in the singular may include the plural and in the plural include the singular, and (v) "knowledge" of a party means the actual or constructive knowledge of any director or executive officer of such party or any of its subsidiaries.

         SECTION 8.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who

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executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.12.

         SECTION 8.13 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No person or entity not a party to this Agreement (other than the shareholders of OHSL, to the extent they are entitled to payment of the Merger Consideration) shall be deemed to be a third party beneficiary of this Agreement.

         SECTION 8.14 SEVERABILITY. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

         SECTION 8.15 GOVERNING LAW; ASSIGNMENT. This Agreement shall be governed by the laws of the State of Ohio, except to the extent that the DCL governs any of the Merger procedures, as to which Delaware law shall govern, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto; provided, however, that the merger or consolidation of PFGI shall not be deemed an assignment hereunder if PFGI is the surviving corporation in such merger or consolidation and the PFGI Common Shares shall thereafter continue to be publicly traded and issuable to the OHSL shareholders pursuant to the terms of this Agreement.

         SECTION 8.16 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, an aggrieved party to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

         SECTION 8.17 OBJECTIONS UNDER ANTITRUST LAWS. Each of the parties hereto shall use its diligent efforts to resolve any objections to the Mergers which may be asserted by the Department of Justice or any private party or other governmental entity under any antitrust laws or regulations.

         SECTION 8.18 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of the parties will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications that the foregoing may be contemplated), (iii) the institution or the threat of material litigation involving such party, and each agrees to keep the other promptly informed of the status of such events.

         SECTION 8.19 INTEGRATION OF OPERATIONS. Subject to applicable laws, regulations and the requirements of Regulatory Agencies, during the period from the date of this Agreement to the Effective Time, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and

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facilitate the integration of OHSL, Oak Hills and CFSC, Inc. and their operations into and with PFGI's subsidiaries and operations as rapidly and effectively as possible as of the Effective Time, including, without limitation, preparation for the integration of branch operations, management information systems, financial and accounting operations, employee compensation and benefit matters, employee training and similar matters.

         SECTION 8.20 OPTION AGREEMENT. Simultaneously with the execution of this Agreement, OHSL and PFGI shall enter into a Stock Option Agreement in form and substance satisfactory to OHSL and PFGI providing for the grant of an option to PFGI to acquire 18.4% of the number of Outstanding OHSL Shares.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                  OHSL FINANCIAL CORP.


                                  By:      /s/ Kenneth L. Hanauer
                                           -------------------------------------
                                           Kenneth L. Hanauer
                                           President and Chief Executive Officer

                                  OAK HILLS SAVINGS AND LOAN
                                  COMPANY, F.A.


                                  By:      /s/ Kenneth L. Hanauer
                                           -------------------------------------
                                           Kenneth L. Hanauer
                                           President and Chief Executive Officer

                                  PROVIDENT FINANCIAL GROUP, INC.


                                  By:       /s/ Christopher J. Carey
                                           -------------------------------------
                                            Christopher J. Carey
                                            Executive Vice President
                                            and Chief Financial Officer

                                  THE PROVIDENT BANK


                                  By:       /s/ Christopher J. Carey
                                           -------------------------------------
                                            Christopher J. Carey
                                            Executive Vice President

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT (the "Stock Option Agreement") dated as of August 2, 1999, is made between PROVIDENT FINANCIAL GROUP, INC., an Ohio corporation ("PFGI"), and OHSL FINANCIAL CORP., a Delaware corporation ("OHSL").

                                R E C I T A L S:

         PFGI and The Provident Bank, an Ohio banking corporation ("Provident") and wholly-owned subsidiary of PFGI, are entering into an Agreement and Plan of Merger (the "Merger Agreement") with OHSL and Oak Hills Savings and Loan Company, F.A., a federally-chartered savings and loan association ("Oak Hills") and wholly-owned subsidiary of OHSL, providing for the merger of OHSL with and into PFGI and the merger of Oak Hills with and into Provident.

         NOW, THEREFORE, to induce PFGI to enter into the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in the Merger Agreement, PFGI and OHSL, intending to be legally bound, do hereby agree as follows:

         1. Grant of Option. Subject to the terms and conditions set forth herein, OHSL hereby grants to PFGI the irrevocable, continuing option (the "Option") to purchase Four Hundred Fifty-Nine Thousand Four Hundred Fifty (459,450) shares (the "Optioned Shares") of OHSL common stock, $.01 par value per share ("OHSL Common Shares") (subject to adjustment as provided in Section 10 hereof and as provided in the last sentence of this Section). OHSL represents and warrants to PFGI that the aforementioned number of Optioned Shares is equal to Eighteen and Four-Tenths Percent (18.4%) of the number of issued and outstanding OHSL Shares as of the date of this Agreement without giving effect to the exercise of the Option. The Optioned Shares may be purchased in the manner set forth below at a price, payable in cash in accordance with Section 4, per OHSL Common Share of Seventeen and 30/100 Dollars ($17.30) (subject to adjustment as provided in Section 10 hereof) (the "Exercise Price"). The number of OHSL Shares for which this Option is exercisable shall at all times equal 18.4% of the number of issued and outstanding OHSL Shares at the time of exercise without giving effect to any OHSL Shares subject to or issued pursuant to the Option, and shall automatically be adjusted upwards or downwards without any action required on the part of PFGI or OHSL.

         2. Exercise of Option.

                  (a) The Option may be exercised by PFGI, in whole or in part, at any time after the Merger Agreement has been terminated, or after the Board of Directors of OHSL or Oak Hills has approved, recommended, or entered into a definitive agreement to consummate, a Competing Transaction (as such term is defined in the Merger Agreement), unless this Option Agreement has otherwise terminated by virtue of one of the events described in Section 2(c) below.

                  (b) (i) OHSL shall notify PFGI promptly in writing of the occurrence of any termination of the Merger Agreement, or any action taken by the Board of Directors of OHSL or Oak Hills to approve, recommend, or enter into a definitive agreement to consummate, a Competing Transaction, but the giving of such notice by OHSL shall not be a condition to the right of PFGI to exercise the Option and that OHSL's failure to give such notice shall have no effect on PFGI's rights hereunder.

                           (ii) As, if and when PFGI desires to exercise the
Option, PFGI shall deliver to OHSL written notice thereof, which notice shall specify the number of OHSL Common Shares to be acquired in connection with that Option exercise (the "Exercise Notice").

                           (iii) Upon the giving by PFGI to OHSL of an Exercise
Notice and the tender of the Exercise Price for OHSL Common Shares to be acquired, provided that the conditions to OHSL's obligation to issue OHSL Common Shares to PFGI hereunder set forth in Section 3 have been satisfied or waived, PFGI shall be deemed (subject to the receipt of any applicable regulatory approvals) to be the holder of record of OHSL Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of OHSL shall then be closed or that certificates representing OHSL Common Shares shall not then have been actually delivered to PFGI.

                           (iv) The closing of the purchase of OHSL Common
Shares (the "Closing") shall occur at a place, on a date, and at a time designated by PFGI in the Exercise Notice delivered at least two (2) business days prior to the date of the Closing.

                  (c) The Option shall terminate upon the earliest to occur of:

                           (i) the consummation of the merger transactions
described in the Merger Agreement;

                           (ii) the date of termination of the Merger Agreement
by the mutual written agreement of PFGI and OHSL pursuant to Section 7.1 thereof;

                           (iii) the date of termination of the Merger Agreement
pursuant to Section 7.4 of the Merger Agreement by either PFGI or OHSL as a result of the denial by a regulatory agency of a required regulatory approval;

                           (iv) the date of termination of the Merger Agreement
by PFGI pursuant to Section 7.4 thereof as a result of a burdensome condition imposed by a regulatory agency;

                           (v) twelve (12) months after the date of the
termination of the Merger Agreement by either PFGI or OHSL pursuant to Section
7.5 thereof if (A) the Merger Agreement and related transactions are not approved by the requisite vote of the shareholders of OHSL, (B) the members of OHSL's Board of Directors have neither individually nor corporately withdrawn or modified in any manner adverse to PFGI the Board of Directors' approval or recommendation of the Merger Agreement and related transactions, or have resolved or publicly announced an intention to do so, and (C) OHSL has not entered into any other agreement for the sale or disposition of Oak Hills or a sale, merger, consolidation or exchange of its equity securities with a party other than PFGI;

                           (vi) the date of termination of the Merger Agreement
by either PFGI or OHSL pursuant to Section 7.6 of the Merger Agreement as a result of a regulatory enforcement action, or twelve (12) months after such date of termination if the regulatory enforcement action occurs as a result of the action or inaction of OHSL or Oak Hills;


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



                           (vii) twelve (12) months after the termination of the
Merger Agreement by PFGI or OHSL pursuant to Section 7.7 of the Merger Agreement as a result of a failure to consummate the mergers on or before April 30, 2000;

                           (viii) eighteen (18) months following a termination
of the Merger Agreement by OHSL as a result of closing a competing offer pursuant to Section 7.9 of the Merger Agreement; and

                           (ix) thirty-six (36) months from the date of this
Stock Option Agreement.

                  (d) OHSL agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of OHSL Common Shares so that the Option may be exercised without additional authorization of OHSL Common Shares after giving effect to all other options, warrants, convertible securities and other rights to purchase OHSL Common Shares; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by OHSL; (iii) promptly to take all action as may from time to time be required in order to permit PFGI to exercise the Option and OHSL duly and effectively to issue shares of OHSL Common Shares pursuant hereto (including, without limitation, (x) complying with any premerger notification, reporting and waiting period requirements specified in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder (the "HSR Act"),
(y) complying with any federal or state banking law, prior approval of or notice to the Federal Reserve Board, Office of Thrift Supervision, or to any state regulatory authority as may be necessary as a condition to the exercise of the Option or the issuance of the Optioned Shares pursuant thereto, and (z) cooperating fully with PFGI in preparing such applications or notices and providing such information to the federal or such state regulatory authority as they may require in connection with the exercise of the Option or the issuance of Optioned Shares); and (iv) promptly to take all action provided herein to protect the rights of PFGI against dilution.

         3. Conditions to Closing. The obligation of OHSL to issue OHSL Common Shares to PFGI hereunder is subject to the conditions that:

                  (a) the waiting periods, if any, applicable to the issuance of OHSL Common Shares under the HSR Act shall have expired or been terminated, and all other required notices, filings, consents and approvals relating to this Stock Option Agreement required to be obtained prior to issuance of OHSL Common Shares shall have been given, made or obtained, except where such failure would not have a material adverse effect on OHSL or PFGI, as the case may be; and

                  (b) no preliminary or permanent injunction or other order by any court, governmental entity or regulatory agency of competent jurisdiction prohibiting or preventing such issuance shall have been issued and remain in effect.

         4. Closing. At the Closing,

                  (a) OHSL shall deliver to PFGI a single certificate in definitive form representing OHSL Common Shares to be acquired, such certificate to be registered in the name of PFGI and to bear the legend set forth in Section 11;


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



                  (b) PFGI shall deliver to OHSL the aggregate Exercise Price for OHSL Common Shares to be acquired by wire transfer of immediately available funds to an account to be designated in writing by OHSL; and

                  (c) OHSL shall pay all expenses that may be payable in respect of the preparation, issuance and delivery of stock certificates under this
Section 4.

         5. Representations and Warranties of OHSL. OHSL represents and warrants to PFGI that:

                  (a) OHSL has taken all necessary corporate action to authorize and reserve for issuance and (subject to the satisfaction of the conditions set forth in Section 3) to permit it to issue, upon exercise of the Option, and, at all times from the date hereof through the expiration of the Option will have reserved, authorized and unissued or treasury shares of OHSL common stock sufficient for the exercise of the Option;

                  (b) the Optioned Shares, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable; and

                  (c) upon delivery of OHSL Common Shares to PFGI upon the exercise of the Option, PFGI will acquire OHSL Common Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

         6. Representations and Warranties of PFGI. PFGI represents and warrants to OHSL that:

                  (a) any OHSL Common Shares acquired by PFGI upon exercise of the Option will be acquired for PFGI's own account, for investment purposes only and will not be, and the Option is not being, acquired by PFGI with a view to the public distribution of OHSL Common Shares, in violation of any applicable provision of the Securities Act of 1933 ("Securities Act"); and

                  (b) any OHSL Common Shares acquired by PFGI upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act and otherwise in accordance with this Stock Option Agreement.

         7. Certain Repurchases.

                  (a) PFGI shall have the right to require upon request, by written notice to OHSL at any time during which the Option is exercisable pursuant to Section 2 (the "Cash-Out Notice"), that OHSL either (i) repurchase the Option in consideration of OHSL's payment to PFGI of the "Cash-Out Amount" (as defined below) or (ii) repurchase the Optioned Shares in consideration of OHSL's payment to PFGI of the "Redemption Amount" (as defined below). The"Cash-Out Amount" shall mean an amount, calculated as of the date of the Cash-Out Notice, equal to the number of Optioned Shares then subject to this Option times the difference between the "Market/Offer Price" (as defined below) per OHSL Common Share and the Exercise Price. The "Redemption Amount" shall mean an amount, calculated as of the date of the Cash-Out Notice, equal to the number of Optioned Shares then held by PFGI times the Market/Offer Price per OHSL Common Share. Upon receipt of a Cash-Out Notice, OHSL (or any successor entity thereto) shall pay in cash, to the extent permitted by applicable law, either
(i) the Cash-Out Amount, in consideration for the redelivery by PFGI and cancellation without exercise of the Option as to all of the Optioned Shares then subject to this Option, or (ii) the Redemption Amount, in consideration for OHSL's repurchase of all

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



Optioned Shares then held by PFGI as a result of the exercise of the Option. For purposes of this Section 7, the "Market/Offer Price" shall mean, as of any date, the higher of: (x) Fair Market Value (as defined below) per share as of such date, (y) $22.50 per share (or such higher price per share, if applicable, offered by PFGI with respect to OHSL and not terminated or withdrawn as of such date ); or (z) the highest price per share offered by any third party as of such date pursuant to any tender or exchange offer or other public offer for OHSL Common Shares and not terminated or withdrawn as of such date (the "Offer Price"). As used herein, "Fair Market Value" shall be the average of the daily closing sales price for a share of OHSL Common Shares on the NASD National Market System during the ten (10) trading days prior to the fifth trading day immediately preceding the date such Fair Market Value is to be determined. If any consideration offered by PFGI or a third party includes any consideration other than cash, such consideration shall be valued as follows for purposes of calculating the Offer Price or Market/Offer Price: (i) any securities that are either listed on a national securities exchange (as defined under the Securities
Act) or on any designated offshore securities market (as defined in Regulation S under the Securities Act) or included in a national securities quotation system (as defined in the Securities Act) (collectively, "Listed Securities") shall be valued based on the average of the daily closing sale price of such Listed Securities for the ten (10) trading days on such national securities exchange, designated offshore securities market or national securities quotation system prior to the fifth trading day immediately preceding the date of delivery of the Cash-Out Notice; and (ii) any consideration other than cash or Listed Securities shall be valued based on the written opinion of an investment banking firm of nationally recognized reputation selected by PFGI, which firm is reasonably acceptable to OHSL. The costs and fees of such investment banking firm in connection with such valuation shall be borne equally by PFGI and OHSL.

                  (b) If PFGI exercises its right under this Section 7, OHSL shall, within ten (10) business days thereafter, pay the required amount (the Cash-Out Amount or the Redemption Amount) to PFGI in immediately available funds and PFGI shall surrender to OHSL the Option or the Optioned Shares, as the case may be. If, pursuant to the Merger Agreement, OHSL shall tender payment of the Cash-Out Amount to PFGI contemporaneously with the termination of the Merger Agreement, PFGI shall not be obligated to exercise its cash-out or redemption options pursuant to Section 7(a) above, PFGI shall be obligated either to accept and retain the Cash-Out Amount within ten (10) after receipt of such tender and promptly surrender to OHSL the Option, or return the amount tendered to OHSL, without prejudice to PFGI's right to exercise the Option, the cash-out option or the redemption option at a later date to the extent otherwise permissible under this Agreement.

         8. Restrictions on Transfer.

                  (a) OHSL Common Shares shall not be directly or indirectly, by operation of law or otherwise, sold, assigned, pledged, or otherwise disposed of or transferred, other than in accordance with Section 8(b) or Section 9.

                  (b) PFGI shall be permitted to sell, assign, transfer or dispose of any OHSL Common Shares beneficially owned by it if such sale is made:
(i) pursuant to a transaction that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of OHSL, by a majority of the members of the Board of Directors of OHSL, which majority shall include a majority of directors who were directors prior to the announcement of such transaction; or (ii) to any purchaser or transferee who would not, to PFGI's knowledge after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than five percent (5%) of OHSL Common Shares on a fully diluted basis.

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




         9. Registration Rights.

                  (a) On or prior to the second anniversary of the exercise of the Option, PFGI may by written notice (the "Registration Notice") to OHSL request OHSL to register under the Securities Act all or any part of OHSL Common Shares beneficially owned by PFGI (the ("Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering, in which PFGI and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any group (as used in Rule 13d-5 under the Securities Exchange Act of 1934 (the "Exchange Act")) and its affiliates from purchasing through such offering OHSL Common Shares representing more than five percent (5%) of the outstanding shares of OHSL common stock on a fully diluted basis (excluding any OHSL Common Shares held by a subsidiary of OHSL) (a "Permitted Offering").

                  (b) The Registration Notice shall include a certificate executed by PFGI and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that

                           (i) they have a good faith intention promptly to
commence a Permitted Offering, and

                           (ii) the Manager in good faith believes that, based
on the then-prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least eighty percent (80%) of the then Fair Market Value of such shares.

                  (c) OHSL (and/or any person designated by OHSL) shall thereupon have the option exercisable by written notice delivered to the PFGI within ten (10) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of: (i) the number of Registrable Securities to be so purchased by OHSL; and (ii) the then Fair Market Value of such shares.

                  (d) Any purchase of Registrable Securities by OHSL (or its designee) under Section 9(c) shall take place at a closing to be held at the principal executive offices of OHSL or at the offices of its counsel at any reasonable date and time designated by OHSL and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

                  (e) If OHSL does not elect to exercise its option pursuant to this Section 9 with respect to all Registrable Securities, it shall use its reasonable efforts to effect, as promptly as reasonably practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that

                           (i) PFGI shall not be entitled to more than an
aggregate of two (2) effective registration statements hereunder, and

                           (ii) OHSL will not be required to file any such
registration statement during any period of time (not to exceed one hundred eighty (180) days after such request) when:


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



                                    (A) OHSL is in possession of material
non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to OHSL, such information would have to be disclosed if a registration statement were filed at that time;

                                    (B) OHSL is required under the Securities
Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                                    (C) OHSL determines, in its reasonable
judgment, that such registration would interfere with any financing, acquisition or other material transaction involving OHSL or any of its affiliates.

                  (f) OHSL shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 9 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as PFGI may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that OHSL shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                  (g) The registration rights set forth in this Section 9 are subject to the condition that PFGI shall provide OHSL with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for OHSL, is necessary to enable OHSL to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                  (h) A registration effected under this Section 9 shall be effected at OHSL's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to PFGI, and OHSL shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

                  (i) In connection with any registration effected under this
Section 9, the parties agree

                           (i) to indemnify each other and the underwriters in
the customary manner,

                           (ii) to enter into an underwriting agreement in form
and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and

                           (iii) to take further reasonable actions which are
necessary to effect such registration and sale.

                  (j) OHSL shall be entitled to include (at its expense) additional shares of OHSL common stock in a registration effected pursuant to this Section 9 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

         10. Adjustment upon Changes in Capitalization. Without limitation to any restriction on OHSL contained in this Stock Option Agreement or in the Merger Agreement, in the event of any change in OHSL common stock by reason of stock dividends, splitups, mergers (other than the mergers contemplated by the

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



Merger Agreement), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately and proper provision will be made in the agreements governing such transaction, so that PFGI will receive upon exercise of the Option the number and class of shares or other securities or property that PFGI would have received in respect of OHSL Common Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         11. Restrictive Legends. Each certificate representing OHSL Common Shares issued to the PFGI hereunder shall include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF AUGUST 2, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

         It is understood and agreed that:

                           (i) the reference to the resale restrictions of the
Securities Act and state securities or Blue Sky laws in the above legend shall be removed by delivery of substitute certificate(s) without such reference, if OHSL shall have delivered to PFGI a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to PFGI, to the effect that such legend is not required for purposes of the Securities Act or such laws;

                           (ii) the reference to the provisions to this Stock
Option Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Stock Option Agreement and under circumstances that do not require the retention of such reference; and

                           (iii) the legend shall be removed in its entirety if
the conditions in the preceding clauses (i) and (ii) are both satisfied.

                  In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 11.

         12. Binding Effect; No Third Party Beneficiaries.

                  (a) This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns.

                  (b) Nothing contained in this Stock Option Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective assigns any rights or remedies hereunder.

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



                  (c) Any OHSL Common Shares sold by PFGI in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Stock Option Agreement.

         13. Specific Performance. The parties hereto agree that irreparable harm would occur if any of the provisions of this Stock Option Agreement were not performed in accordance with their specified terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Stock Option Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         14. Validity.

                  (a) The invalidity or unenforceability of any provision of this Stock Option agreement shall not affect the validity or enforceability of the other provisions of this Stock Option Agreement, which shall remain in full force and effect.

                  (b) If any court or other competent authority holds any provision of this Stock Option Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Stock Option Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

                  (c) The validity of this Stock Option Agreement shall not be affected by the invalidity of the Merger Agreement, or any provision thereof, nor shall the invalidity of this Stock Option Agreement, or any provision hereof, affect the validity of the Merger Agreement. Nothing contained in this Stock Option Agreement shall be deemed to authorize either OHSL or PFGI to breach any provision of the Merger Agreement.

         15. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

         (i)      if to PFGI:

                  Provident Financial Group, Inc.
                  One East Fourth St.
                  Cincinnati, Ohio  45202
                  Attention:  Mark E. Magee, Vice President, General Counsel
                  Facsimile: (513) 763-8069


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with a copy to:

                  Keating, Muething & Klekamp, P.L.L.
                  1400 Provident Tower
                  Cincinnati, Ohio  45202
                  Attention:  Timothy B. Matthews, Esq.
                  Facsimile:  (513) 579-6457

and

         (b)      if to OHSL:

                  OHSL Financial Corp.
                  6581 Harrison Avenue
                  Cincinnati, Ohio  45247
                  Attention:  Kenneth L. Hanauer, President
                  Facsimile:  (513) 547-5703

with a copy to:

                  Dinsmore & Shohl, LLP
                  1900 Chemed Center
                  255 East Fifth Street
                  Cincinnati, Ohio  45202
                  Attention: Clifford A. Roe, Jr.
                  Facsimile: (513) 977-8141

or to such other address as any party may from time to time designate by notice to the others.

         16. Governing Law. This Stock Option Agreement shall be governed in all respects, including validity, interpretation and effect by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. Each party hereby irrevocably consents to the jurisdiction of the federal district court for the Southern District of Ohio over any suit, action or other proceeding initiated to enforce or to interpret this Stock Option Agreement. Neither party shall object to the venue of any such suit, action or other proceeding in such court on forum non conveniens or any other ground.

         17. Interpretation.

                  (a) When reference is made in this Stock Option Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit of this Stock Option Agreement, as the case may be, unless otherwise indicated.

                  (b) The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Stock Option Agreement.


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


                  (c) Whenever the words "include," "includes," or "including" are used in this Stock Option Agreement and are not followed by the words "without limitation," they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Stock Option Agreement shall refer to this Stock Option Agreement as a whole and not to any particular provision of this Stock Option Agreement.

         18. Counterparts; Effect. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and each of which shall only become effective when one or more counterparts have been signed by each party and delivered to the other party.

         19. Amendments; Waiver. This Stock Option Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived but, in the case of an amendment, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

         20. Loss or Mutilation. Upon receipt by OHSL of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Stock Option Agreement, if mutilated, OHSL will execute and deliver a new Stock Option Agreement of like tenor and date.

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Option Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                OHSL FINANCIAL CORP.



                                By:     /s/ Kenneth L. Hanauer
                                        ----------------------------------------
                                         Kenneth L. Hanauer
                                         President and Chief Executive Officer


                                PROVIDENT FINANCIAL GROUP, INC.



                                By:     /s/ Christopher J. Carey
                                        ----------------------------------------
                                         Christopher J. Carey
                                         Executive Vice President and
                                         Chief Financial Officer

                                     ANNEX C
                                                      McDONALD
                                                    INVESTMENTS


                                                    McDONALD INVESTMENTS INC.
                                                    800 Superior Avenue
                                                    Cleveland, Ohio 44114-2603


                                                 September 3, 1999

Board of Directors
OHSL Financial Corp.
6581 Harrison Road
Cincinnati, Ohio 45247

Attention:        Mr. Kenneth L. Hanauer
                  President & Chief Executive Officer

Gentlemen:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, par value $0.01 per share ("OHSL Common Shares"), of OHSL Financial Corp. ("OHSL"), of the Exchange Ratio, as set forth in Section 1.6 (a) of the Agreement and Plan of Merger dated as of August 3, 1999 (the "Agreement"), among OHSL, Oak Hills Savings and Loan Company, FA, Provident Financial Group, Inc. ("PFGI"), and The Provident Bank.

         The Agreement provides for the merger (the "Merger") of OHSL with and into PFGI, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of OHSL Common Shares will be exchanged for the right to receive a certain number of shares (the "Exchange Ratio") of the common stock, without par value, of PFGI ("PFGI Common Shares") equal to $22.50, subject to adjustment, as set forth in Section 1.6 (a) of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

         McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of business and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         We have acted as OHSL's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

         (i) Reviewed OHSL's Annual Reports to Shareholders and Annual Reports on Form 10- K for each of the years ended December 31, 1998, December 31, 1997 and December

                  31, 1996, including the audited financial statements contained therein, and OHSL's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

         (ii) Reviewed PFGI's Annual Reports to Shareholders and Annual Reports on Form 10- K for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, including the audited financial statements contained therein, and PFGI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

         (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of OHSL and PFGI provided to us or publicly available;

         (iv) Participated in meetings and telephone conferences with members of senior management of OHSL and PFGI concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

         (v) Reviewed certain stock market information for OHSL Common Shares and PFGI Common Shares, and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vi) Compared the results of operations and financial condition of OHSL and PFGI with that of certain companies, which we deemed to be relevant for purposes of this opinion;

         (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

         (viii) Reviewed the Agreement dated August 3, 1999 and certain related documents; and

         (ix) Performed such other reviews and analyses as we have deemed appropriate.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of OHSL and PFGI contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either OHSL or PFGI, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either OHSL or PFGI. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of OHSL and PFGI, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of OHSL and PFGI, as to the future performance of OHSL, PFGI, and OHSL and PFGI combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions of which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of OHSL Common Shares, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

         We will receive a fee for our services as financial advisor to OHSL, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion. In the past, we have also provided certain other investment banking services for PFGI and have received customary compensation for such services.

         In the ordinary course of business, we may actively trade securities of OHSL and PFGI for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of OHSL Common Shares, and does not address the underlying business decision by OHSL's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any OHSL shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of OHSL Common Shares or PFGI Common Shares may be at the Effective Time of the Merger or as to the prospects of OHSL's business or PFGI's business.

         This opinion is directed to the Board of Directors of OHSL and may not be reproduced, summarized, described or referred to or given to any other person without prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of OHSL Common Shares in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our action, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of OHSL Common Shares from a financial point of view.

                                                     Very truly yours,


                                                     McDONALD INVESTMENTS, INC.